Exhibit 10.1
Execution Version

______________________________________________________________________________
LOAN AND SECURITY AGREEMENT
Dated as of June 27, 2025
______________________________________________________________________________
COMMERCIAL VEHICLE GROUP, INC.,
as a Borrower,

CERTAIN SUBSIDIARIES PARTY HERETO,
as Borrowers and Guarantors,

CERTAIN FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders

and
TCW ASSET MANAGEMENT COMPANY LLC,
as Agent
______________________________________________________________________________
TCW ASSET MANAGEMENT COMPANY LLC,
as Sole Lead Arranger and Sole Bookrunner
______________________________________________________________________________

Page

1.1    Definitions    1
1.2    Accounting Terms    47
1.3    Uniform Commercial Code    49
1.4    Certain Matters of Construction    49
1.5    Division    50
1.6    Currency Equivalents    50
1.7    Luxembourg Terms    51
1.8    Czech Terms    52
SECTION 2.    CREDIT FACILITIES    53
2.1    Term Commitment    53
SECTION 3.    INTEREST, FEES AND CHARGES    54
3.1    Interest    54
3.2    Fees    56
3.3    Computation of Interest, Fees, Yield Protection    56
3.4    Reimbursement Obligations    57
3.5    Illegality    57
3.6    Inability to Determine Rates    57
3.7    Increased Costs; Capital Adequacy    59
3.8    Mitigation    60
3.9    Funding Losses    60
3.10    Maximum Interest    60
SECTION 4.    LOAN ADMINISTRATION    60
4.1    [Reserved]    60
4.2    Defaulting Lender    61
4.3    Number and Amount of Interest Period Loans; Determination of Rate    61
4.4    Borrower Agent    62
4.5    One Obligation    62
4.6    Effect of Termination    62
SECTION 5.    PAYMENTS    62
5.1    General Payment Provisions    62
5.2    Repayment of the Term Loan    63
5.3    Payment of Other Obligations    65
5.4    Marshaling; Payments Set Aside    65

-i-

(continued)
Page

5.5    Application and Allocation of Payments    66
5.6    [Reserved]    66
5.7    Account Stated    67
5.8    Taxes    67
5.9    Lender Tax Information    68
5.10    Nature and Extent of Each Borrower's Liability    70
SECTION 6.    CONDITIONS PRECEDENT    72
6.1    Conditions Precedent to Term Loan    72
SECTION 7.    COLLATERAL    75
7.1    Grant of Security Interest    75
7.2    Lien on Deposit Accounts; Cash Collateral    76
7.3    [Reserved]    77
7.4    Pledged Equity Interests and Pledged Debt Instruments    77
7.5    Miscellaneous Collateral Provisions    79
SECTION 8.    COLLATERAL ADMINISTRATION    80
8.1    [Reserved]    80
8.2    Accounts    80
8.3    Inventory    80
8.4    Equipment    80
8.5    Deposit Accounts    80
8.6    General Provisions    81
8.7    Power of Attorney; Irrevocable Proxy    82
8.8    Intellectual Property    83
8.9    Titled Collateral    83
SECTION 9.    REPRESENTATIONS AND WARRANTIES    84
9.1    General Representations and Warranties    84
9.2    Complete Disclosure    90
SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS    90
10.1    Affirmative Covenants    90
10.2    Negative Covenants    98
10.3    Financial Covenants    107
SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT    109
11.1    Events of Default    109

-ii-

(continued)
Page

11.2    Remedies upon Default    111
11.3    License    112
11.4    Setoff    112
11.5    Remedies Cumulative; No Waiver    112
SECTION 12.    AGENT    112
12.1    Appointment, Authority and Duties of Agent    112
12.2    Agreements Regarding Collateral and Borrower Materials    117
12.3    Reliance By Agent    118
12.4    Collateral Matters    118
12.5    Ratable Sharing    119
12.6    Indemnification    119
12.7    Limitation on Responsibilities of Agent    120
12.8    Successor Agent and Co-Agents    120
12.9    Due Diligence and Non-Reliance    120
12.10    Remittance of Payments and Collections    121
12.11    Individual Capacities    122
12.12    Titles    122
12.13    Certain ERISA Matters    122
12.14    [Reserved]    123
12.15    No Third Party Beneficiaries    123
SECTION 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS    123
13.1    Successors and Assigns    123
13.2    Participations    123
13.3    Assignments    124
13.4    Replacement of Certain Lenders    125
SECTION 14.    MISCELLANEOUS    125
14.1    Consents, Amendments and Waivers    125
14.2    Indemnity    126
14.3    Notices and Communications    126
14.4    Performance of Borrowers' Obligations    127
14.5    [Reserved]    128
14.6    Severability    128

-iii-

(continued)
Page

14.7    Cumulative Effect; Conflict of Terms    128
14.8    Execution; Electronic Records    128
14.9    Entire Agreement    128
14.10    Relationship with Lenders    128
14.11    No Advisory or Fiduciary Responsibility    129
14.12    Confidentiality    129
14.13    [Reserved]    130
14.14    GOVERNING LAW    130
14.15    Consent to Forum    130
14.16    Waivers by Obligors    131
14.17    [Reserved]    131
14.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    131
14.19    Patriot Act Notice    132
14.20    NO ORAL AGREEMENT    132
SECTION 15.    CONTINUING GUARANTY    132
15.1    Continuing Guaranty    132
15.2    Rights of Lenders    133
15.3    Certain Waivers    133
15.4    Obligations Independent    133
15.5    Subrogation    134
15.6    Termination; Reinstatement    134
15.7    Subordination    134
15.8    Stay of Acceleration    134
15.9    Condition of Obligors    134
15.10    [Reserved]    134
15.11    Limitation of Guaranty    134
15.12    Czech Guaranty Limitation    135

-iv-

LIST OF EXHIBITS AND SCHEDULES
Exhibit A        Form of Assignment and Assumption
Exhibit B        Form of Joinder Agreement
Exhibit C        Form of Solvency Certificate
Exhibit D         Form of Notice of Borrowing
Exhibit E        Form of Notice of Conversion/Continuation

Schedule 1.1(a)    Agent’s Office; Certain Addresses for Notices
Schedule 1.1(b)    Term Loan Commitments and Applicable Percentages
Schedule 7.4.1        Pledged Interests
Schedule 7.4.3        Pledged Debt
Schedule 8.5        Deposit Accounts and Securities Accounts
Schedule 8.6.1        Business Locations
Schedule 9.1.4        Names and Capital Structure
Schedule 9.1.11        Intellectual Property and Licenses
Schedule 9.1.14        Environmental Matters
Schedule 9.1.15        Restrictive Agreements
Schedule 9.1.16        Litigation
Schedule 9.1.18        Pension Plan Disclosures
Schedule 9.1.20        Labor Contracts
Schedule 10.1.18    Post-Closing Obligations
Schedule 10.1.2(q)    Key Performance Indicators
Schedule 10.2.1        Existing Debt
Schedule 10.2.2        Existing Liens
Schedule 10.2.5        Existing Investments
Schedule 10.2.13    Existing Restrictive Agreements
Schedule 10.2.16    Existing Affiliate Transactions
Schedule 11.1        Events not Constituting an Event of Default

-v-

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is dated as of June 27, 2025 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, this "Agreement") among COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (“CVG” and a “Borrower”; and together with the other Obligors identified on the signature pages hereto or joined hereto from time to time as a Borrower, each individually a “Borrower” and collectively, the “Borrowers”), the Obligors identified on the signature pages hereto or joined hereto from time to time as a Guarantor (each a “Guarantor” and collectively, the “Guarantors”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), TCW ASSET MANAGEMENT COMPANY LLC ("TCW"), as agent and security trustee for the Lenders (in such capacity, "Agent"), and TCW as sole lead arranger (the “Arranger”) and sole book runner for the Lenders.
R E C I T A L S:
Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1Definitions. As used herein, the following terms have the meanings set forth below:
AAA: as defined in Section 14.15.3.
ABL Priority Collateral: as defined in the Intercreditor Agreement.
Acquisition: a transaction or a series of related transactions resulting in (a) acquisition of a business, line of business, division or substantially all assets of another Person; or (b) record or beneficial ownership of a majority of the voting Equity Interests of, or Control of, another Person.
Acquisition Consideration: with respect to any Acquisition, the sum of (a) all cash consideration paid or payable in connection with such Acquisition (including the reasonably determined maximum amount of all payments in respect of deferred payment obligations, purchase price adjustments, Earn Out Obligations and similar contingent obligations), (b) the principal amount of all Debt assumed in connection with an Acquisition and (c) all fees, costs and expenses payable in connection with such Acquisition.
Affected Financial Institution: any EEA Financial Institution or UK Financial Institution.
Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.
Agent: as defined in the preamble hereto.
Agent Indemnitees: Agent and its officers, directors, employees, Affiliates and Agent Professionals.
[Signature Page to Loan and Security Agreement]

Agent’s Liens: means the Liens granted by each Obligor to the Agent under the Loan Documents and securing the Obligations.
Agent Professionals: attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent.
Agreement: as defined in the preamble hereto.
Agreement Currency: as defined in Section 1.6.2.
Allocable Amount: as defined in Section 5.10.3(b).
Anti-Corruption Law: any law relating to bribery or corruption, including the US Foreign Corrupt Practices Act of 1977, Bribery Act 2010 (UK) and Patriot Act.
Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act and UK Anti-Money Laundering and Anti-Terrorism Legislation.
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
Applicable Margin: for any date of determination, with respect to any Term SOFR Loans or Base Rate Loans, as the case may be:
(a)From the Closing Date until receipt by the Agent of the quarterly financial statements and a certificate of a Responsible Officer of the Borrower Agent for the fiscal quarter ending December 31, 2025 in accordance with Sections 10.1.2(b) and 10.1.2(d) (the “Initial Applicable Margin Period”), the relevant Applicable Margin shall be set at Level III in the table below.
(b)After the Initial Applicable Margin Period, the relevant Applicable Margin shall be set at the respective level indicated below based upon the Consolidated Total Leverage Ratio set forth opposite thereto, which ratio shall be calculated as of the end of the most recent 4 consecutive fiscal quarter period of the Borrower Agent and its Subsidiaries for which quarterly financial statements and a certificate of a Responsible Officer of the Borrower Agent are received by the Agent and the Lenders in accordance with Sections 10.1.2(b) and 10.1.2(d):

Level	Consolidated Total Leverage Ratio	Base Rate Loans	Term SOFR Loans
I	Greater than or equal to 6.25 to 1:00	11.75%	10.75%
II	Less than 6.25 to 1:00 and equal to or greater than 5.25 to 1:00	11.25%	10.25%
III	Less than 5.25 to 1:00 and equal to or greater than 4.25 to 1:00	10.75%	9.75%
IV	Less than 4.25 to 1:00 and equal to or greater than 3.50 to 1:00	10.25%	9.25%
V	Less than 3.50 to 1.00	9.75%	8.75%

(c)    Subject to clause (d) below, the adjustment of the Applicable Margin (if any) will occur two Business Days after the date the Agent receives the quarterly financial statements and a certificate of a Responsible Officer of the Borrower Agent in accordance with Sections 10.1.2(b) and 10.1.2(d).
(d)    Notwithstanding the foregoing:
(i)    the Applicable Margin shall be set at Level I in the table above (A) upon the occurrence and during the continuation of a Default or Event of Default, or (B) if for any period, the Agent does not receive the financial statements and certificates described in clause (c) above, for the period commencing on the date such financial statements and certificate were required to be delivered through the date on which such financial statements and certificate are actually received by the Agent and the Lenders; and
(ii)    in the event that any financial statement or certificate described in clause (c) above is inaccurate (regardless of whether this Agreement or any Term Loan Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any fiscal period, then the Applicable Margin for such fiscal period shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such inaccurate financial statement or certificate) to reflect the correct Applicable Margin, and the Borrowers shall promptly make payments to the Agent and the Lenders to reflect such adjustment.
Applicable Premium:
(a)as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (b), (c) or (d) of the definition thereof:
(i)during the period from and after the first anniversary of the Closing Date up to and including the date that is the second anniversary of the Closing Date (the “First Period”), an amount equal to 104% times the sum of the aggregate amount of all Obligations (other than the Applicable Premium) outstanding on the date of such Applicable Premium Trigger Event;
(ii)during the period after the First Period up to and including the date that is the third anniversary of the Closing Date (the “Second Period”), an amount equal to 102% times the sum of the aggregate amount of all Obligations (other than the Applicable Premium) outstanding on the date of such Applicable Premium Trigger Event; and
(iii)thereafter, zero;
(b)    as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (a) of the definition thereof:
(i)    during the First Period, an amount equal to 104% times the amount of the Obligations (other than the Applicable Premium) being paid on such date;
(ii)    during the Second Period, an amount equal to 102% times the amount of the Obligations (other than the Applicable Premium) being paid on such date; and
(iii)    thereafter, zero; and
(c)as of the date of the occurrence of any Applicable Premium Trigger Event on or before the first anniversary of the Closing Date, an amount equal to (i) the difference between (A) the aggregate amount of interest (including interest payable in cash, in kind or deferred) which would have otherwise been payable on the amount of the principal prepayment or commitment reduction (assuming the full commitment amount has been drawn) from the date of prepayment or reduction until the first anniversary of the Closing Date, minus (B) the aggregate amount of interest Lenders would earn if the prepaid or reduced principal amount were reinvested for the period from the date of prepayment or reduction until the first anniversary of the Closing Date at the Treasury Rate plus (ii) an amount equal to the Applicable Premium that would otherwise be payable as if such prepayment had occurred on the day after the first anniversary of the Closing Date.
Applicable Premium Trigger Event:
(a)    any payment by any Obligor of all, or any part, of the principal balance of any Term Loan for any reason (including, without limitation, any optional prepayment or mandatory prepayment (other than (i) any payment of principal made pursuant to Section 5.2.1 and (ii) any mandatory prepayment made pursuant to Section 5.2.3(a) or Section 5.2.3(d)), whether before or after (A) the occurrence of an Event of Default, or (B) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;
(b)    the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 11.2, including as a result of the commencement of an Insolvency Proceeding;
(d)    the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or
(d)(e)    the termination of this Agreement for any reason.

Appropriate Lender: at any time, with respect to any Term Loan Commitments, a Lender that has a Term Commitment or holds a Term Loan in respect of such Term Loan Commitments at such time.
Approved Fund: any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.
Approved Locations: as defined in Section 8.6.1.
Arbitration Rules: as defined in Section 14.15.3.
Article 55 BRRD: means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of the Borrower Agent or any Subsidiary, including an Involuntary Disposition, an Equity Issuance and a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
Assignment and Assumption: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.
Assignment of Claims Act: 31 USC. §3727 (Assignment of Claims) and 41 USC. §15 (Transfers of Contracts/Assignments of Claims; Assignee Not Subject to Reduction or Setoff).
Audited Financial Statements: the audited Consolidated balance sheet of the Borrower Agent and its Subsidiaries for the Fiscal Year ended December 30, 2024 and the related Consolidated statements of operations, statements of comprehensive income (or loss), stockholders’ equity and cash flows for such Fiscal Year, including the notes thereto.
Available Tenor: means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.6.2.
Average Liquidity: with respect to any period, the sum of the aggregate amount of Liquidity for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.
Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
Bail-In Legislation: means (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; (b) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and (c) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bankruptcy Code: Title 11 of the United States Code, as amended.
Base Rate: for any period, the greatest of (a) 3.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) Term SOFR (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective.
Base Rate Term SOFR Determination Day: has the meaning specified therefor in the definition of “Term SOFR”.
Base Rate Loan or Base Rate Term Loan: each portion of a Loan that bears interest at a rate determined by reference to the Base Rate.
Benchmark: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.6.2.
Benchmark Replacement: with respect to any Benchmark Transition Event: the sum of: (a) the alternate benchmark rate that has been selected by the Agent in consultation with the Borrower Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent in consultation with the Borrower Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time; provided, that any such Benchmark Replacement Adjustment shall be administratively feasible as determined by the Agent in its reasonable discretion.

Benchmark Replacement Conforming Changes: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Benchmark Replacement Date: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

     Benchmark Transition Start Date: in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6.2.
Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance satisfactory to Agent.
Beneficial Ownership Regulation: 31 C.F.R. §1010.230.
Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.
Borrowed Money: with respect to any Obligor, without duplication, the Debt of such Obligor and its Subsidiaries as described in clauses (a), (b), (c), (d), (g), (i) (but only in respect of letters of credit, bankers acceptances, bank guaranties, and surety bonds, and only to the extent that any letter of credit, bankers acceptance, bank guarantee or surety bond has been drawn and not reimbursed), (k) (solely to the extent the liability on account thereof is required under GAAP to be reflected as a liability on the consolidated balance sheet of Borrower Agent and its Subsidiaries) and (l) of the definition of Debt.
Borrower or Borrowers: as defined in the preamble hereto.

Borrower Agent: as defined in Section 4.4.
Borrower Materials: Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents, as well as Reports and other information provided by Agent to Lenders in connection with the credit facility established by this Agreement.
Borrowing: a Term Loan made or converted on the same day, with the same interest option and, if applicable, Interest Period.
Business Day: (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, SOFR Loans, any U.S. Government Securities Business Day.
Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.
Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to, with respect to any inchoate, contingent or other Obligations (including fees, expenses and indemnification obligations), Agent's good faith estimate of the amount due or to become due. "Cash Collateralization" and “Cash Collateralize” have correlative meanings.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within twelve (12) months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within twelve (12) months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) above and entered into with any bank meeting the qualifications specified in clause (b) above; (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine (9) months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c), and (d) above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) in the case of any Foreign Subsidiary, (i) investments of the type and (to the extent applicable) maturity described in clauses (a) through (e) above of (or maintained with) a comparable foreign obligor, which investments or obligors (or the parent thereof) have ratings described in clause (b) or (c) above, if applicable, or equivalent ratings from comparable foreign rating agencies, or (ii) investments of the type and maturity (to the extent applicable) described in clauses (a) through (e) above of (or maintained with) foreign obligors (or the parent thereof), which investments or obligors (or the parents thereof) are not rated as provided in such clauses or in clause (f)(i) above but which are, in the reasonable judgment of the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors).

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 USC. § 9601 et seq.).
CFC: a “controlled foreign corporation” as defined in Section 957 of the Code.
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that "Change in Law" shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) including CRR or any other Governmental Authority.
Change of Control: (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35)% of the equity securities of the Borrower Agent entitled to vote for members of the board of directors or other equivalent governing body of the Borrower Agent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right), or (b) Borrower Agent ceases to own, directly or indirectly, 100% of the equity securities of each Subsidiary entitled to vote for members of the board of directors or other equivalent governing body of such Subsidiary on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right).
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or exit of Agent or any Lender) incurred by or asserted against any Indemnitee by an Obligor or other Person, relating to any (a) a Loan, a Loan Document, Borrower Materials or related transaction, (b) action taken or omitted in connection with this credit facility, (c) existence or perfection of Liens or realization on Collateral, (d) exercise of rights or remedies under a Loan Document or Applicable Law, (e) failure by an Obligor to perform or observe any term of a Loan Document, or (f) reliance by an Indemnitee on an electronic signature, record or Communication, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an appeal or Insolvency Proceeding), whether or not an Indemnitee or Obligor is a party
Closing Date: as defined in Section 6.1.
Code: the Internal Revenue Code of 1986.
Collateral: all Property described in Section 7.1 that secures the Obligations or any Guarantor’s Guarantor Obligations, all Property described in any Security Documents as security for any Obligations or any Guarantor’s Guarantor Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations or any Guarantor’s Guarantor Obligations..
Commodity Exchange Act: the Commodity Exchange Act (7 USC. § 1 et seq.).
Common Stock: (a) the common stock of the Borrower Agent (which, for the avoidance of doubt, shall be Qualified Capital Stock of the Borrower Agent), par value $0.01 per share, and (b) any other Qualified Capital Stock of the Borrower Agent.
Communication: any notice, request, election, representation, certificate, report, disclosure, statement, authorization, approval, consent, waiver, document, amendment or transmittal of information of any kind in connection with a Loan Document, including any Borrower Materials or Modification of a Loan Document.
Company Cash: the aggregate amount of unrestricted (other than restrictions in favor of the Agent and the Revolving Agent) cash and Cash Equivalents of the Credit Parties and their Subsidiaries on a consolidated basis that is maintained in accounts subject to the perfected Lien of the Agent pursuant to a Control Agreement.
Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower Agent, on behalf of the Obligors, certifies (a) compliance with Section 10.3, (b) that no Default or Event of Default has occurred and (c) that no Obligor has changed its name or jurisdiction of organization except as disclosed in writing in such certificate or a prior certificate.
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated) or are franchise or branch profits Taxes.
Consolidated: when used with reference to financial statements or financial statement items of the Borrower Agent and its Subsidiaries or any other Person, as applicable, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
Consolidated Capital Expenditures: all liabilities incurred or expenditures made by the Borrower Agent and its Subsidiaries for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.
Consolidated EBITDA: for any period, for the Borrower Agent and its Subsidiaries on a Consolidated basis, an amount equal to:
(a) Consolidated Net Income for such period; plus
(b) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income for such period:
(i) interest expense;
(ii) provision for income taxes;
(iii) depreciation and amortization expense (excluding any depreciation and amortization expense relating to right of use assets for operating leases);

(iv) losses arising from the sale of capital assets;
(v) non-cash losses, charges and expenses (other than write-downs or write-offs in respect of Accounts or Inventory);
(vi) reasonable and customary fees, expenses, premiums and other charges in connection with the issuance or repayment of Debt, the issuance of Equity Interests, any refinancing transaction, amendment or other modification of any debt instrument, the making of any Investment or any non-ordinary course asset sale; provided, however, that with respect to transactions that are not consummated, the aggregate amount added back pursuant to this clause (vi) shall not exceed two and one-half of one percent (2.5%) of Consolidated EBITDA for such period (calculated before giving effect to any add-backs described in this clause (b)(vi) for such period);
(vii) costs and expenses in connection with the termination of the Existing Credit Agreement;
(viii) severance costs and expenses to the extent paid in cash; provided, that, the aggregate amount added back pursuant to this clause (b)(viii) and clause (b)(x) shall not exceed (A) $6,000,000 in the aggregate for the period commencing on the Closing Date and ending March 31, 2026 (provided, in the event that the Obligors intend to incur additional severance costs and expenses in such period in excess of $6,000,000, the Borrower Agent shall submit a proposal to the Agent to increase the aggregate amount added back pursuant to this clause and clause (b)(x), which proposal may be accepted or rejected by the Agent in its sole discretion), and (B) thereafter, $4,000,000 in the aggregate;
(ix) any cash and non-cash losses resulting from mark-to-market accounting of Hedging Agreements;
(x) the amount of any restructuring charge or reserve, integration cost or other business optimization expense, retention, non-recurring charges or expenses, recruiting, relocation and signing bonuses and expenses, systems establishment costs, costs associated with office and facilities opening, closing and consolidating, transaction fees and expenses; provided, that, (A) all such charges, reserves, bonuses, fees, costs and expenses are reasonably identifiable, factually supportable, and described in a reasonably detailed statement or schedule certified by a Responsible Officer of the Borrower Agent, and (B) the aggregate amount added back pursuant to this clause (b)(x) and clause (b)(viii) shall not exceed (1) $6,000,000 in the aggregate for the period commencing on the Closing Date and ending March 31, 2026 (provided, in the event that the Obligors intend to incur additional severance costs and expenses in such period in excess of $6,000,000, the Borrower Agent shall submit a proposal to the Agent to increase the aggregate amount added back pursuant to this clause and clause (b)(viii), which proposal may be accepted or rejected by the Agent in its sole discretion), and (2) thereafter, $4,000,000 in the aggregate;
(xi) fees, costs, charges and expenses incurred in connection with the preparation, negotiation, approval, execution and delivery of (A) this Agreement, any Loan Document, any Revolving Loan Document and the transactions relating hereto and thereto, including all transaction fees, costs, charges and expenses incurred within one hundred twenty (120) days following the Closing Date, in an aggregate amount for all such fees, costs, charges and expenses during the term of this Agreement not to exceed a reasonable amount supported by documentation and reasonably acceptable to the Agent, and (B) any amendments, restatements, waivers, supplements or other modifications to this Agreement, any Loan Document or any Revolving Loan Document;
(xii) the amount of any cash payments in connection with the settlement or other out-of-court agreement, or payment of any judgment, in each case, arising in connection with litigation matters pending against the Borrower Agent, along with associated legal fees, costs and expenses paid in connection therewith, in an aggregate amount in any period not to exceed $1,000,000; and
(xiii) unusual and infrequent losses, provided that the aggregate amount added back pursuant to this clause (b)(xiii) shall not exceed $1,500,000 in the aggregate for any period; minus
(c) the following, without duplication, to the extent included in calculating such Consolidated Net Income for such period:
(i) gains arising from the sale of capital assets;
(ii) gains arising from the write-up of assets;
(iii) unusual and infrequent gains;
(iv) cash and non-cash gains (including those resulting from mark-to-market accounting of Hedging Agreements); and
(v) cash payments made in such period to the extent such payments relate to a non-cash loss, charge or expense added back to Consolidated Net Income in any other period.
Notwithstanding anything to the contrary set forth in this definition (A) no amounts may be added back in respect of the pension schemes described in Section 10.1.17 if a corresponding cash payment has been made, and (B) for purposes of calculating Consolidated EBITDA for any period that includes any month from March 2024 through and including February 2025, Consolidated EBITDA for each such month shall be the corresponding amount of Consolidated EBITDA set forth in the chart below:

Month	Consolidated EBITDA
April 2024	$4,010,715
May 2024	$2,049,799
June 2024	$2,142,653
July 2024	$210,564
August 2024	$(148,383)
September 2024	$4,264,011
October 2024	$1,531,217
November 2024	$(2,080,779)
December 2024	$1,474,779
January 2025	$2,151,397
February 2025	$243,445
March 2025	$3,344,543

Consolidated Net Income: for any period, the net income (or loss) of the Borrower Agent and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP; provided, that, Consolidated Net Income shall exclude (a) [reserved], (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organic Documents or any agreement or instrument applicable to such Subsidiary during such period, except that the Borrower Agent’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower Agent’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower Agent or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower Agent as described in clause (b) of this proviso), (d) any out-of-period restoration (or diminution) of income of any contingent reserve in such period, and related tax effect in accordance with GAAP, and (e) the cumulative effect of a change in accounting principles during such period.
Consolidated Net Interest Expense: with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging

Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.
Consolidated Scheduled Debt Payments: for any period, for the Borrower Agent and its Subsidiaries on a Consolidated basis, the sum of all scheduled payments of principal on Debt (other than (i) the Loans and (ii) Debt of any Obligor owning to any other Obligor) of the Borrower Agent and its Subsidiaries during such period. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include scheduled payments made with respect to any Capital Lease, synthetic lease, or sale-leaseback transaction, and (c) shall not include any voluntary prepayments or mandatory prepayments required hereunder.
Consolidated Total Leverage Ratio: with respect to the Borrower Agent and its Subsidiaries as of any date of determination, the ratio of (a) (i) all Borrowed Money of the Borrower Agent and its Subsidiaries as of such date minus (ii) $5,000,000, only if the average daily cash and Cash Equivalents of Foreign Obligors organized in Czech Republic or in England and Wales for the consecutive three-month period ending on such date of determination is at least $5,000,000, to (b) Consolidated EBITDA of the Borrower Agent and its Subsidiaries on a consolidated basis for the most recently completed consecutive twelve months; provided, that, notwithstanding the foregoing, the amount of Borrowed Money under the Revolving Loan Documents included in clause (a) above shall be an amount equal to, without duplication, the average daily unpaid balance of Revolving Loans and unreimbursed drawings under issued and outstanding letters of credit, in each case, outstanding under the Revolving Loan Documents during the consecutive three month period ending on such date of determination.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligation") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
Contribution Notice: has the meaning give to it in the Pensions Act 2004 (UK).
Control: possession, directly or indirectly, of the power to direct or cause direction of a Person's management or policies, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Control Agreement: a control agreement reasonably satisfactory to Agent entered into by and among the Agent, an Obligor and any institution maintaining a Deposit Account or Securities Account for an Obligor sufficient to perfect Agent's Lien on such account.
Copyrights: as defined in the definition of Intellectual Property.

Covered Entity: (a) a "covered entity," as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a "covered bank," as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a "covered FSI," as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).
CRR: means either CRR-EU or, as the context may require, CRR-UK.
CRR-EU: means (a) regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and (b) regulation 648/2012 of the European Union and all delegated and implementing regulations supplementing those Regulations.
CRR-UK: means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 (UK) and the European Union (Withdrawal Agreement) Act 2020 (UK) and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019 (UK) and as further amended from time to time.
Current Value: as defined in Section 10.1.13.
CVG: as defined in the preamble hereto.
CVG China Debt: as defined in Section 10.2.1(m).
CVG China Subsidiary: a Subsidiary of the Borrower Agent that is organized or formed in the People’s Republic of China.
CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
Czech Act on Corporations: the Czech Act No. 90/2012 Coll., on business companies and societies (Act on Corporations), as amended.
Czech Act on Preventive Restructuring: the Czech Act No. 284/2023 Coll., on Preventive Restructuring, as amended.
Czech Civil Code: the Czech Act No. 89/2012 Coll., the Civil Code, as amended.
Czech Collateral: all Property of each Czech Obligor described in any Security Document that secures the Obligations or Guaranteed Obligations and all other Property of each Czech Obligor that now or hereafter secures (or is intended to secure) any Obligations or any Guaranteed Obligations.
Czech Commercial Register: the commercial register (obchodní rejstřík) maintained under Czech Act No. 304/2013 Coll., on public registers of legal and natural persons, as amended.
Czech Guarantor: each Guarantor that is incorporated in the Czech Republic.

Czech Insolvency Act: the Czech Act No. 182/2006 Coll., on insolvency and methods of its resolution (Insolvency Act), as amended.
Czech Insolvency Register: the insolvency register (insolvenční rejstřík) maintained under Czech Insolvency Act.
Czech Obligor: each Obligor that is incorporated in the Czech Republic.
Czech UBO Act: the Czech Act No. 37/2021 Coll., on registration of ultimate beneficial owners, as amended.
Czech UBO Register: the Register of Ultimate Beneficial Owners (evidence skutečných majitelů), established and maintained pursuant to the Czech UBO Act.
Czech Security Agreement: each agreement, instrument or document governed by the laws of the Czech Republic now or hereafter securing (or given with the intent to secure) any Obligations.
DAC6: Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.
Debt: as applied to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, but excluding trade payables and accrued obligations incurred and being paid in the Ordinary Course of Business that are (i) not more than 60 days past due or (ii) being Properly Contested; (c) all Contingent Obligations of such Person with respect to Debt of another Person of the types specified in clauses (a) through (k) of this definition; (d) all obligations (including purchase money indebtedness) of such Person evidenced by bonds, debentures, notes, credit documents or similar instruments, including obligations so incurred in connection with the acquisition of Property, assets or businesses; (e) all obligations of such Person under conditional sale or other title retention agreements or incurred as financings relating to Property purchased by such Person; (f) the principal balance of any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing entered into by such Person; (g) all Capital Leases of such Person; (h) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that, to the extent any such Debt secured by any Lien granted by such Person is non-recourse to such Person, the amount of such Debt as to such Person shall be equal to the lesser of (i) the fair market value of such Property on which such Lien is granted, and (ii) the outstanding principal amount of such Debt; (i) all reimbursement obligations of such Person in connection with letters of credit, bankers acceptances, bank guaranties, surety bonds, and similar instruments; (j) all obligations to make any payment in respect of any Disqualified Capital Stock of such Person or any other Person (including any obligation to purchase, redeem, retire or defease such Disqualified Capital Stock), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (k) all Earn Out Obligations; and (l) in the case of the Obligors, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Debt provide that such Person is liable therefor.

Debt Prepayment: any prepayment of any Debt for Borrowed Money prior to the scheduled maturity or due date thereof, including any optional or voluntary redemption, repurchase or other satisfaction of such Debt for Borrowed Money.
Decree: as defined in Section 15.12.3.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate or fee otherwise applicable thereto.
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender's agreements.
Designated Jurisdiction: any country, region or territory to the extent that such country, region or territory is the subject of any Sanction.
Designated Non-Cash Consideration: with respect to any Asset Disposition, (a) the amount of any Debt or other liabilities of the Borrower Agent or any of its Subsidiaries (as shown on the balance sheet most recently delivered pursuant to Section 10.1.2(a), (b) or (c) that is assumed by the transferee in connection with such Asset Disposition, but only to the extent the Borrower Agent and its Subsidiaries have been validly released by all applicable creditors in writing from all liability on such Debt and other liabilities, (b) the amount of any trade-in value applied by the parties to such Asset Disposition to the purchase price of any replacement Property acquired in connection with such Asset Disposition, (c) any shares or securities received by the Borrower Agent or any of its Subsidiaries from the transferee in connection with such Asset Disposition that are converted by the Borrower Agent or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of such Asset Disposition, and (d) the fair market value (as determined in good faith by the Borrower Agent) of non-cash consideration received by the Borrower Agent or any of its Subsidiaries in connection with such Asset Disposition that is designated as Designated Non-Cash Consideration in a certificate of a Responsible Officer of the Borrower Agent delivered to the Agent, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.

Disposition: the sale, transfer, license, lease, consignment, transfer or other disposition (in one transaction, a series of transactions or otherwise) of property of a Person, including a sale-leaseback transaction, synthetic lease, issuance of Equity Interests by a subsidiary, Division, or sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts or related rights.
Disqualified Capital Stock: any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable (other than solely for Qualified Capital Stock) at the option of the holder thereof, in whole or in part, prior to the day that is ninety-one (91) days after the Final Maturity Date, (b) requires the payment of any cash dividends, (c) is convertible into or exchangeable for (i) debt securities, or (ii) any Equity Interests referred to in clause (a) above or clause (b) above, in each case at any time prior to the date that is ninety-one (91) days after the Final Maturity Date, or (d) contains any repurchase obligation which may come into effect prior to the Final Maturity Date; provided, that, (x) any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is ninety-one (91) days after the date set forth in clause (a) of the definition of Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof may not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Final Maturity Date and (y) if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, managers or consultants of the Borrower Agent or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower Agent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding anything to the contrary set forth herein, the Warrants shall not be deemed to be Disqualified Capital Stock hereunder.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
Dividend: as defined in Section 7.4.1(d).
Division: the division of assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a "plan of division" or similar arrangement), which may or may not include the original dividing Person and pursuant to which the original dividing Person may or may not survive.
Dollar Equivalent: at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any other currency, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.
Dollars or $: lawful money of the US.
Domain Names: as defined in the definition of Intellectual Property.

Domestic Subsidiary: any Subsidiary of the Borrower Agent that is organized under the laws of the United States, any state thereof, or the District of Columbia.
Earn Out Obligations: all obligations of the Borrower Agent or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations but excluding any “seller debt” or other Debt for Borrowed Money owing to any Person party to an Acquisition) pursuant to the documentation relating to such Acquisition.
EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.
EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.
EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Electronic Copy: as defined in Section 14.8.
Electronic Record and Electronic Signature: as defined in 15 USC. §7006.
Eligible Assets: Property located in the United States that is used or useful in the same or a related line of business as the Borrower Agent and its Subsidiaries were engaged in on the Closing Date (or any business reasonably related, incidental or ancillary thereto or reasonable extensions thereof).
Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 13.3.3; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion.
Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.
English Insolvency Event: in relation to any UK Guarantor, (a) it is or becomes unable or admits inability to pay its debts as they fall due or is deemed to or is declared to be unable to pay its debts under applicable law, suspends or threatens in writing to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally (excluding any Lender in its capacity as such) with a view to rescheduling any of its indebtedness or a moratorium is declared in respect of any of its indebtedness; (b) any corporate action, legal proceedings or other procedure or steps are taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any such entity, (ii) a composition, compromise, assignment or arrangement with any creditor of any such entity, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any such entity or any of such entity’s assets, or (iv) enforcement of any Liens over any assets of any such entity, or any analogous procedure or step is taken in any jurisdiction and (c) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any of its assets (and is not discharged within 14 days).
Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA or similar non-US Governmental Authority) or the protection or pollution of the environment, including CERCLA, RCRA, CWA and other similar Applicable Laws of any non-US jurisdiction.
Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company (including all of such member's limited liability company interests in, and right to participate in the management of or otherwise control or exercise rights as a member of, such limited liability company); or (d) other Person having any other form of equity security or ownership interest, and, in each case, all of the warrants, options or other rights for the purchase or acquisition of any of the foregoing.
Equity Issuance: any issuance by an Obligor of its Equity Interests.

ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) filing of a notice of intent to terminate, treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
Event of Default: as defined in Section 11.
Excess Cash Flow: with respect to any Person for any period:
(a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less
(b) the sum of, without duplication:
(i) all cash principal payments (excluding any principal payments made pursuant to Section 5.2.3(b)) on the Loans made during such period, and all cash principal payments on Debt (other than Debt incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Debt is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), plus
(ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, plus
(iii) the cash portion of Consolidated Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Consolidated Capital Expenditures to the extent financed through the incurrence of Debt, through an Equity Issuance or with the Net Proceeds or Extraordinary Receipts permitted to be reinvested by the Obligor under Section 5.2.3(e)), plus
(iv) all scheduled loan servicing fees and other similar fees in respect of Debt of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Debt is permitted to be incurred, and such payments are permitted to be made, under this Agreement, plus
(v) income taxes paid in cash by such Person and its Subsidiaries for such period, (vi) all cash expenses, cash charges, cash losses and other cash items that were added back in the determination of Consolidated EBITDA for such period, plus
(vii) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period).
Excluded Accounts: (a) Trust Accounts, (b) zero balance disbursement accounts, (c) other Deposit Accounts and Securities Accounts maintained in the Ordinary Course of Business containing cash amounts or securities, the value of which do not exceed at any time $500,000 in the aggregate for all such accounts under this clause (c) and (d) cash collateral accounts securing any Permitted Lien, only to the extent that the agreements governing such deposit or pledge (i) prohibit the existence of a Lien therein in favor of the Agent, for the benefit of the Secured Parties, and (ii) are consented to in writing by the Agent in its Permitted Discretion.

Excluded Assets: with respect to any US Obligor: (a) [reserved]; (b) any general intangible or other rights of such US Obligor arising under contracts, instruments, licenses, license agreements (including Licenses) or other documents, and any Equity Interests owned by such US Obligor in any non-Wholly Owned Subsidiary, in each case, to the extent (and only to the extent) that the grant of a security interest therein would (i) constitute a violation of a restriction (so long as such restriction is not entered into in contemplation of the grant by such US Obligor of a security interest pursuant to the Security Documents or, in the case of the acquisition of any such Property after the Closing Date, in contemplation of such acquisition) in favor of a third party on such grant, unless and until any required consents shall have been obtained, (ii) give any other party the right to terminate its obligations thereunder or give the other parties thereto the right to terminate, accelerate or otherwise alter such US Obligor’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), or (iii) violate any law, provided, that: (A) any portion of any such general intangible or other right or Equity Interests shall cease to be excluded pursuant to this clause (b) at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above, and (B) the limitation set forth in this clause (b) shall not affect, limit, restrict or impair the grant by such US Obligor of a security interest pursuant to the Security Documents in any such general intangible or other right or Equity Interests to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any Applicable Law, including the UCC; (c) Property (and proceeds thereof) owned by such US Obligor that is subject to a Lien securing a purchase money obligation or Capital Lease permitted to be incurred pursuant to this Agreement, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease) validly prohibits the creation of any other Lien on such Property (and, in the case of any such Property acquired after the Closing Date, so long as such prohibition was not entered into in contemplation of such acquisition); (d) applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of such US Obligor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted pursuant to the Security Documents and deemed included in the Collateral, but only to the extent that, and solely during the period if any in which, the grant of a security interest therein would impair the validity or enforceability of such “intent to use” trademark applications (or the resulting trademark registrations); (e) any Property of such US Obligor to the extent that a grant of a security interest therein is prohibited by any Applicable Law or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law; (f) [reserved]; (g) any Trust Account of such US Obligor; (h) de minimis Equity Interests of any indirect Foreign Subsidiary or other foreign Person directly held by such US Obligor solely for the benefit of any Person other than another US Obligor; (i) cash collateral of such US Obligor that is the subject of a deposit or pledge constituting a Permitted Lien, but only to the extent the agreements governing such deposit or pledge prohibit the existence of a Lien therein in favor of the Agent, for the benefit of the Secured Parties; (j) Margin Stock; (k) [reserved]; (l) [reserved]; and (m) Property in circumstances where the Agent and the Borrower Agent reasonably agree that the cost or other consequences (including material adverse Tax consequences) of obtaining or perfecting a security interest in such Property is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby).
Excluded Equity Issuance: (a) in the event that the Borrower Agent or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to the Borrower Agent or such Subsidiary, as applicable, (b) the issuance of Equity Interests of the Borrower Agent to directors, officers and employees of the Borrower Agent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the board of directors (or similar governing body) of the Borrower Agent, (c)

the issuance of Equity Interests of the Borrower Agent in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition, (d) the issuance of Equity Interests in accordance with the Warrants, and (e) the issuance of Equity Interests by a Subsidiary of the Borrower Agent to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) – (d) above.
Excluded Subsidiary: (a) each Immaterial Foreign Subsidiary; (b) each Subsidiary that is prohibited by Applicable Law or by a binding contractual obligation from providing a Guaranty; provided, that, with respect to any such binding contractual obligation, such contractual obligation is (i) permitted pursuant to this Agreement, and (ii) in existence on the Closing Date (or with respect to any Person who becomes a Subsidiary after the Closing Date, at the time such Person becomes a Subsidiary) and is not entered into for the purpose of causing such Subsidiary to qualify as an “Excluded Subsidiary”; provided, further, that, any such exception described in this clause (b) shall only apply until such time as such prohibition no longer exists; (c) each Subsidiary for which the provision of a Guaranty by such Subsidiary would require the consent, approval, license or authorization from a Governmental Authority (including any regulatory approval), unless such consent, approval, license or authorization has been received; and (d) each Subsidiary for which the Agent and the Borrower Agent agree in writing that the costs or other consequences (including material adverse Tax consequences) of obtaining a Guaranty from such Subsidiary would be excessive in view of the benefits to be obtained by the Secured Parties therefrom.
Excluded Taxes: (a) Taxes imposed on or measured by a Recipient's net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) US federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient's failure to comply with Section 5.9; and (d) US federal withholding Taxes imposed pursuant to FATCA. In no event shall "Excluded Taxes" include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.9.2.
Existing Credit Agreement: that certain Credit Agreement, dated as of April 30, 2021, by and among the Borrower Agent, the guarantors party thereto, the lenders party thereto, and Bank of America, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date.
Extraordinary Expenses: all costs, expenses or advances incurred by any Agent Indemnitee during a Default, Event of Default or Obligor's Insolvency Proceeding, including those relating to any (a) audit, inspection, repossession, storage, repair, appraisal, insurance, processing, preparation or advertising for sale, sale, collection, or other preservation of or realization upon Collateral; (b) action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent's Liens, Loan Documents or Obligations, including any lender liability or other Claims; (c) Enforcement Action or exercise of any rights or remedies in, or the monitoring of, an Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; and (e) negotiation and documentation of any Modification, workout, restructuring, forbearance, liquidation or collection with respect to any Loan

Document, Collateral or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage and insurance costs, permit fees, utility expenses, legal and accounting fees and expenses, appraisal costs, brokers' and auctioneers' commissions, environmental study costs, wages and salaries paid to employees of any Obligor or independent contractors in liquidating Collateral, and travel expenses.
Extraordinary Receipts: any cash received by the Borrower Agent or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds described in Section 5.2.3(b) or 5.2.3(c)), including, without limitation, (a) foreign, US, state or local tax refunds, (b) pension plan reversions, (c) Net Insurance Proceeds in respect of a Recovery Event and other proceeds of insurance (including business interruption insurance) (other than to the extent such Net Insurance Proceeds constitute casualty insurance proceeds or liability insurance proceeds that are (i) immediately payable to a Person that is not the Borrower Agent or any of its Subsidiaries in accordance with Applicable Law or with contractual obligations entered into in the Ordinary Course of Business or (ii) received by the Borrower Agent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Borrower Agent or any of its Subsidiaries, or (ii) received by the Borrower Agent or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person), and (g) any purchase price adjustment received in connection with any purchase agreement.
FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.
Federal Funds Rate: for any day, the per annum rate calculated by NYFRB based on such day's federal funds transactions by depository institutions (as determined in such manner as NYFRB shall set forth on its public website from time to time) and published on the next Business Day by NYFRB as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.
Final Maturity Date: June 27, 2030; provided that if such day is not a Business Day, then the Final Maturity Date shall be the immediately preceding Business Day.
Financial Support Direction: a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004 (UK).
Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of the Borrower Agent and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
Fixed Asset Collateral Account: one or more Deposit Accounts or Securities Accounts into which only the Net Proceeds of any Disposition of any Term Priority Collateral (as defined in the Intercreditor Agreement) or the Net Proceeds or investment thereof shall be deposited.
Floating Rate Loan: a Base Rate Loan.

Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.
Floor: a rate of interest equal to 2.00%.
FLSA: the Fair Labor Standards Act of 1938.
Foreign Lender: any Lender that is not a US Person.
Foreign Obligor: an Obligor that is a Foreign Subsidiary.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
Foreign Subsidiary: a Subsidiary that is not a Domestic Subsidiary.
Foreign Subsidiary Casualty Prepayment Event: as defined in Section 5.2.3(f).
Foreign Subsidiary Disposition: as defined in Section 5.2.3(f).
FRB: the Board of Governors of the Federal Reserve System of the United States.
Full Payment: with respect to any Obligations, the full cash payment thereof, including any interest, fees and other charges accruing during a proceeding under any debtor relief laws (whether or not allowed in the proceeding), other than (a) Cash Collateralization of reasonably foreseeable Obligations that are inchoate or contingent in nature, (b) contingent indemnification and other inchoate obligations for which no claim has been asserted or may reasonably be expected to be asserted, and (c) contingent indemnification and other inchoate obligations for which a claim has been asserted or reasonably can be expected to be asserted to the extent Cash Collateralized.
GAAP: generally accepted accounting principles in effect in the United States from time to time and, in the case of a Foreign Subsidiary organized under the laws of Mexico, the Financial Information Norms (Normas de Información Financiera) in effect from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, provincial, state, local, municipal, foreign or other governmental agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority, or a province or territory thereof or a foreign entity or government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guaranteed Obligations: as defined in Section 15.1(a).
Guarantor Payment: as set forth in Section 5.10.3(b).

Guarantors: as defined in the preamble hereto and each other Person that guarantees payment or performance of Obligations.
Guaranty: each guaranty or guarantee agreement executed by a Guarantor in favor of Agent, including the collective guaranty provided pursuant to Section 15.
Hedging Agreement: a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).
Immaterial Foreign Subsidiary: as of any date of determination, any Foreign Subsidiary of the Borrower Agent that, (a) as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 10.1.2(a), (b) or (c), did not have total assets in excess of five percent (5%) of Total Assets as of such date, (b) for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 10.1.2(a), (b) or (c) did not have Consolidated EBITDA in excess of five percent (5%) of Consolidated EBITDA of the Borrower Agent and its Subsidiaries for such Measurement Period, and (c) for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 10.1.2(a), (b) or (c), did not generate revenue in excess of five percent (5%) of all revenue of Borrower Agent and its Subsidiaries for such Measurement Period; provided, that, if, (i) as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 10.1.2(a), (b) or (c), the aggregate amount of total assets of all Foreign Subsidiaries of the Borrower Agent that constitute Immaterial Foreign Subsidiaries as of such date exceeds an amount equal to ten percent (10%) of Total Assets as of such date, (ii) for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 10.1.2(a), (b) or (c), the aggregate amount of Consolidated EBITDA attributable to all Foreign Subsidiaries that constitute Immaterial Subsidiaries for such Measurement Period exceeds an amount equal to ten percent (10%) of Consolidated EBITDA of the Borrower Agent and its Subsidiaries for such Measurement Period, or (iii) for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 10.1.2(a), (b) or (c), the aggregate amount of revenue attributable to all Foreign Subsidiaries that constitute Immaterial Subsidiaries for such Measurement Period exceeds an amount equal to ten percent (10%) of all revenue of Borrower Agent and its Subsidiaries for such Measurement Period, then, in any such case, one or more such Foreign Subsidiaries shall be deemed not to be Immaterial Foreign Subsidiaries, with such Foreign Subsidiaries being selected in descending order based on the amounts (determined on a Consolidated basis for such Foreign Subsidiary and its Subsidiaries) of their total assets or the amount of Consolidated EBITDA attributable to such Foreign Subsidiary or Subsidiaries, as the case may be, until the ten percent (10%) thresholds above are not exceeded.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Agent Indemnitees and Lender Indemnitees.
Insolvency Proceeding: (a) any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (i) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (ii) the appointment of a receiver, monitor, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (iii) an assignment or trust mortgage for the benefit of creditors, (b) any proceeding commenced by or against a Person under any provision of the Insolvency Act 1986 (UK), the Corporate Insolvency & Governance Act 2020 (UK) or under any other insolvency law of any jurisdiction of the United Kingdom or an English Insolvency Event, or (c) where it relates to a Foreign

Subsidiary organized under the laws of Mexico, an “Insolvency Proceeding” shall include, without limitation, a concurso mercantile or any other equivalent legal proceeding, or any step or proceeding related to it, including, without limitation, the declaration of insolvency (declaración de concurso mercantil), bankruptcy (quiebra) or any other equivalent legal proceeding. With respect to any Foreign Subsidiary organized under the laws of Mexico it shall also include if any such Foreign Subsidiary is in a situation described in Article 2166 of Mexico´s Federal Civil Code (Código Civil Federal) or is in generalized default of its payment obligations (incumplimiento generalizado en el pago de sus obligaciones) within the meaning of Articles 9 and/or 10 of the Ley de Concursos Mercantiles of Mexico or any of the events enumerated in Sections I through VII of Article 11 of the Ley de Concursos Mercantiles of Mexico exists or applies with respect to it.
Intellectual Property: all intellectual and similar Property of a Person, including the following:
(a)    any patent, and any divisions, inventions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent made now or hereafter, together with all causes of action arising prior to or after the date hereof for infringement of any of the foregoing and any and all royalties, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing (collectively, “Patents”);
(b)    any United States or foreign copyright rights to any works of authorship or other copyrightable subject matter, including any registrations of any copyrights in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office, together with all causes of action arising prior to or after the date hereof for infringement of any of the foregoing and any and all royalties, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing (collectively, “Copyrights”);
(c)    all Internet domain names and associated uniform resource locator addresses (collectively, “Domain Names”);
(d)    all computer programs, object code, source code and supporting documentation, including, “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and all media that may contain Software or recorded data of any kind (collectively, “Software”);
(e)    any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections (collectively, “Trade Secrets”); and
(f)    all right, title and interest in and to any trademarks, service marks and trade names, including any registration or application for registration of any trademarks and service marks, which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or any equivalent foreign office or agency, as well as any unregistered trademarks and service marks and any trade dress including logos, designs, fictitious business names and other business identifiers used by such Person or any other indicia of origin, and all causes of action arising prior to or after the date hereof for infringement of any of the foregoing or unfair competition regarding the same and any and all royalties, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing (collectively, “Trademarks”).
Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that an Obligor's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.
Intercompany Debt: as defined in Section 10.2.1(g).
Intercompany Subordination Agreement: that certain Intercompany Subordination Agreement dated as of the Closing Date made by the Borrower Agent and its Subsidiaries in favor of the Agent for the benefit of the Agent and the Lenders, in form and substance reasonably satisfactory to the Agent.
Intercreditor Agreement: that certain ABL Intercreditor Agreement dated as of the Closing Date, by and between the Agent and Revolving Agent, as acknowledged by the Obligors and as may be amended or otherwise modified from time to time in accordance with the terms thereof.
Interest Payment Date: (a) for each Term SOFR Loan, the last day of the applicable Interest Period; and (b) for all Base Rate Loans, the first day of each calendar month.
Interest Period: with respect to each SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending one (1) or three (3) months thereafter (in each case, subject to the availability thereof); provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one (1) or three (3) months after the date on which the Interest Period began, as applicable, (e) the Borrower Agent may not elect an Interest Period which will end after the Final Maturity Date and (f) no tenor that has been removed from this definition pursuant to Section 3.6.2(d) shall be available for specification in such Notice of Borrowing or SOFR Notice.
Interest Period Loan: a Term SOFR Loan.
Inventory: with respect to a Borrower, as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor's business (but excluding Equipment).
Investment: any direct or indirect acquisition, loan or investment by any Person, including (a) an Acquisition, (b) an acquisition of record or beneficial ownership of any Equity Interests of a Person, (c) any advance, loan or capital contribution to or in a Person or (d) any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

Involuntary Disposition: any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Obligor or any Subsidiary.
IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for any Obligations.
IRS: the United States Internal Revenue Service.
Joinder Agreement: a joinder agreement substantially in the form of Exhibit B executed and delivered in accordance with the provisions of Section 10.1.9(a).
Judgment Currency: as defined in Section 1.6.2.
LCA Event of Default: any Event of Default pursuant to Section 11.1(a), Section 11.1(c) (solely to the extent arising from a breach of Section 8.1, 8.2.4 or 8.2.5), Section 11.1(i) or Section 11.1(j).
LCA Test Date:    as defined in Section 1.2(e).
Legal Reservations: with respect to any UK Obligor:
(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization and other laws generally affecting the rights of creditors;
(b)the time barring of claims under any applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void a defenses of set-off or counterclaim;
(c)similar principles, rights and defenses under the laws of any Relevant Jurisdiction;
(d)any other matters which are set out as qualifications or reservations as to matters of law of general application in any opinion delivered to Agent pursuant to the Loan Documents; and
(e)the principle that the legality, validity, binding nature or enforceability of any security under a Security Document which is not governed by the laws of the jurisdiction where the asset or assets purported to be secured under that Security Document are situated may be flawed.
Lender Indemnitees: Lenders and their past, present and future officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.
Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Protective Advances) and any Person who hereafter becomes a "Lender" pursuant to an Assignment, including any Lending Office of the foregoing.
Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent or a Lender by notice to Borrower Agent and, if applicable, Agent.
Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued for the account or benefit of a Borrower or Affiliate of a Borrower.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, trust (fideicomiso), prenda, hipoteca or other title exception or encumbrance.
Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises or premises subject to a mortgage, the lessor or mortgagee, as applicable, waives or subordinates any Lien it may have on the Collateral, and agrees to allow Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver Collateral to Agent promptly following request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Agent promptly following request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Limited Condition Acquisition: a Permitted Acquisition or other Investment permitted pursuant to Section 10.2.5 whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
Limited Condition Acquisition Agreement: with respect to any Limited Condition Acquisition, the definitive documentation for such Limited Condition Acquisition.
Limited Condition Asset Disposition: any Asset Disposition for which the Borrower Agent or the applicable Subsidiary is contractually obligated to a third party (other than the Borrower Agent or any Subsidiary, or any of their respective Affiliates) to consummate such Asset Disposition pursuant to definitive documentation entered into by the Borrower Agent or such Subsidiary in advance of the consummation of such Asset Disposition.
Liquidity: at any time of determination, the result (which shall not be less than zero) of (i) Company Cash, plus (ii) the aggregate amount available to be borrowed under the Revolving Loan Agreement, minus (iii) the aggregate amount of accounts payable of Borrower Agent and its Subsidiaries that are more than 60 days past due.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.
Luxembourg: Grand Duchy of Luxembourg.

Mandatory Cost: any amount incurred periodically by a Lender constituting fees, costs or charges imposed by any Governmental Authority on lenders generally in the jurisdiction where such Lender is domiciled, is subject to regulation or has its office through which it performs its obligations hereunder.
Margin Stock: as defined in Regulation U of the Federal Reserve Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, or financial condition of the Obligors, taken as a whole, the enforceability of any Loan Document, or the validity or priority of Agent's Lien on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
Material Contract: each of (a) the Revolving Loan Agreement and (b) any other agreement or arrangement to which the Borrower or a Subsidiary is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
Measurement Period: at any date of determination, the period of twelve (12) consecutive calendar months most recently completed on or prior to such date of determination.
Mexico: the United Mexican States.
Modification: any amendment, supplement, extension, approval, consent, waiver, change or other modification of a Loan Document, including any waiver of a Default or Event of Default.
Moody's: Moody's Investors Service, Inc. or any successor acceptable to Agent.
Mortgage: a mortgage (including, without limitation, a leasehold mortgage), deed of trust, hipoteca or deed to secure debt, in form and substance satisfactory to the Agent, made by an Obligor in favor of the Agent for the benefit of the Agent and the Lenders, securing the Obligations and delivered to the Agent.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions or to which any Obligor or any ERISA Affiliate has any liability (contingent or otherwise).
Net Insurance Proceeds: with respect to any Recovery Event, an amount in cash equal to the gross cash proceeds received by an Obligor or Subsidiary in connection with such Recovery Event, net of (a) costs of, and expenses associated with, such Recovery Event (including any costs incurred by the Obligors in connection with the adjustment, settlement or collection of any claims of the Obligors in respect thereof), (b) any taxes paid or payable as a result of such Recovery Event (including the Borrower Agent’s good faith estimate of any incremental income taxes that will be payable as a result of such Recovery Event, including pursuant to tax sharing arrangements or any tax distributions), and (c) required payments of any Debt or other obligations (other than the Loans) which are secured by the assets which were the subject of such Recovery Event or would be in default under the terms thereof as a result of such theft, loss, physical destruction, damage, taking or similar event underlying such Recovery Event.

Net Proceeds: with respect to a Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent's Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
New Facility: as defined in Section 10.1.13.
Notice of Borrowing: a request by Borrower Agent for a Borrowing of Loans, substantially in the form of Exhibit D or otherwise satisfactory to Agent.
Notice of Conversion/Continuation: a request by Borrower Agent for conversion or continuation of a Term Loan as a Term SOFR Loan, substantially in the form of Exhibit E or otherwise satisfactory to Agent.
NYFRB: the Federal Reserve Bank of New York.
NYFRB’s Website: the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
Obligations: all (a) principal of and premium, if any, on the Term Loans, (b) interest, expenses, fees (including all fees payable pursuant to fee letters), indemnification obligations, Claims, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents (including the Applicable Premium), and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.
Ordinary Course of Business: the ordinary course of business of any Obligor or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, memorandum and articles of association, constitutional documents, certificate of change of name (if any), bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person (including, with respect to any Foreign Subsidiary organized under the laws of Mexico, its incorporation deed (acta constitutiva) and by-laws (estatutos sociales)).
OSHA: the Occupational Safety and Health Act of 1970.
Other Agreement: each fee letter, Lien Waiver, Subordination Agreement, Compliance Certificate, intercreditor agreement (including the Intercreditor Agreement), Borrower Material, Communication, note, assignment, document, instrument, agreement (to the extent each such document, instrument or agreement is identified in Schedule 10.1.18) and each other document, instrument or agreement of any kind (other than this Agreement or a Security Document), in each case, now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transaction relating hereto.
Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).
Participant: as defined in Section 13.2.
Patents: as defined in the definition of Intellectual Property.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Conditions: as defined in the Revolving Loan Agreement.
Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, but for purposes of clarity, including any multiple employer plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or has made contributions at any time during the immediately preceding five plan years or to which any Obligor or ERISA Affiliate has any liability (contingent or otherwise).
Pensions Regulator: the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).
Permitted Acquisition: any Acquisition; provided, that: (a) the Property acquired (or the Property of the Person acquired) shall constitute Eligible Assets; (b) any Person acquired in connection with such Acquisition will become an Obligor and/or the assets acquired shall be subject to Liens in favor of the

Agent, for the benefit of the Secured Parties, in each case in accordance with, and to the extent required by, Section 10.1.9 (unless the Person acquired is an Excluded Subsidiary); (c) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors and (if required) the shareholders (or equivalent) of the applicable Obligor and shall not be actively opposed by the board of directors of the Person acquired in connection with such Acquisition; (d) if the Acquisition is of a Person, such Person is organized under the laws of the United States or Mexico and has had positive EBITDA for the twelve (12) month period most recently ended; (e) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1(t), 10.2.1(x) or 10.2.2(o); (f) at least ten (10) Business Days prior to the consummation of the Acquisition, the Agent shall have received copies of all material agreements relating thereto; (g) the Payment Conditions shall have been satisfied with respect thereto; (h) after giving Pro Forma Effect to such Acquisition and the incurrence or assumption of any Debt in connection therewith (but, for the avoidance of doubt, without giving effect to the cash proceeds of any Debt incurred to finance such Acquisition for the purposes of cash netting), the Consolidated Total Leverage Ratio does not exceed 4.50 to 1.00 as of the last day of the most recently ended Measurement Period, (i) Liquidity is not less than $25,000,000 immediately after giving effect to such Acquisition; (j) at the time of, and after giving effect to such Acquisition, no Default or Event of Default shall have occurred or be continuing; (k) Agent shall have received a Pro Forma Compliance Certificate duly executed by a Responsible Officer, which shall include a certification that the foregoing conditions and the Payment Conditions are satisfied with respect thereto; (l) the aggregate Acquisition Consideration for all such Acquisitions (i) in any Fiscal Year shall not exceed $5,000,000, and (ii) during the term of this Agreement shall not exceed $15,000,000; and (m) such Acquisition is not consummated before December 31, 2026.

Permitted Affiliate Transaction: any agreement or arrangement solely between or among Obligors and Subsidiaries that are not Obligors relating to the disposition of inventory or service arrangements (including contract manufacturing services, licensing of technology, contract engineering services, contract product development services, management services, and back office support services) in the Ordinary Course of Business.
Permitted Asset Disposition:

(a)a sale of inventory in the Ordinary Course of Business;
(b)a disposition of Property (other than a sale-leaseback) for fair market value (as reasonably determined in good faith by the Borrower Agent); provided, that: (i) no Default has occurred and is continuing or would result therefrom; (ii) the aggregate consideration to be received in connection with such disposition shall be received contemporaneously with the consummation thereof; (iii) such disposition does not involve a sale or other disposition of accounts other than accounts owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted hereunder; (iv) if the purchase price is greater than $1,000,000, not less than seventy-five percent (75%) of the consideration received in connection with such disposition shall be composed of cash, Cash Equivalents and Designated Non-Cash Consideration; provided, that, the aggregate amount of all Designated Non-Cash Consideration received in any Fiscal Year shall not exceed $1,500,000; and (v) the aggregate net book value of assets sold in any such disposition, when taken together with the net book value of the assets sold in all other dispositions in reliance on this clause (b) shall not exceed an amount equal to $2,500,000 in any Fiscal Year and $7,500,000 in the aggregate during the term of this Agreement.
(c)a disposition of inventory that is obsolete, unmerchantable or otherwise unsaleable in the Ordinary Course of Business and dispositions of accounts in connection with the collection or compromise thereof in the Ordinary Course of Business (which, for the avoidance of doubt, shall exclude the financing or factoring of accounts);

(d)the termination of a lease, sublease, license, sublicense, use agreement or similar agreement of real or personal Property which could not reasonably be expected to have a Material Adverse Effect;
(e)the leasing (including subleasing) or non-exclusive licensing (including sublicensing) of Intellectual Property, personal Property or real Property, in each case, in the Ordinary Course of Business, or the abandonment of Intellectual Property in the Ordinary Course of Business so long as such abandonment does not interfere in any material respect with the business of the Borrower Agent and its Subsidiaries;
(f)dispositions of obsolete, uneconomical, negligible, worn-out or surplus Property;
(g)dispositions in the Ordinary Course of Business of cash to the extent not prohibited by this Agreement, and sales of Cash Equivalents and marketable securities;
(h)sales, transfers, leases, exchanges and dispositions (i) solely among US Obligors, (ii) solely among Foreign Obligors, (iii) from Foreign Obligors to US Obligors, (iv) from Subsidiaries that are not Obligors to one or more Obligors, (v) solely among Subsidiaries that are not Obligors, (vi) to the extent constituting an Investment permitted under Section 10.2.5(a) or (f)(iii), from Obligors to Subsidiaries that are not Obligors, or (vii) to the extent constituting an Investment permitted under Section 10.2.5(f)(v), from US Obligors to Foreign Obligors;
(i)(i) granting of Permitted Liens, (ii) Distributions and Upstream Payments permitted to be made pursuant to Section 10.2.4 (other than by reference to this definition or Section 10.2.6 (or any subclause thereof)), (iii) Investments otherwise permitted hereunder (other than Investments made pursuant to Section 10.2.5(o)), (iv) any payment permitted to be made pursuant to Section 10.2.7 (other than by reference to this definition or Section 10.2.6 (or any subclause thereof)), and (v) the issuance of any Debt permitted pursuant to Section 10.2.1 (other than by reference to this definition or Section 10.2.6 (or any subclause thereof));
(j)mergers, consolidations, amalgamations, liquidations and dissolutions to the extent permitted by Section 10.2.8 (other than by reference to this definition or Section 10.2.6 (or any subclause thereof));
(k)a sale-leaseback transaction (i) that is consummated for fair market value, as determined by the Borrower Agent in good faith, (ii) with respect to which the implied capitalization rate (calculated as annualized cash rent divided by the gross purchase price received by the Borrower Agent or applicable Subsidiary) is not more than nine percent (9%), (iii) that is on arm’s length terms and does not contain terms materially adverse to the interests of the Lenders, and (iv) that is consummated only when no Default or Event of Default exists (or would result therefrom);
(l)any Involuntary Disposition;
(m)issuances of Equity Interests to qualifying directors of Foreign Subsidiaries or to Persons (other than the Borrower Agent or a Subsidiary) required by Applicable Law to hold shares in a Subsidiary;
(n)the capitalization or forgiveness of Debt owing by the Borrower Agent or any Subsidiary if such capitalization or forgiveness is required in order to comply with so-called “thin capitalization” rules;
(o)the cancellation, forgiveness, set off or acceptance of prepayments of Debt owed to the Borrower Agent in connection with the collection or compromise thereof;
(p)dispositions consisting of release or surrender of tort or other litigation claims in connection with the settlement of claims or disputes;

(q)dispositions described on Schedule 10.2.4;
(r)the sale or issuance of Qualified Capital Stock of any Subsidiary to the Borrower Agent or any other Subsidiary (provided, that, in the case of such issuance of Qualified Capital Stock of a Subsidiary that is not a Wholly-Owned Subsidiary, Qualified Capital Stock of such Subsidiary may be also issued to other owners thereof to the extent such issuance is not dilutive to the ownership of the Borrower Agent or the Subsidiary that owns Qualified Capital Stock of such Subsidiary);
(s)any Equity Issuance; provided, that, to the extent such Equity Issuance is an issuance of Disqualified Capital Stock of the Borrower Agent, such Disqualified Capital Stock shall also be permitted pursuant to Section 10.2.1;
(t)Permitted Affiliate Transactions;
(u)a disposition of the Piedmont Property for fair market value (as determined in good faith by the Borrower Agent) which shall not be less than a gross cash sale price of $6,500,000;
(v)the sale by a Foreign Subsidiary (other than a Foreign Subsidiary formed or operating in the UK or Mexico) of accounts receivable and related contracts in connection with Permitted Foreign A/R Facility Indebtedness; and
(w)terminations of Hedging Agreements in accordance with Section 10.2.14.
Permitted CVG China Debt Prepayments: Debt Prepayments in respect of the CVG China Debt that are made (a) with funds (i) generated by the operations of a CVG China Subsidiary in the People’s Republic of China or (ii) that are proceeds of an Investment permitted hereunder in the form of Debt provided by an Obligor to a CVG China Subsidiary so long as such Subsidiary maintains reasonably adequate cash reserves to make payments to the applicable Obligor in respect of such Investment, (b) in Chinese Yuan (or the otherwise applicable local currency of the People’s Republic of China), (c) after all amounts that are then required to be repatriated or paid pursuant to required corporate allocations under the applicable CVG China Subsidiary’s Organic Documents to the Borrower Agent or another Domestic Subsidiary have been repatriated or paid, and (d) after adequate cash reserves for a good faith estimate of all amounts that will be repatriated or paid pursuant to required corporate allocations at the end of the applicable Fiscal Year under the applicable CVG China Subsidiary’s Organic Documents to the Borrower Agent or another Domestic Subsidiary have been established.
Permitted Foreign A/R Facility Indebtedness: Indebtedness of any Foreign Subsidiary (other than Foreign Subsidiaries formed under the laws of the UK or Mexico) under any supply chain financing or factoring facility in an aggregate amount for all such Foreign Subsidiaries not to exceed $10,000,000.
Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt and Capital Leases of the Borrower Agent and its Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate principal amount does not at any time exceed an amount greater than $7,500,000.
Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.

Piedmont Property: the real property and improvements thereon located at the address commonly known as 50 Nances Creek Industrial Boulevard, Piedmont, Alabama 36272, which, as of the Closing Date, is owned in fee by CVG Alabama, LLC.
Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
Platform: as defined in Section 14.3.3.
Pledged Debt: as defined in Section 7.4.2.
Pledged Interest: as defined in Section 7.4.1.
Pledged Interest Governing Document: as defined in Section 7.4.2(b).
Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect: in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred on and as of the first (1st) day of the relevant Measurement Period: (a)(i) with respect to any Asset Disposition or any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or Property disposed of shall be excluded, and (ii) with respect to any Acquisition or other Investment that results in a Person becoming a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower Agent and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, and (B) such items are supported by financial statements or other information reasonably satisfactory to the Agent; (b) any retirement of Debt (it being understood and agreed that in connection with any retirement of Debt, interest accrued during the relevant Measurement Period shall be excluded from the applicable calculations); and (c) any incurrence or assumption of Debt by the Borrower Agent or any of its Subsidiaries (and if such Debt has a floating or formula rate, such Debt shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination); provided, that, (x) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower Agent, and (y) any such calculation shall be subject to the applicable limitations set forth in the definition of “Consolidated EBITDA”.
Pro Forma Compliance Certificate: a certificate of a Responsible Officer of the Borrower Agent containing reasonably detailed calculations of the financial covenants set forth in Section 10.3 as of the most recently ended Fiscal Quarter for which the Borrower Agent was required to deliver financial statements pursuant to Section 10.1.2(a), (b) or (c), as applicable, after giving Pro Forma Effect to any applicable Specified Transactions.
Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender's Commitment by the aggregate outstanding Term Loan Commitments; or (b) following termination of the Term Loan Commitments, by dividing the amount of such Lender's Loan by the aggregate outstanding Loans or, if all Loans have been paid in full and/or Cash Collateralized, by dividing such Lender's and its Affiliates' remaining Obligations by the aggregate remaining Obligations.
Process Agent: as defined in Section 14.15.1.
Projections: as defined in Section 10.1.2(f).
Properly Contested: with respect to any obligation of a Person, (a) the obligation is subject to a bona fide dispute regarding amount or the Person's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of an Obligor; (e) no Lien is imposed on assets of an Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protected Party: a Lender or Agent which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Loan Document.

PTE: a prohibited transaction class exemption issued by the US Department of Labor, as amended from time to time.
Purchase Money Debt: (a) Debt (other than the Obligations) incurred to finance the acquisition, leasing, construction or improvement of fixed assets or constituting payment obligations pursuant to a Capital Lease of a fixed asset; (b) Debt (other than the Obligations) incurred within 60 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired, leased, constructed or improved with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
Qualified Capital Stock: with respect to any Person, any Equity Interests of such Person that are not Disqualified Capital Stock.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Real Property Deliverables: means each of the following agreements, instruments and other documents in respect of each New Facility, each in form and substance reasonably satisfactory to the Agent:
(a)    a Mortgage duly executed by the applicable Obligor,

(b)    evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Agent and the Lenders thereunder;
(c)    a Title Insurance Policy with respect to each Mortgage;
(d)    a current ALTA survey and a surveyor’s certificate, certified to the Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such New Facility is located and reasonably satisfactory to the Agent;
(e)    in the case of a leasehold interest, (i) a certified copy of the Lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, and (ii) an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) and the applicable Obligor with respect to such leasehold interest and the Agent;
(f)    a zoning report issued by a provider reasonably satisfactory to the Agent or a copy of each letter issued by the applicable Governmental Authority, evidencing each New Facility’s compliance with all Applicable Law, together with a copy of all certificates of occupancy issued with respect to each New Facility;
(g)    an opinion of counsel, satisfactory to the Agent, in the state where such New Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Agent may reasonably request;
(h)    a Phase I Environmental Site Assessment prepared in accordance with the United States Environmental Protection Agency Standards and Practices for “All Appropriate Inquiries” under Section 101(3)(B) of the Comprehensive Environmental Response, Compensation, and Liability Act as referenced in 40 CFR Part 312 and ASTM E-1527-13 “Standard Practice for Environmental Assessments” (“Phase I ESA” (and if reasonably requested by the Agent based upon the results of such Phase I ESA, a Phase II Environmental Site Assessment), by a nationally-recognized environmental consulting firm, reasonably satisfactory to the Agent; and
(i)    such other agreements, instruments, appraisals and other documents (including guarantees and opinions of counsel) as the Agent may reasonably require.
Recipient: Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Recovery Event: the receipt by an Obligor of any cash insurance proceeds or condemnation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of such Obligor (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (b) under any policy of insurance required to be maintained under this Agreement, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by an Obligor in respect of any such event.
Refinancing Conditions: each of the following conditions for Refinancing Debt:
(a)it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed, refinanced or replaced (except by the amount of any accrued interest, payment in kind interest, reasonable closing costs, expenses, fees and premium paid in connection with such extension, renewal, refinancing or replacement);
(b)    it has (i) a final stated maturity no sooner than, (ii) a Weighted Average Life to Maturity no less than and (iii) no mandatory prepayment provisions not also contained in, in each case, the Debt being extended, renewed, refinanced or replaced;
(c)    if the Debt, and/or the Liens securing the Debt, as applicable, is subordinated to the Obligations, then the Debt, or the Liens securing such Debt, as applicable, being extended, renewed, refinanced or replaced is subordinated to the Obligations on terms at least as favorable to the Secured Parties as existed prior to such extension, renewal, refinancing or replacement;
(d)    such Debt is issued on market terms for the type of Debt issued and for issuers having a similar credit profile and in any event with covenants that are not more restrictive (taken as a whole) with respect to the Borrower Agent and its Subsidiaries than the covenants in this Agreement (as reasonably determined by the Borrower Agent in good faith); provided, that, a certificate of a Responsible Officer of the Borrower Agent as to the satisfaction of the conditions described in this clause (d) shall be delivered to Agent at least fifteen (15) Business Days prior to the incurrence of such Debt (or such shorter period of time as is agreed to by the Agent in its sole discretion), together with a reasonably detailed description of the material covenants of the Debt proposed to be issued or drafts of documentation relating thereto, stating that the Borrower Agent has reasonably determined in good faith that the terms of such Debt satisfy the foregoing requirements, and such certificate shall be conclusive unless the Agent notifies the Borrower Agent within ten (10) Business Days of the receipt of such certificate that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees);
(e)    the Debt is not secured by any Property other than the Property that was collateral (and then only with the same priority) for the Debt being extended, renewed, replaced or refinanced at the time of such extension, renewal, replaced or refinancing;
(f)    the obligor or obligors under any such Refinancing Debt are the same as the obligor(s) under the Debt being extended, renewed, refinanced or replaced on such Debt; and
(g)    upon giving effect to it, no Default or Event of Default exists.
Refinancing Debt: Debt that is the result of an extension, renewal, refinancing or replacement of Debt permitted under Section 10.2.1(d) or (t), in each case, so long as each Refinancing Condition is satisfied with respect thereto.
Regulation: as defined in Section 9.1.27.
Relevant Governmental Body: the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB, or any successor thereto.
Relevant Jurisdiction: in relation to any UK Obligor:
(a)its jurisdiction of incorporation;
(b)any jurisdiction where any asset subject to or intended to be subject to the Security Documents is situated;

(c)any jurisdiction where it conducts its business; and
(d)the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Report: as defined in Section 12.2.3.
Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30-day notice period has been waived.
Required Lenders: one or more Secured Parties holding more than 50% of (a) the aggregate outstanding Total Term Loan Commitments on the Closing Date; or (b) following termination of the Total Term Loan Commitments, the aggregate outstanding Term Loan or, if the Term Loan has been paid in full, the aggregate remaining Obligations; provided, however, that the Term Loan Commitment, Term Loan and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation.
Resolution Authority: any body which has authority to exercise any Write-down and Conversion Powers.
Responsible Officer: with respect to any Obligor, (a) the chairman of the board, president, chief executive officer, managing director, treasurer, controller, director of finance, chief financial officer or other financial officer of such Obligor, (b) solely for purposes of the delivery of incumbency certificates pursuant to this Agreement, the secretary or any assistant secretary of such Obligor, and (c) solely for purposes of notices given pursuant to Section 2, (i) any other officer or employee of such Obligor so designated by any of the officers of such Obligor identified in clause (a) above or clause (b) above in a notice to the Agent, or (ii) any other officer or employee of such Obligor designated in or pursuant to an agreement between such Obligor and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor. To the extent requested by the Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Agent, appropriate authorization documentation, in form and substance satisfactory to the Agent.
Restricted Investment: as defined in Section 10.2.5.

(b)Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any Intercompany Debt.
Revolving Agent: Bank of America, N.A., in its capacity as agent under the Revolving Loan Documents.
Revolving Lenders: means “Lenders” as defined in the preamble to the Revolving Loan Agreement.

Revolving Loan Agreement: that certain Loan and Security Agreement by and among the Obligors, the Revolving Lenders and the Revolving Agent dated as of the Closing Date, as amended or otherwise modified from time to time in accordance with the Intercreditor Agreement.
Revolving Loan Debt: Debt owed by the Obligors to the Revolving Lenders and Revolving Agent pursuant to the Revolving Loan Documents, in an aggregate principal amount not to exceed the “Maximum ABL Principal Obligations” (as defined in the Intercreditor Agreement).
Revolving Loan Documents: the Revolving Loan Agreement and each of the other loan documents entered into in connection therewith, in each case, as amended or otherwise modified from time to time in accordance with the Intercreditor Agreement.
S&P: Standard & Poor's Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Agent.
Sanction: a sanction administered or enforced by the US government, UN Security Council, European Union, U.K. government, His Majesty’s Treasury of United Kingdom or other applicable sanctions authority, including restrictions imposed with respect to the specially designated nationals list maintained by the US Treasury Office of Foreign Assets Control (OFAC).
SEC: the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
Secured Parties: Agent and Lenders.
Security Documents: the Guaranties, IP Assignments, Control Agreements, UK Security Agreements, all documents, instruments and agreements identified in Schedule 10.1.18 now or hereafter securing (or given with the intent to secure) any Obligations and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of the applicable Obligor.
SOFR: a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
SOFR Adjustment: 0.10%
SOFR Administrator: the NYFRB (or a successor administrator of the secured overnight financing rate).
SOFR Loan or Term SOFR Loan: each Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
Software: as defined in the definition of Intellectual Property.

Solvency Certificate: a solvency certificate in substantially in the form of Exhibit C.
Solvent and Solvency: as to any Person, such Person (a) owns Property whose fair saleable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair saleable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to generally pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code of the United States; (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates, (g) with respect to any Person incorporated in England and Wales, (i) it is not unable and does not admit its inability to pay its debts as they fall due, (ii) it is not deemed to, or is not declared to, be unable to pay its debts under applicable law, (iii) it has not suspended or threatened to suspend making payments on any of it debts or (iv) by reason of actual or anticipated financial difficulties, it has not commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; and (h) in the case of any Person organized under the laws of Mexico, such Person is not (i) insolvent pursuant to Article 2166 of the Mexican Federal Civil Code (Código Civil Federal) or the corresponding provisions of the Civil Codes (Códigos Civiles) of the states of Mexico (or any successor provision) or (ii) in a generalized default of its payment obligations (incumplimiento generalizado en el pago de sus obligaciones) within the meaning of Articles 9, 10 and 11 of the Ley de Concursos Mercantiles of Mexico. As used herein, “fair saleable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase on a going concern basis. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Specified Debt Payment: any payment or prepayment of Debt (which shall include for all purposes hereunder any prepayment, make-whole or similar fee or charge required to be paid as a result thereof) proposed to be made pursuant to Section 10.2.7.
Specified Distribution: any Distribution proposed to be made pursuant to Section 10.2.4(e).
Specified Investment: any Investment proposed to be made pursuant to clause (m)(i) or (p) of the definition of Restricted Investment.
Specified Transaction: each (a) Specified Debt Payment, (b) Specified Investment, or (c) Specified Distribution.
Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent's principal foreign exchange trading office for the first currency.
Subordinated Debt: Debt incurred by any Obligor or any of its Subsidiaries that is expressly subordinate and junior in right of payment to Full Payment of all Obligations pursuant to a Subordination Agreement, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subordination Agreement: a subordination agreement or subordination provisions, in each case, executed by the holders of any Subordinated Debt in favor of the Agent and the Secured Parties, which agreement is or which provisions are in form and substance reasonably satisfactory to Agent.
Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).
Swap: as defined in Section 1a(47) of the Commodity Exchange Act.
Swap Obligations: obligations under an agreement relating to a Swap.
Swap Termination Value: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
Tax Credit: a credit against, relief or remission for, or repayment of, any Taxes.
Tax Deduction: a deduction or withholding from a payment under any Loan Document for and on account of any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.
Taxes or Tax: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term Loan or Loan: collectively, the loans made by the Term Loan Lenders to the Borrowers on the Closing Date pursuant to Section 2.1.1.
Term Loan Commitment: with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Assumption pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
Term Loan Lender: means a Lender with a Term Loan Commitment or a Term Loan.
Term Priority Collateral: as defined in the Intercreditor Agreement.
Term SOFR:
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) US Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, plus the SOFR

Adjustment for such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator, plus the SOFR Adjustment for such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Reference Rate SOFR Determination Day;
provided that, if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
Term SOFR Administrator: the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
Term SOFR Reference Rate: the forward-looking term rate based on SOFR.
Titled Collateral: all Collateral for which the title to such Collateral is governed by a Certificate of Title or certificate of ownership, including, without limitation, all motor vehicles (including, without limitation, all trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment) for which the title to such motor vehicles is governed by a Certificate of Title or certificate of ownership.
Total Assets: as of any date of determination, the total assets on a Consolidated basis of the Borrower Agent and its Subsidiaries as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to have been) delivered pursuant to Section 10.1.2(a), (b) or (c), as applicable, as shown on such financial statements in accordance with GAAP.
Total Term Loan Commitment means the sum of the amounts of the Lenders’ Term Loan Commitments.
Trade Secrets: as defined in the definition of Intellectual Property.

Trademarks: as defined in the definition of Intellectual Property.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
“Treasury Rate” means, with respect to any prepayment, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Agent on the date three Business Days prior to the date of such prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities most nearly equal to the period from the date of such prepayment, repayment or date of required repayment to and including the first anniversary of the Closing Date.
Trust Accounts: Deposit Accounts or Securities Accounts containing only cash, cash equivalents or Securities (a) held exclusively for payroll and payroll taxes, (b) held exclusively for employee benefit payments and expenses related to an Obligor's employees, (c) required to be collected, remitted or withheld exclusively to pay taxes (including federal and state withholding taxes (including the employer's share thereof)) or (d) held by any Obligor expressly in trust or as an escrow or fiduciary for another person which is not an Obligor or an Affiliate of an Obligor.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when used in reference to a Lien for which the laws of another jurisdiction govern perfection or enforcement, the Uniform Commercial Code of such other jurisdiction, as applicable.
Unadjusted Benchmark Replacement: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
UK and United Kingdom: the United Kingdom of Great Britain and Northern Ireland and, as the context requires, England and Wales.
UK Anti-Money Laundering and Anti-Terrorism Legislation: the Bribery Act 2010 (UK), the Terrorism Act 2000 (UK), the Proceeds of Crime Act 2002 (UK) and any similar English legislation, together with all rules, regulations and interpretations thereunder or related thereto.
UK Bail-In Legislation: Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
UK Collateral: all Property of each UK Obligor described in any Security Document that secures the Obligations or Guaranteed Obligations and all other Property of each UK Obligor that now or hereafter secures (or is intended to secure) any Obligations or any Guaranteed Obligations.
UK Defined Benefit Pension Scheme: pension scheme of KAB Seating Limited governed by that certain Definitive Deed related to the KAB Pension Scheme, dated as of February 20, 2000 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among KAB Seating Limited, as the sponsoring employer, and the other parties thereto, as the trustees.
UK Guarantors: each Guarantor party hereto or any other Loan Document that is incorporated in England and Wales.

UK Obligors: each UK Guarantor and each other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations and is incorporated in England and Wales.
UK Security Agreement: each debenture, deed of charge or other agreement, instrument or document governed by the laws of England and Wales now or hereafter securing (or given with the intent to secure) any Obligations.
Unfunded Pension Liability: the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.
Upstream Payment: a Distribution by a Subsidiary of a Borrower, directly or indirectly, to such Borrower (other than the Borrower Agent, unless such Upstream Payment is solely in the form of cash).
US: the United States of America.
US Government Securities Business Day: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
US Obligor: an Obligor that is a Domestic Subsidiary.
US Person: "United States Person" as defined in Section 7701(a)(30) of the Code.
US Tax Compliance Certificate: as defined in Section 5.9.2(b)(iii).
Volvo Contract: collectively, (a) that certain Framework Agreement, dated on or about May 2, 2022, between Aktiebolaget Volvo and CVG, (b) that certain Price Agreement, dated as of May 5, 2022, between Volvo Truck Corporation and CVG, and (c) that certain Memorandum of Understanding, dated as of December 21, 2022, by and among Aktiebolaget Volvo, Volvo Truck Corporation, and CVG, in each case as amended, supplemented or otherwise modified prior to the date hereof, including by that certain Amendment to Framework Agreement and Price Agreement/Supplemental Agreement, dated as of May 1, 2023, by and among Aktiebolaget Volvo, Volvo Truck Corporation, and CVG, together with all appendices thereto.
Warrants: as defined in Section 6.1(q).
Weighted Average Life to Maturity: when applied to any Debt at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.
Wholly-Owned Subsidiary: as to any Person, (a) any corporation one hundred percent (100%) of whose Equity Interests (other than directors’ qualifying shares or Equity Interests that are required to be held by another person in order to satisfy a foreign requirement of Applicable Law prescribing an equity owner resident in the local jurisdiction) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person have a one hundred percent (100%) equity interest at such time.
Working Capital: means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Debt owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).
Write-Down and Conversion Powers: (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; (b) in relation to any other applicable Bail-In Legislation (other than the UK Bail-in Legislation): (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation; and (c) in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Debt of the Borrower Agent and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Debt of the Borrower Agent or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Debt, no effect shall be given to any election by the Borrower Agent to measure an item of Debt using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Required Lenders shall so request, the Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower Agent shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower Agent and its Subsidiaries or to the determination of any amount for the Borrower Agent and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower Agent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary.
(d)    Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Total Leverage Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable Measurement Period to which such calculation relates, and/or subsequent to the end of such Measurement Period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Consolidated Total Leverage Ratio for purposes of determining compliance with Section 10.3, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect.
(e)    Limited Condition Acquisitions. Notwithstanding anything to the contrary in any other section of this Agreement, to the extent that the terms of this Agreement require (i) compliance with any basket, financial ratio or test (including any Consolidated Total Leverage Ratio test), (ii) the absence of a Default or an Event of Default, or (iii) a determination as to whether the representations and warranties contained in this Agreement or any other Loan

Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect), in each case in connection with the consummation of a Limited Condition Acquisition, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower Agent, on the date of the execution of the Limited Condition Acquisition Agreement with respect to such Limited Condition Acquisition (such date, the “LCA Test Date”), after giving effect to the relevant Limited Condition Acquisition and any related incurrence of Debt, on a Pro Forma Basis; provided, that, notwithstanding the foregoing, in connection with any Limited Condition Acquisition: (A) any requirement that no Default or Event of Default exist will be satisfied if (1) no Default or Event of Default shall have occurred and be continuing as of the applicable LCA Test Date, and (2) no LCA Event of Default shall have occurred and be continuing at the time of consummation of such Limited Condition Acquisition; (B) such Limited Condition Acquisition shall be consummated within 90 days of the LCA Test Date; and (C) such Limited Condition Acquisition, any related pro forma adjustments, and the related Debt to be incurred in connection therewith and the use of proceeds thereof shall be deemed consummated, made, incurred and/or applied at the applicable LCA Test Date (until such time as the Debt is actually incurred or the applicable Limited Condition Acquisition Agreement is terminated without actually consummating the applicable Limited Condition Acquisition) and outstanding thereafter for purposes of determining Pro Forma Compliance (other than for purposes of determining Pro Forma Compliance in connection with the making of any Distribution or the making of any payment permitted by Section 10.2.7) with any financial ratio or test (including any Consolidated Total Leverage Ratio test, or any calculation of the financial covenants set forth in Section 10.3) (it being understood and agreed that for purposes of determining Pro Forma Compliance in connection with the making of any Distribution or the making of payment permitted by Section 10.2.7, the Borrower Agent shall demonstrate compliance with the applicable test both after giving effect to the applicable Limited Condition Acquisition and assuming that such transaction has not occurred). For the avoidance of doubt, if any of such ratios or amounts for which compliance was determined or tested as of the applicable LCA Test Date are thereafter exceeded or otherwise failed to have been complied with as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA), at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or amounts will not be deemed to have been exceeded or failed to be complied with as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Acquisition is permitted to be consummated. For the avoidance of doubt, this Section 1.2(e) shall not apply for purposes of calculating any financial ratio or test for purposes of (x) the definition of “Applicable Margin” or (y) the financial covenants in Section 10.3 (other than for the purpose of determining pro forma compliance therewith), each of which shall be based on the financial statements delivered pursuant to Section 10.1.2, as applicable, for the relevant period.
1.3Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York, "Account," "Account Debtor," “Certificate of Title,” "Chattel Paper," "Commercial Tort Claim," "Deposit Account," "Document," "Equipment," "General Intangibles," "Goods," "Instrument," "Investment Property," "Letter-of-Credit Right", "Securities", "Securities Account" and "Supporting Obligation."
1.4Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms "herein," "hereof," "hereunder" and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders and the neutral. In the computation of periods of time from a specified date to a later date, "from" means "from and including,"

and "to" and "until" each mean "to but excluding." The terms "including" and "include" mean "including, without limitation" "or" includes "and/or", and the rule of ejusdem generis does not apply. Section titles appear as a matter of convenience only and will not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day means the time of day in New York City or (g) discretion or satisfaction of Agent or any Lender means the sole and absolute discretion of such Person exercised from time to time. Any determination (including calculation of financial covenants) made from time to time by Obligors under the Loan Documents shall be made in light of the circumstances existing at such time. Obligors have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under a Loan Document. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor's "knowledge" or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. A Default or an Event of Default shall be deemed to exist and shall “continue” or be “continuing” at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing in accordance with this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement or the applicable Loan Document. All covenants under Section 10.2 shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant, shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.
1.5Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company or limited partnership, or an allocation of assets to a series of any such entity (or the unwinding of a Division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a Person shall constitute a separate Person hereunder.
1.6Currency Equivalents.
1.6.1Calculations. All references in the Loan Documents to Loans, Obligations and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Notwithstanding anything herein to the contrary, if an Obligation is funded or expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.
1.6.2Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, an Obligor shall discharge its obligation in respect of the sum due under the Loan Document only if, on the Business Day following Agent's receipt of the payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Obligor (or to the Person legally entitled thereto).

1.7Luxembourg Terms.    In this Agreement or any other Loan Document, if applicable, where it relates to the Luxembourg Obligor or any Person incorporated in Luxembourg or having its centre of main interests (as defined in Article 3(1) of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, recast) in Luxembourg, a reference to:

(a)winding up, administration, liquidation, bankruptcy, or dissolution includes, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire or liquidation judiciaire), procedure of administrative dissolution without liquidation (dissolution administrative sans liquidation), judicial reorganisation in the form of a stay to enter into a mutual agreement (sursis en vue de la conclusion d'un accord amiable), judicial reorganisation by collective agreement (réorganisation judiciaire par accord collectif), judicial reorganisation by transfer of assets or activities (réorganisation judiciaire par transfert sous autorité de justice), moratorium or reprieve from payment (sursis de paiement), general settlement with creditors, reorganisation by amicable agreement (réorganisation par accord amiable) or any other similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganization proceedings;
(b)commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted in order to reach an amicable agreement (accord amiable);
(c)an agent includes, without limitation, a “mandataire”;
(d)a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur, or curateur, conciliateur d'entreprise, manadataire judiciare, or any other person performing the same function of each of the foregoing;
(e)a “matured obligation” includes, without limitation, an obligation certaine, liquide et exigible;
(f)security or a security interest includes, without limitation, any hypothèque, nantissement, gage, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce, droit de rétention or sûreté réelle whatsoever whether granted or arising by operation of law;
(g)a person being unable to pay its debts includes, without limitation, that person being in a state of cessation of payments (cessation de paiements) or which has lost its creditworthiness (ébranlement de crédit);
(h)a guarantee includes any garantie which is independent from the debt to which it relates (garantie à première demande), a garantie professionelle de paiement, and any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;
(i)an attachment or similar creditors process include a saisie;
(j)Organic Documents includes its up-to-date (consolidated) articles of association (statuts (coordonnés));
(k)a director, officer or manager includes a gérant;
(l)a subsidiary includes a subsidiary (filiale) as defined in article 1711-1 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended ;

(m)a set-off includes, for purposes of Luxembourg law, legal set-off; and
(n)gross negligence is a reference to faute lourde and wilful misconduct is a reference to faute dolosive or faute intentionnelle.
1.8Czech Terms. In this Agreement, where it relates to a Person incorporated in or organized under the laws of Czechia, any reference to:
    (a)    bankruptcy, inability to pay debts, rehabilitation or insolvency includes insolvency (úpadek), threatening insolvency (hrozící úpadek), insolvency proceedings (insolvenční řízení), bankruptcy (konkurz), reorganization (reorganizace) and discharge from debts (oddlužení);
    (b)    being bankrupt, unable to pay its debts, in rehabilitation or insolvent includes being insolvent (v úpadku) due to overindebtedness (předlužený) or inability to pay (platebně neschopný);
    (c)    expropriation, attachment, sequestration, distress or execution includes expropriation (vyvlastnění), execution (exekuce) and enforcement (výkon rozhodnutí);
    (d)    financial assistance includes financial assistance within the meaning of sections 40(3), 41, 200 (in respect of a legal entity in the form of a Czech limited liability company) and section 311 (in respect of a legal entity in the form of a Czech joint stock company) of the Czech Act No. 90/2012 Coll., on Business Corporations and Cooperatives (the "Czech Business Corporations Act");
    (e)    winding up, administration or dissolution includes liquidation (likvidace), dissolution with liquidation (zrušení s likvidací) and dissolution without liquidation without a legal successor (zrušení bez likvidace bez právního nástupce);
    (f)    receiver, administrator, administrative receiver, compulsory manager or similar officer includes a liquidator (likvidátor), insolvency administrator (insolvenční správce) (including a preliminary administrator (predběžný správce), deputy insolvency administrator (zástupce insolvenčního správce), separate insolvency administrator (oddělený insolvenční správce) and special insolvency administrator (zvláštní insolvenční správce)), restructuring trustee (restrukturalizační správce), administrator of an enterprise (správce závodu) and court executor (soudní exekutor);
    (g)    moratorium includes moratorium (moratorium) within the meaning of Section 115 of Czech Act No. 182/2006 Coll., on Insolvency and Methods of its Resolution and general moratorium (všeobecné moratorium) or individual moratorium (individuální moratorium) pursuant to Czech Act No. 284/2023 Coll., on Preventive Restructuring;
    (h)     preventive restructuring includes measures pursuant to the Czech Act No. 284/2023 Coll., on Preventive Restructuring or other similar legislation in other applicable jurisdictions aimed at preventing insolvency and preservation or restoration of operability of business, including public preventive restructuring (veřejná preventivní restrukturalizace);
    (i)    severe financial difficulties mean such financial difficulties that would entitle any person to open, or continue in, preventive restructuring;

    (j)    shares, when used in relation to a Czech limited liability company (společnost s ručením omezeným), includes any participation interest (podíl) in the relevant Czech limited liability company;
    (k)    novation includes privative (simple) novation (privativní novace) and cumulative novation (kumulativní novace);
    (l)    constitutional documents includes a Memorandum of Association (společenskou smlouvu), a Deed of Incorporation (zakladatelskou listinu), a Memorandum of Incorporation (zakladatelskou smlouvu) and Articles of Association (stanovy); and
    (m)    controlled or controlling person will in any event be construed pursuant to the provisions of Section 74 and Section 75 of the Czech Business Corporations Act.
Where a Czech translation of a word or phrase appears in the text of this Agreement, the Czech meaning and the underlying Czech law legal concept will prevail.
SECTION 2.CREDIT FACILITIES
2.1Term Commitment.
2.1.1Term Loan. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Term Loan Lender severally agrees to make the Term Loan to the Borrowers on the Closing Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan Commitment. Notwithstanding the foregoing, the aggregate principal amount of the Term Loan made on the Closing Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.
2.1.2[reserved]
2.1.3Notes. The Term Loan and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Term Loan.
2.1.4Use of Proceeds. The proceeds of the Term Loan shall be used by Borrowers solely (a) to satisfy existing Debt under the Existing Loan Agreement; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to purchase or carry, or to reduce or refinance any debt incurred to purchase or carry, any margin stock or for any related purpose as governed by any regulation (including Regulation U) of the Federal Reserve Board of Governors; (ii) to fund any activities of or business with any Person, or in any country or territory, that is the target of any Sanction; or (iii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Secured Party or other individual or entity participating in any transaction).
2.1.5Termination of Commitment. The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Closing Date.
2.1.6[reserved]

2.1.7Protective Advances. Agent shall be authorized, in its discretion, upon the occurrence and during the continuance of an Event of Default, to make Base Rate Loans (“Protective Advances”) at any time, if Agent deems such Protective Advances are necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Term Loan and the other Obligations or to pay any other amount chargeable to the Obligors pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, costs, fees and expenses as described in Section 14.4. At Agent’s request, Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.8Tax Treatment. In connection with the Loans, the Lenders (or their designees) are receiving the Warrants. The Borrower Agent and the Lenders agree to cooperate in good faith to timely determine a valuation of the Warrants for purposes of investment unit allocation under Code Section 1273(c)(2). The Borrower Agent and the Lenders agree to report in a manner that is consistent with such allocation for all tax purposes.
SECTION 3.INTEREST, FEES AND CHARGES
3.1Interest.
3.1.1Rates and Payment of Interest.
(a)Each portion of the Term Loan that is a Base Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Base Rate plus the Applicable Margin, and each portion of the Term Loan that is a SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to Term SOFR for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.
(b)To the extent permitted by law and notwithstanding anything to the contrary in this Section, during an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default, if Agent or Required Lenders in their discretion so elect, the Obligations shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at the Default Rate (whether before or after any judgment), payable on demand.
(c)Interest shall accrue from the date the Term Loan is advanced or other Obligation is incurred or payable, as applicable, until paid in full by Borrowers and shall in no event be less than the Floor at any time. Interest accrued on the Term Loan is due and payable in arrears (i) in the case of a Base Rate Loan, monthly, on the last day of each month, commencing on the last day of the month in which such Loan is made, (ii) in the case of a SOFR Loan, on the last day of each Interest Period applicable to such Loan and (iii) in the case of each Loan, at maturity (whether upon demand, by acceleration or otherwise). Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, on demand.
3.1.2Application of Term SOFR to Outstanding Term Loan.
(a)Borrower Agent may on any Business Day elect to convert any portion of the Term Loan which is a Base Rate Loan to, or to continue any portion of the Term Loan which is a Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no portion of the Term Loan may be made, converted or continued as a Term SOFR Loan.

(b)Borrower Agent shall give Agent a Notice of Conversion/Continuation by 11:00 a.m. (New York City time) at least three Business Days before the requested conversion or continuation date. Promptly after receiving such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation is irrevocable, and shall specify the amount of the Term Loan to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a Term SOFR Loan, Borrower Agent has failed to deliver a Notice of Conversion/Continuation, the applicable portion of the Term Loan shall convert to a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Benchmark Replacement), or any component thereof, or the effect of any of the foregoing, or of any Benchmark Conforming Changes. Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Benchmark Replacement), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).
(c)Borrower Agent shall select an interest period ("Interest Period") of one or three months (in each case, subject to availability) to apply to each Term SOFR Loan; provided, that (a) the Interest Period shall begin on the date the Term Loan or portion thereof is made or continued as, or converted into, a Term SOFR Loan, and shall expire one or three months thereafter, as applicable; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, or if such corresponding day falls after the last Business Day of the end month, then the Interest Period shall expire on the end month's last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Final Maturity Date.
3.1.3[reserved]
3.2Fees.
3.2.1Applicable Premium.
(a)Upon the occurrence of an Applicable Premium Trigger Event, the Borrowers shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata shares, the Applicable Premium.
(b)Any Applicable Premium payable in accordance with this Section 3.2.1 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Obligors agree that it is reasonable under the circumstances currently existing. THE OBLIGORS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.
(c)The Obligors expressly agree that: (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (iv) the Obligors shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (v) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Term Loan Commitments and make the Loans; and (vi) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agent and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agent and the Lenders or profits lost by the Agent and the Lenders as a result of such Applicable Premium Trigger Event.
(d)Nothing contained in this Section 3.2.1 shall permit any prepayment of the Loans or reduction of the Term Loan Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.
3.2.2[reserved]
3.2.3Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.
3.3Computation of Interest, Fees, Yield Protection. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be computed for actual days elapsed, based on a year of 365 or 366 days, as applicable. All other interest, as well as fees and other charges calculated on a per annum basis, shall be computed for actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fee, interest rate or amounts payable hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9 that is submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
3.4Reimbursement Obligations. Obligors shall pay all Claims promptly upon request. Obligors shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent's personnel or a third party. All legal, accounting and consulting fees shall be charged to Obligors by Agent's professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Obligors acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel's overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Obligors shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Obligors under this Section shall be due on demand.
3.5Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund or commit to, participate in, or charge applicable interest or fees with respect to any Loan, or to determine or charge interest or fees based on SOFR or Term SOFR, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans to Term SOFR Loans shall be suspended, (b) if such notice asserts the illegality of such Lender to make or maintain Base Rate Loans whose interest rate is determined by reference to Term SOFR, the interest rate applicable to such Lender’s Base Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to the Term SOFR component of Base Rate, in each case until such Lender notifies Agent that the circumstances giving rise to Lender’s determination no longer exist. Upon delivery of such notice, with respect to all Loans, Borrowers shall prepay or convert Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Term Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan.
3.6Inability to Determine Rates.
3.6.1Inability to Determine Rate. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent) (an “Illegality Notice”), (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (ii) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.8.
3.6.2Effect of Benchmark Transition Event.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower Agent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower Agent so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.6.2(a) will occur prior to the applicable Benchmark Transition Start Date. No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 3.6.2.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower Agent and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower Agent of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.6.2(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.6.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.6.2.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of SOFR Loans of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
3.7Increased Costs; Capital Adequacy.
3.7.1Increased Costs Generally. If any Change in Law shall:
(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating Mandatory Costs);
(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)impose on any Lender any other condition, cost or expense (other than Taxes) affecting any Loan or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender, or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2Capital Requirements. If a Lender determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or holding company's capital as a consequence of this Agreement, or such Lender's Loan to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3[reserved].
3.7.4Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender notifies Borrower Agent of the applicable Change in Law and of such Lender's intention to claim compensation therefor.
3.8Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan occurs on a day other than the end of its Interest Period or tenor, (c) Borrowers fail to repay an Interest Period Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign any portion of the Loan prior to the end of its Interest Period or tenor pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded an Interest Period Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not such Loan was in fact so funded.
3.10Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate"). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.LOAN ADMINISTRATION
4.1[Reserved]
4.1.1Notice of Borrowing. The Borrower Agent shall give the Agent a duly executed Notice of Borrowing, not later than 12:00 noon (New York City time) on the date which is three Business Days prior to the date of the proposed Loan (or such shorter period as the Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (a) the principal amount of the proposed Loan, (b) whether the Loan is requested to be a Base Rate Loan or a SOFR Loan and, in the case of a SOFR Loan, the initial Interest Period with respect thereto, (c) the use of the proceeds of such proposed Loan, (d) the wire instructions for the proceeds of such proposed Loan, and (e) the proposed borrowing date, which must be the Closing Date. The Agent and the Lenders may act without liability upon the basis of written or telecopied notice believed by the Agent in good faith to be from the Borrower Agent (or from any Responsible Officer thereof designated in writing purportedly from the Borrower Agent to the Agent). The Agent and each Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request a Loan on behalf of the Borrowers until the Agent receives written notice to the contrary. The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
4.1.2[reserved]
4.1.3[reserved]
4.1.4[reserved]
4.1.5Benchmark Conforming Changes. Agent may make Benchmark Conforming Changes from time to time with respect to SOFR, Term SOFR or any Benchmark Replacement. Notwithstanding anything to the contrary in any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any party to any Loan Document. Agent shall post or provide each such amendment to Lenders and Borrower Agent reasonably promptly after it becomes effective.
4.2Defaulting Lender. Notwithstanding anything herein to the contrary:
4.2.1Amendments. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).
4.2.2Payments; Fees. The Agent shall not be obligated to transfer to any Defaulting Lender any payments made by any Obligor to the Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata shares (without giving effect to the Pro Rata shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed by the Borrower Agent and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrower Agent as if such Defaulting Lender had made such Loans to the Borrower Agent.
4.2.3Status; Cure. The operation of this Section shall not be construed to increase or otherwise affect the Term Loan Commitments of any Lender, to relieve or excuse the performance by any Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Obligor of its duties and obligations hereunder to the Agent or to the Lenders other than such Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agent, and the Borrower Agent shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata share of the applicable defaulted Loans and pays to the Agent all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Obligors while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
4.3Number and Amount of Interest Period Loans; Determination of Rate.
4.3.1No more than three (3) Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated and considered one Borrowing.
4.3.2[reserved].
4.3.3Upon determining Term SOFR for any Interest Period requested by Borrower Agent, Agent shall promptly notify Borrower Agent thereof by telephone or electronically and, if requested by Borrower Agent, shall confirm any telephonic notice in writing.
4.4Borrower Agent. Each Obligor hereby designates CVG (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including, without limitation, any Notice of Borrowing and Notice of Conversion/Continuation) delivered by Borrower Agent on behalf of any Obligor. Agent and Lenders may give any notice of communication with any Obligor hereunder to Borrower Agent on behalf of such Obligor. Each of Agent and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Obligor agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Obligor and that the designation of Borrower Agent hereunder shall be irrevocable without the written consent of Agent.
4.5One Obligation. The Term Loan and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
4.6Effect of Termination. Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless Full Payment of the Obligations has occurred, including Agent’s receipt of Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 3.4, 3.6, 3.7, 3.9, 4.1.3(c), 5.5, 5.6, 5.8, 5.9, 13, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent or any Lender of rights or obligations hereunder and any repayment, satisfaction, discharge or Full Payment of the Obligations.
SECTION 5.PAYMENTS
5.1General Payment Provisions. All payments of Obligations shall be made in Dollars without offset, counterclaim or defense of any kind, free and clear of (and, subject to Section 5.8, without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (New York City time) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral to the Obligations in such manner as Agent deems advisable, but whenever possible (provided no Default or Event of Default exists), any prepayment of the Term Loan shall be applied first to Floating Rate Loans and then to Interest Period Loans.
5.2Repayment of the Term Loan.
5.2.1Payments of Principal. The outstanding unpaid principal amount of the Term Loan shall be repaid in consecutive quarterly installments on the last Business Day of each Fiscal Quarter (each a “Payment Date”), beginning with the Fiscal Quarter ending September 30, 2025. Each such quarterly installment shall be in an aggregate amount equal to the percentage of the aggregate original principal amount of the Term Loan set forth below opposite the applicable Payment Date set forth below:

Payment Date	Quarterly Percentage
September 30, 2025 through and including March 31, 2027	0.25%
June 30, 2027 and the last Business Day of each Fiscal Quarter ending thereafter	1.25%
5.2.2
5.2.3provided, however, that (a) if any such date is not a Business Day then the installment due on such date shall instead be paid on the immediately preceding Business Day, and (b) the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan. The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the Final Maturity Date and (ii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement; provided further however, that the principal payment to be made on September 30, 2025 shall be increased by a Dollar amount equal to the quarterly installment that would have been due under this Section 5.2.1 on June 30, 2025 (at a 0.25% quarterly percentage), pro rated for the period of time from the Closing Date through June 30, 2025.
5.2.4Voluntary Prepayment. The Borrowers may, at any time and from time to time, upon at least 3 Business Days’ prior written notice to the Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 5.2.2 shall be accompanied by the payment of (a) accrued interest to the date of such payment on the amount prepaid and (b) the Applicable Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.
5.2.5Mandatory Prepayment.
(a)Contemporaneously with the delivery to the Agent and the Lenders of audited annual financial statements pursuant to Section 10.1.2(a) for each Fiscal Year (commencing with the Fiscal Year ended December 31, 2026) or, if such financial statements are not delivered to the Agent on the date such statements are required to be delivered pursuant to Section 10.1.2(a), on the date such statements are required to be delivered to the Agent and the Lenders pursuant to Section 10.1.2(a) for such Fiscal Year, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 5.2.4 in an amount equal to the 50% (or, commencing with the Fiscal Year ended December

31, 2027, if the Consolidated Total Leverage Ratio of the Borrower Agent and its Subsidiaries as of the end of such Fiscal Year is less than 2.50:1.00, 25%) of the Excess Cash Flow of the Borrower Agent and its Subsidiaries for such Fiscal Year.
(b)Immediately upon any Asset Disposition (excluding (i) Asset Dispositions which qualify as Permitted Asset Dispositions under clauses (a), (e), (g), (h), (i), (m), (n), (o), (p), (q) and (t) of the definition of Permitted Asset Disposition, and (ii) Net Proceeds from any Asset Disposition of ABL Priority Collateral) by any Obligor or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 5.2.4 in an amount equal to 100% of the Net Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Proceeds received by all Obligors and their Subsidiaries (and not paid to the Agent as a prepayment of the Loans) shall exceed for all such Dispositions $1,000,000 in any Fiscal Year. Nothing contained in this Section 5.2.3(b) shall permit any Obligor or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 10.2.6.
(c)Upon the issuance or incurrence by any Obligor or any of its Subsidiaries of any Debt (other than pursuant to Section 10.2.1), or upon an Equity Issuance (other than any Excluded Equity Issuance), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 5.2.4 in an amount equal to 100% of the Net Proceeds received by such Person in connection therewith. The provisions of this Section 5.2.3(c) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.
(d)Upon the receipt by any Obligor or any of its Subsidiaries of any Extraordinary Receipts (other than ABL Priority Collateral), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 5.2.4 in an amount equal to 100% of such Extraordinary Receipts received by such Person to the extent that the aggregate amount of such Extraordinary Receipts received by all Obligors and their Subsidiaries (and not paid to the Agent as a prepayment of the Loans) shall exceed for all such Extraordinary Receipts $2,000,000 in any Fiscal Year.
(e)Notwithstanding the foregoing, with respect to Net Proceeds received by any Obligor or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of casualty insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 5.2.3(b) or Section 5.2.3(d), as the case may be, up to $2,500,000 in the aggregate in any Fiscal Year of the Net Proceeds from all such Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Proceeds are used to replace, repair or restore properties or assets (other than current assets) used in such Person’s business; provided that, (i) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Proceeds, (ii) the Borrower Agent delivers a certificate to the Agent within five days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Proceeds shall be used to replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Proceeds (which certificate shall set forth estimates of the Net Proceeds to be so expended), (iii) such Net Proceeds that are intended to be used to replace, repair or restore properties or assets in the period set forth in clause (ii) above are deposited in a Fixed Asset Collateral Account, and (iv) upon the earlier of (A) the expiration of the period specified in the relevant certificate furnished to the Agent pursuant to clause (ii) above or (B) the occurrence of a Default or an Event of Default, such Net Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 5.2.3(b) or Section 5.2.3(d) as applicable.
(f)Notwithstanding any other provisions in Sections 5.2.3, (A) to the extent that any or all of the Net Proceeds of any Asset Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 5.2.3(b) (a “Foreign Subsidiary Disposition”), or the Net Proceeds of any prepayment event with respect to a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 5.2.3(e) (a “Foreign Subsidiary Casualty Prepayment Event”), are prohibited or delayed by applicable local law from being repatriated to the United States or from being distributed to a US Obligor, the portion of such Net Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 5.2.3 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or distribution to a US Obligor (the Borrower Agent hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation or distribution), and once such repatriation or distribution of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation or distribution will be immediately effected and such repatriated Net Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation or distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2.3 to the extent provided herein; and (B) to the extent that the Borrower Agent has determined in good faith and in consultation with the Agent that repatriation or distribution of any of or all the Net Proceeds of any Foreign Subsidiary Disposition or any Foreign Subsidiary Casualty Prepayment Event would have material adverse Tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, the Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2.3 but may be retained by the applicable Foreign Subsidiary unless and until such material adverse Tax consequences would no longer result from such repatriation or distribution.
5.2.6Application of Payments. Each prepayment pursuant to subsections (a), (b), (c), (d) and (e) above shall be applied to the Term Loan. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Agent has elected, or has been directed by the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 5.5, prepayments required under Section 5.2.3 shall be applied in the manner set forth in Section 5.5.
5.2.7Interest and Fees. Any prepayment made pursuant to Section 5.2.3 shall be accompanied by (a) accrued interest on the principal amount being prepaid to the date of prepayment, (b) any losses described in, and payable pursuant to, Section 3.9, and (c) the Applicable Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 3.2.
5.2.8Cumulative Prepayments. Except as otherwise expressly provided in this Section 5.2, payments with respect to any subsection of this Section 5.2 are in addition to payments made or required to be made under any other subsection of this Section 5.2.
5.3Payment of Other Obligations. Obligations other than Loans and Claims shall be paid by the applicable Obligor as provided in the Loan Documents or, if no payment date is specified, on demand.
5.4Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of an Obligor is made to Agent or any Lender, or if Agent or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.5Application and Allocation of Payments.
5.5.1Application. Subject to Sections 5.5.2 and 5.5.3 below, payments made by Obligors hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion. If funds received by or available to Agent under clause (b) are insufficient to pay fully all Obligations then due and owing, such funds shall be applied (i) ratably to pay interest and fees until paid in full, and then (ii) ratably to pay Term Loan principal then due and owing.

5.5.2Post-Default Allocation for Obligations. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
(a)first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities, Extraordinary Expenses, Protective Advances (and accrued and unpaid interest thereon) and other amounts then due and payable to the Agent until paid in full;
(b)second, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full;
(c)third, ratably to pay interest then due and payable in respect of the Term Loan until paid in full;
(d)fourth, ratably to pay principal of the Term Loan until paid in full;
(e)fifth, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and
(f)sixth, to the ratable payment of all other Obligations then due and payable.
(g)Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and no Obligor has any right to direct the application of payments or Collateral proceeds subject to this Section.
5.5.3[reserved]
5.5.4Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).
5.6[reserved]
5.7Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries in a loan account shall be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of an Obligor, the information shall be conclusive and binding on Obligors for all purposes absent manifest error, except to the extent Borrower Agent notifies Agent in writing within 30 days of specific information subject to dispute.
5.8Taxes. For purposes of this Section 5.8, the term “Applicable Law” includes FATCA.
5.8.1Payments Free of Taxes; Obligation to Withhold; Tax Payment

(a)All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.9. For purposes of Sections 5.8 and 5.9. "Applicable Law" shall include FATCA.
(b)If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.8.2Payment of Other Taxes. Without limiting the foregoing, each Obligor shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent's option, timely reimburse Agent for payment of, any Other Taxes.
5.8.3Tax Indemnification.
(a)Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Obligors by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b)Each Lender shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers' obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender's failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.
5.8.4Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.
5.8.5Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.9Lender Tax Information.
5.9.1Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.9.2Documentation. Without limiting the foregoing, if any Borrower is a US Person,
(a)Any Lender that is a US Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from US federal backup withholding Tax;
(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of US federal withholding Tax pursuant to the "interest" article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of US federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(ii)executed copies of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code ("US Tax Compliance Certificate"), and (y) executed copies of IRS Form W-8BENE; or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a US Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of each such partner;
(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and
(d)if payment of an Obligation to a Lender would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date hereof.
5.9.3Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.
5.10Nature and Extent of Each Borrower's Liability.
5.10.1Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any US

Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any US Obligor; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) disallowance of any claims of a Secured Party against any US Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations.
5.10.2Waivers.
(a)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any US Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Secured Party that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make the Loan. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)Secured Parties may pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower's rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which a Secured Party might otherwise be entitled but for such bidding at any such sale.
5.10.3Extent of Liability; Contribution.
(a)Notwithstanding anything herein to the contrary, each Borrower's liability under this Section shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower's Allocable Amount.

(b)If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower's Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The "Allocable Amount" for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(c)This Section shall not limit the liability of any Borrower to pay or guarantee the Loan made directly or indirectly to it (including the Term Loan to the extent advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower) and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.
5.10.4Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers' business most efficiently and economically. Borrowers' business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent's and Lenders' willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers' request.
5.10.5Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of the Obligations.
SECTION 6.CONDITIONS PRECEDENT
6.1Conditions Precedent to Term Loan. Lenders shall not be required to fund the Term Loan or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date") that each of the following conditions has been satisfied or is otherwise addressed in Schedule 10.1.18:
(a)Each Loan Document required to be executed on the Closing Date to which any Obligor is party shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(b)Agent shall have received (i) completed UCC financing statements for each appropriate jurisdiction and all other documentation as is necessary to perfect the Agent’s security interest in the Collateral to the extent required by this Agreement, (ii) all necessary foreign documentation (including, without limitation, debentures) as is necessary to perfect the Agent’s security interest in the UK Collateral and (iii) UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(c)Agent shall have received all Control Agreements that, in the reasonable judgment of the Agent, are required for the Obligors to comply with the Loan Documents as of the Closing Date, each duly executed by, in addition to the applicable Obligor, the applicable financial institution.

(d)Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, as of the Closing Date, after giving effect to the Term Loan and transactions hereunder, (i) no Default or Event of Default exists; (ii) the representations and warranties set forth in Section 9 are true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date; and (iii) the conditions set forth in this Section 6.1 have been satisfied.
(e)Agent shall have received a certificate of a Responsible Officer of each Obligor certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown as of the Closing Date; (ii) that an attached copy of resolutions approving execution and delivery of and performance under this Agreement and the other Loan Documents to which it is a party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the applicable Loan Documents and a specimen signature of each Person authorized by the resolution referred to in clause (ii) above in relation to this Agreement and the other Loan Documents. Agent may conclusively rely on any such certificate until it is otherwise notified by the applicable Obligor in writing.
(f)Agent shall have received a written legal opinion of (i) Gibson, Dunn & Crutcher LLP, legal counsel to the Obligors and (ii) Proskauer Rose LLP, legal counsel to the Agent and the Lenders as to matters of English law, in each case, in form and substance satisfactory to Agent.
(g)To the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction, Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization (where applicable). Agent shall have received good standing certificates (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and each jurisdiction where such Obligor's conduct of business or ownership of Property necessitates qualification.
(h)Agent shall have received copies of policies or certificates of insurance (together with related endorsements thereto) for the insurance policies carried by Obligors, all in compliance with the Loan Documents.
(i)Each Obligor shall have provided, in form and substance satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable "know your customer" and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Obligor qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Obligor.
(j)Agent shall have completed its business, financial and legal due diligence of Obligors, with results satisfactory to Agent. No Material Adverse Effect shall have occurred since December 31, 2024.
(k)Agent shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower Agent certifying as to the financial condition, solvency and related matters of the Borrower Agent and its Subsidiaries after giving effect to the transactions contemplated herein and by the other Loan Documents to occur on the Closing Date.

(l)Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.
(m)Agent shall have received a US Borrowing Base Report and a UK Borrowing Base Report, each prepared as of April 30, 2025 under, and as each such term is defined in, the Revolving Loan Agreement. Upon giving effect to the initial funding of Revolver Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, borrowing availability under the Revolving Loan Agreement shall be at least $35,000,000.
(n)The Agent shall have received duly authorized, executed and delivered copies of the Intercreditor Agreement, the Revolving Credit Agreement and the other material Revolving Loan Documents and, substantially concurrently with the funding of the Term Loans on the Closing Date, the commitments with respect to the Revolving Loans shall have become effective.
(o)The Agent shall have received reasonably satisfactory evidence that no more than $45,000,000 of the initial Revolving Loans under the Revolving Loan Agreement are funded on the Closing Date.
(p)The Agent shall have received (i) five year warrants for 5% of the Equity Interests of Borrower Agent, determined on a fully diluted basis, and (ii) five year warrants for an additional 5% of the Equity Interests of Borrower Agent, in each case, on terms (including put and call rights) reasonably acceptable to the Agent (collectively, the “Warrants”).
(q)The Agent shall have received such Security Documents, other Loan Documents, guaranties, pledges, charges, legal opinions, filings and other documents and information as the Agent may deem necessary or desirable to ensure that the UK Guarantors have executed and delivered valid and enforceable guaranties of the Obligations and that the Agent has valid and perfected Liens on the assets of such Foreign Subsidiaries to secure such guaranties.
(r)In relation to a UK Guarantor:
(i)a copy of the memorandum of association, articles of association, certificate of incorporation and certificate of change of name (if applicable) of each UK Guarantor;
(ii)a copy of a resolution of the board of directors of each UK Guarantor:
(A)approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;
(B)authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and
(C)authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party;
(iii)a specimen of the signature of each person authorized by the resolution referred to in paragraph (ii) above in relation to the Loan Documents and related documents;

(iv)a copy of a resolution signed by all the holders of the issued shares in each UK Guarantor, approving the terms of, and the transactions contemplated by, the Loan Documents to which the UK Guarantor is a party;
(v)a copy of a resolution of the board of directors of each corporate shareholder of each UK Guarantor approving the terms of the resolution referred to in paragraph (ii) above;
(vi)a certificate of each UK Guarantor (signed by a director):
(vii)confirming that borrowing or guaranteeing or securing, as appropriate, the Term Loans would not cause any borrowing, guarantee, security or similar limit binding on that UK Guarantor to be exceeded; and
(viii)each copy document relating to it specified in this section 6 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement;
(ix)With respect to each UK Guarantor whose shares are the subject to the UK Security Agreements, (a “Charged English Company”), (i) either (a) a certificate of an authorized signatory of each such UK Guarantor certifying that: (x) it has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged English Company; and (y) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged English Company which is certified by an authorized signatory of the UK Guarantor to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or (ii) a certificate of an authorized signatory of the UK Guarantor certifying that such Charged English Company is not required to comply with Part 21A of the Companies Act 2006;
(x)copy of all notices required to be sent under the UK Security Agreement executed by the relevant UK Guarantor subject to the UK Security Agreement;
(xi)all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant UK Guarantor in blank in relation to the assets subject to or expressed to be subject to the UK Security Agreement and other documents of title to be provided under the UK Security Agreement; and
(xii)a certified copy of the register of members (of the UK Guarantor) required to be provided under the UK Security Agreements.

SECTION 7.COLLATERAL
7.1Grant of Security Interest in Collateral. To secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien on all personal Property of such Obligor, including, without limitation, the following, whether now owned or hereafter acquired, and wherever located:
(a)all Accounts;
(b)all Chattel Paper, including electronic chattel paper;
(c)all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)all Deposit Accounts and Securities Accounts;
(e)all Documents;
(f)all General Intangibles, including Intellectual Property;
(g)all Goods, including Inventory, Equipment and fixtures;
(h)all Instruments;
(i)all Investment Property;
(j)all Letter-of-Credit Rights;
(k)all Supporting Obligations;
(l)all monies, whether or not in the possession or under the control of Agent, including any Cash Collateral;
(m)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
(n)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
(o)Notwithstanding the foregoing, no security interest is granted in or Lien granted upon any Excluded Assets.
7.2Lien on Deposit Accounts; Cash Collateral.
7.2.1Deposit Accounts. Agent's Lien hereunder encumbers all amounts credited to any Deposit Account (other than a Trust Account) of each Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request of Agent following the occurrence and during the continuance of an Event of Default, all balances in any Deposit Account, other than Trust Accounts, maintained for or by such Obligor, without inquiry into the authority or right of Agent to make such request.
7.2.2Cash Collateral. Cash Collateral may be invested, at Agent's discretion (with the consent of Borrower Agent, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as the Agent may elect. All Cash Collateral and related Deposit Accounts shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.
7.3[Reserved].
7.4Pledged Equity Interests and Pledged Debt Instruments.
7.4.1Investment Property and other Equity Interests.

(a)Pledged Interests. Schedule 7.4.1 sets forth all Equity Interests and Investment Property owned by each Obligor as of the Closing Date (as such schedule shall be updated in accordance with this section, the "Pledged Interests") and each Obligor hereby pledges, collaterally assigns, transfers and conveys, and grants a security interest in and Lien on, in favor of the Agent, for the benefit of the Secured Parties, all of such Obligor’s right, title and interest in, to and under the Pledged Interests owned by it. Concurrently with the delivery of each Compliance Certificate pursuant to Section 10.1.2(d), each Obligor shall notify Agent of any update to Schedule 7.4.1 for any Pledged Interests acquired since the last delivered Compliance Certificate.
(b)Delivery of Certificates. All certificates representing or evidencing any Investment Property or Equity Interests constituting Collateral hereunder, shall be delivered to and held by or on behalf of Agent, shall be in suitable form for further transfer by delivery, and shall be accompanied by all instruments of transfer or assignment requested by Agent, duly executed in blank and in form and substance acceptable to Agent. The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and non-assessable.
(c)Issuer Agreements. Each Obligor that is the issuer of any Pledged Interests hereby (a) acknowledges the security interest and Lien of Agent in such Collateral granted by the Obligor owning such Pledged Interests and (ii) agrees that, with respect to any such Pledged Interests, following the occurrence and during the continuance of an Event of Default, it will comply with the instructions originated by Agent without further consent of any other Obligor.
(d)Distributions on Investment Property and other Equity Interests. In the event that any cash dividend or cash distribution (a "Dividend") is to be paid in accordance with this Agreement on any Pledged Interests of any Obligor at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Obligor. If an Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to Agent for the benefit of the Secured Parties.
(e)Voting Rights with respect to Equity Interests. So long as no Event of Default has occurred and is continuing, Obligors shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement. If an Event of Default has occurred, upon written notice to Borrower Agent from (and to the extent elected by) the Agent, all rights of Obligors to exercise the voting and other consensual rights that Obligors would otherwise be entitled to exercise shall be suspended and all such rights shall thereupon become vested in Agent for the benefit of the Secured Parties during the continuation of such Event of Default, and Agent shall (i) have the sole right to exercise such voting and other consensual rights during the continuation of such Event of Default and (ii) thereupon have the right to act with respect thereto as though it were the outright owner thereof.
(f)Securities Accounts. Each Obligor irrevocably authorizes and directs each securities intermediary or other Person with which any securities account or similar investment property is maintained, if any, upon written instruction of the Agent (with a copy to the Borrower Agent), to dispose of such Collateral at the direction of the Agent and comply with the instructions originated by Agent without further consent of any Obligor. The Agent agrees with the Obligors that such instruction shall not be given by the Agent unless an Event of Default has occurred and is continuing.
7.4.2Partnership and Limited Liability Company Interests.
(a)Except with respect to partnership interests and limited liability company interests evidenced by a certificate, which certificate has been pledged and delivered to the Agent pursuant to Section 7.4.1 hereof, no Obligor, nor any Subsidiary of a Obligor, that is a partnership or a limited liability company shall, permit such Obligor or Subsidiary’s partnership interests or membership interests to (i) be dealt in or traded on securities exchanges or in securities markets, (ii) become a security for purposes of Article 8 of any relevant Uniform Commercial Code, (iii) become an investment company security within the meaning of Section 8-103 of any relevant Uniform Commercial Code or (iv) be evidenced by a certificate. Each Obligor agrees that such partnership interests or membership interests shall constitute General Intangibles.
(b)Each Obligor covenants and agrees that each limited liability agreement, operating agreement, membership agreement, partnership agreement or similar agreement to which a Obligor is a party and relating to any Pledged Interests (as amended, restated, supplemented or otherwise modified from time to time, each a "Pledged Interest Governing Document") is hereby amended by this Section 7.4.2 (i) to permit each member, manager and partner that is an Obligor (A) to pledge all of the Pledged Interests in which such Obligor has rights, (B) to grant and collaterally assign to the Agent, for the benefit of each Secured Party, a lien on and security interest in such Pledged Interests and (C) to, upon any foreclosure by the Agent on such Pledged Interests (or any other sale or transfer of such Pledged Interests in lieu of such foreclosure), transfer to the Agent (or to the purchaser or other transferee of such Pledged Interests in lieu of such foreclosure) its rights and powers to manage and control the affairs of the applicable issuer of the Pledged Interest (the "Pledged Issuer"), in each case, without any further consent, approval or action by any other party, including, without limitation, any other party to any Pledged Interest Governing Document or otherwise and (ii) to provide that (A) the bankruptcy or insolvency of such Obligor shall not cause such Obligor to cease to be a holder of such Pledged Interests, (B) upon the occurrence of such an event, the applicable Pledged Issuer shall continue without dissolution and (C) such Obligor waives any right it might have to agree in writing to dissolve the applicable Pledged Issuer upon the bankruptcy or insolvency of such Obligor, or the occurrence of an event that causes such Obligor to cease to be a be a holder of such Pledged Interests.
(c)Upon the occurrence and during the continuance of an Event of Default, the Agent or its designee shall have the right (but not the obligation) to be substituted for the applicable Obligor as a member, manager or partner under the applicable Pledged Interest Governing Document, and the Agent or its designee shall have all rights, powers and benefits of such Obligor as a member, manager or partner, as applicable, under such Pledged Interest Governing Document in accordance with the terms of this Section 7.4.2. For avoidance of doubt, such rights, powers and benefits of a substituted member, manager or partner shall include all voting and other rights and not merely the rights of an economic interest holder.
(d)During the continuance of an Event of Default, no further consent, approval or action by any other party, including, without limitation, any other party to the applicable Pledged Interest Governing Document or otherwise shall be necessary to permit the Agent or its designee to be substituted as a member, manager or partner pursuant to this Section 7.4.2. The rights, powers and benefits granted pursuant to this paragraph shall inure to the benefit of the Agent, on its own behalf and on behalf of each other Secured Party, and each of their respective successors, assigns and designees, as intended third party beneficiaries.
(e)Each Obligor and each applicable Pledged Issuer agrees that during the period from the Closing Date until the Full Payment of the Obligations, no Pledged Interest Governing Document shall be amended to be inconsistent with the provisions of this Section 7.4.2 without the prior written consent of the Agent.
7.4.3Pledged Debt and Instruments.
(a)Schedule 7.4.3 sets forth all debt securities issued to or held by each Obligor to the extent included in the Collateral on the Closing Date ("Pledged Debt"). With respect to any such debt securities that constitute an Instrument, each Obligor shall deliver to Agent all such Instruments to Agent duly indorsed in blank; provided that the Obligors shall not be required to deliver any instrument constituting a Debt in favor of the Obligors with a value of less than $500,000 individually or, when taken together with other such Debt excluded under this proviso, $1,000,000 in the aggregate at any time.

(b)Concurrently with the delivery of each Compliance Certificate pursuant to Section 10.1.2(d), each Obligor shall promptly notify Agent of any update to Schedule 7.4.3 for any Pledged Debt acquired since the last delivered Compliance Certificate.
7.5Miscellaneous Collateral Provisions.
7.5.1Commercial Tort Claims. Concurrently with the delivery of each Compliance Certificate pursuant to Section 10.1.2(d), the Borrower Agent shall promptly notify Agent in writing if any Obligor has acquired a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, Commercial Tort Claims in the aggregate amount less than $500,000) since the last delivered Compliance Certificate, the Borrower Agent and such Obligor shall promptly amend Schedule 9.1.16 to include such claim, and the Borrower Agent and such Obligor shall take such actions as Agent deems reasonably appropriate to subject such claim to a duly perfected, first priority Lien (other than with respect to the Lien of the Revolving Agent to the extent set forth in the Intercreditor Agreement) in favor of Agent.
7.5.2Certain After-Acquired Collateral. Obligors shall (a) promptly notify Agent if an Obligor obtains an interest in any Deposit Account, Securities Account, Chattel Paper, Document, Instrument, Intellectual Property, Investment Property or Letter-of-Credit Right, and (b) upon request, each Obligor shall take such actions as Agent deems appropriate to effect its perfected, first priority Lien (other than with respect to the Lien of the Revolving Agent to the extent set forth in the Intercreditor Agreement) on the Collateral, including obtaining any possession, Control Agreement or Lien Waiver. If Collateral is in the possession of a third party, each applicable Obligor shall obtain an acknowledgment (in form and substance satisfactory to Agent) from such party that it holds the Collateral for the benefit of Agent.
7.5.3Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.
7.5.4Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as "all assets" or "all personal property" of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral, including any pre-filing of financing statements.
SECTION 8.COLLATERAL ADMINISTRATION
8.1[reserved]
8.2Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon.
8.3Inventory. Each Obligor shall keep accurate and complete records of its Inventory.
8.4Equipment.
8.4.1Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as the Agent may reasonably request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than any such disposal constituting a Permitted Asset Disposition.
8.4.3Condition of Equipment. The Obligors shall cause the Equipment to be maintained in satisfactory operating condition and repair, and shall make all necessary replacements and repairs so that the value and operating efficiency of the Equipment are preserved at all times, reasonable wear and tear excepted. No Obligor shall permit any Equipment to become permanently affixed to Real Estate so as to become “fixtures” unless any landlord or mortgagee delivers a Lien Waiver.
8.5Deposit Accounts and Securities Accounts. Schedule 8.5 lists all Deposit Accounts and Securities Accounts maintained by Obligors as of the Closing Date. Each Obligor shall take all actions necessary to establish Agent's first priority Lien on each Deposit Account and Securities Account other than Trust Accounts, provided, however, that Obligors shall not be obligated to deliver to Agent a Control Agreement with respect to any Excluded Account, or to the extent control agreements are not applicable in the jurisdiction in which such Deposit Account or Securities Account is maintained. Obligors shall be the sole account holders of each Deposit Account and Securities Account and shall not allow any Person (other than Agent and the depository bank or securities intermediary) to have control over their Deposit Accounts or Securities Accounts or any Property deposited therein. Obligors shall promptly notify Agent of any opening or closing of a Deposit Account or Securities Account and, with the consent of Agent, will amend Schedule 8.5 to reflect the same. Without limiting the foregoing, the applicable Obligor shall execute and deliver, and cause the relevant depository institution to execute and deliver, to the Agent a Control Agreement for the Fixed Asset Collateral Account promptly following any Asset Sale or Recovery Event with respect to Term Priority Collateral, the proceeds of which are intended to be used to replace, repair or restore properties or assets pursuant to Section 5.2.3(e).
8.6General Provisions.
8.6.1Location of Collateral. All tangible items of Collateral, other than Inventory in-transit or de minimis Collateral in possession of employees in the Ordinary Course of Business, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1 or such other locations as may be agreed to in writing by the Agent (each, an “Approved Location”), except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; (b) move Collateral of an US Obligor to another Approved Location in the United States; and (c) permit Inventory to be held at other locations for repair, refurbishment or processing, all in the Ordinary Course of Business so long as Obligors shall have obtained Lien Waivers with respect to any Inventory with a value in excess of $50,000 held at a processor for more than 30 days.
8.6.2Insurance of Collateral; Condemnation Proceeds. Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved in writing by Agent in its discretion) satisfactory to Agent; provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance for such Real Estate shall comply with all Flood Laws or shall otherwise be satisfactory to all Lenders. Subject to Section 5.2.3(e), all proceeds under each policy shall be payable to Agent. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Each policy shall include endorsements reasonably satisfactory to Agent (a) showing Agent as lender's loss payee; (b) requiring 30 days’ prior written notice to Agent of cancellation of the policy for any reason whatsoever (except 10 days’ prior written notice for cancellation due to nonpayment of premiums); and (c) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, in its discretion, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent pursuant to Section 5.2.3. If an Event of Default exists, only Agent may settle, adjust and compromise such claims, subject to the Intercreditor Agreement.
8.6.3Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors' sole risk.
8.6.4Defense of Title. Each Obligor shall defend its title to Collateral and Agent's Liens therein against all Persons, claims and demands, except Permitted Liens.
8.7Power of Attorney; Irrevocable Proxy.
8.7.1    Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent's designee, may (in its discretion), without notice and in either its or an Obligor's name, but at the cost and expense of Obligors:
(a)Endorse an Obligor's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent's possession or control; and
(b)During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or investment accounts (other than Excluded Accounts), and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which an Obligor is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Agent deems appropriate to fulfill any Obligor's obligations under the Loan Documents.
8.7.1Irrevocable Proxy. In addition to each of the foregoing and any other rights of Agent as set forth herein or in any other Loan Documents, each Obligor grants to the Agent (through itself, its representatives, designees or agents), an IRREVOCABLE PROXY, to vote all or any part of such Obligor’s Collateral constituting Equity Interests from time to time, in each case in any manner Agent deems advisable in its sole discretion, either for or against any or all matters submitted, or which may be submitted to a vote of shareholders, partners, or members, as the case may be, and to exercise all other rights, powers, privileges, and remedies to which any such shareholders, partners, or members would be entitled (including, without limitation, giving or withholding written consents, ratifications, and waivers with respect to the Collateral, calling special meetings of the holders of the Collateral of any issuer of Equity Interests constituting Collateral and voting at such meetings). To the extent permitted by Applicable Law, the irrevocable proxy granted hereby is effective automatically without the necessity that any other action (including, without limitation, that any transfer of any of the Collateral be recorded on the books and records of the relevant Obligor or issuer of Equity Interests constituting Collateral) be taken by any Person (including the relevant Obligor or such issuer or any officer or agent thereof), is coupled with an interest, and shall be irrevocable, shall survive the bankruptcy, dissolution or winding up of any relevant Obligor, and shall terminate only upon the termination of all Obligations. Each Obligor covenants and agrees that prior to the expiration of such IRREVOCABLE PROXY pursuant to Applicable Law, if applicable, such Obligor will reaffirm such irrevocable proxy in a manner reasonably satisfactory to the Agent. Notwithstanding the foregoing, Agent shall only exercise the irrevocable proxy set forth in this Section 8.7.2 while any Event of Default has occurred and/or is continuing, and immediately upon written waiver of such Event of Default (and so long as no separate or future Event of Default has occurred and/or is continuing), shall promptly (or take all reasonably necessary actions available) discontinue exercise of such irrevocable proxy. Each Obligor covenants and agrees that on the date that is thirty (30) days prior to the date of expiration (by operation of Applicable Law) of the irrevocable proxy granted pursuant to this Section 8.7.2, such Obligor shall automatically be deemed to grant the Agent a new irrevocable proxy, on the same terms as those previously granted pursuant to this Section 8.7.2. Upon the written request of the Agent, such Obligor agrees to deliver to the Agent, on behalf of the Agent and the other Secured Parties, such further evidence of such irrevocable proxy or such further irrevocable proxies to enable the Secured Parties to vote the Collateral constituting Equity Interests after the occurrence and during the continuance of an Event of Default.
8.8Intellectual Property.
(a)Each Obligor shall, and shall cause each of its Subsidiaries to, process all documents reasonably required to maintain all registrations and applications for registration of all of the Intellectual Property of such Obligor and its Subsidiaries, including but not limited to (i) the prompt filing of affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of the material registered Trademarks of such Obligor and its Subsidiaries, (ii) the timely payment of all fees and disbursements in connection therewith as well as any post-issuance fees due in connection with Patents, and (iii) refraining from the abandonment of any filing of affidavit of use or any application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Agent (other than with respect to registrations and applications deemed by such Obligor or such Subsidiary in its reasonable business judgment to be no longer prudent to pursue).
(b)Each Obligor shall, and shall cause each of its Subsidiaries to, diligently prosecute all applications for registrations of Intellectual Property listed on Schedule 9.1.11 (as updated from time to time), in each case for such Obligor, and not abandon any such application prior to exhaustion of all administrative and judicial remedies, absent written consent of the Agent (other than applications that are deemed by such Obligor in its reasonable business judgment to be no longer prudent to pursue).
8.9Titled Collateral.
8.9.1At the reasonable request of the Agent, each Obligor shall, with respect to Titled Collateral with a value in excess of $100,000 individually and $1,000,000 in the aggregate, (a) cause all such Titled Collateral, now owned or hereafter acquired by any Obligor, which under applicable law are required to be registered, to be properly registered in the name of such Obligor, (b) cause all such Titled Collateral to be properly titled in the name of such Obligor, and if requested by the Agent, with the Agent's Lien noted thereon and (c) if requested by the Agent, promptly deliver to the Agent (or its custodian) originals of all such Certificates of Title or certificates of ownership for such Titled Collateral, with the Agent's Lien noted thereon.

8.9.2Upon the acquisition after the Closing Date by any Obligor of any Titled Collateral with a value in excess of $100,000 individually and $1,000,000 in the aggregate (other than Equipment to be acquired that is subject to Purchase Money Lien permitted hereunder), such Obligor shall promptly notify the Agent of such acquisition, set forth a description of such Titled Collateral acquired and a good faith estimate of the current value of such Titled Collateral, and if so reasonably requested by the Agent, immediately deliver to the Agent (or its custodian) originals of the Certificates of Title or certificates of ownership for such Titled Collateral, together with the manufacturer's statement of origin, and an application duly executed by the appropriate Obligor to evidence the Agent's Lien thereon.
8.9.3Each Obligor hereby appoints the Agent as its attorney-in-fact, effective the date hereof and terminating upon the termination of this Agreement, for the purpose of (a) executing on behalf of such Obligor title or ownership applications for filing with appropriate Governmental Authority to enable Titled Collateral now owned or hereafter acquired by such Obligor to be amended to reflect the Agent listed as lienholder thereof, (b) filing such applications with such Governmental Authority, and (c) executing such other documents and instruments on behalf of, and taking such other action in the name of, such Obligor as the Agent may deem necessary or advisable to accomplish the purposes of this Section (including, without limitation, for the purpose of creating in favor of the Agent a perfected Lien on such Titled Collateral and exercising the rights and remedies of the Agent hereunder). This appointment as attorney-in-fact is coupled with an interest and is irrevocable until Full Payment of the Obligations.
8.9.4So long as no Event of Default shall have occurred and be continuing, upon the request of any Obligor, the Agent shall execute and deliver to such Obligor such instruments as such Obligor shall reasonably request to remove the notation of the Agent as lienholder on any Certificate of Title or certificate of ownership for any Titled Collateral; provided that any such instruments shall be delivered, and the release shall be effective, only upon receipt by the Agent of a certificate from such Obligor, stating that the Titled Collateral, the Lien on which is to be released, is to be sold in accordance with the terms of the Loan Documents or has suffered a casualty loss (with title thereto passing to the casualty insurance company therefor in settlement of the claim for such loss), the amount that such Obligor will receive as sale proceeds or insurance proceeds and whether or not such sale proceeds or insurance proceeds are required by this Agreement to be paid to the Agent to be applied to the Obligations and, to the extent required by this Agreement, any proceeds of such sale or casualty loss shall be paid to the Agent hereunder to be applied to the Obligations in accordance with the terms of the this Agreement.
SECTION 9.REPRESENTATIONS AND WARRANTIES
9.1General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Loan, each Obligor represents and warrants to Agent and Lenders that:
9.1.1Organization and Qualification. Each Obligor and Subsidiary (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation and (b) has all requisite power and authority to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law for the relevant jurisdiction) as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is (i) an Affected Financial Institution or (ii) a Covered Entity. The information included in the Beneficial Ownership Certification most recently provided to Agent and Lenders is true and complete in all respects.

9.1.2Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents (including through electronic means) have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Obligor's Property.
9.1.3Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by (a) bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and (b) with respect to the UK Obligors only, the Legal Reservations.
9.1.4Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests, as of the Closing Date. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person or been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent's Lien and the Lien of the Revolving Agent, and all such Equity Interests are duly issued, fully paid and non-assessable (to the extent applicable). With respect to any UK Guarantor whose shares are subject to Liens under the relevant Loan Documents, its shares are fully paid and not subject to any option to purchase or similar rights that prejudice such Liens and its constitutional documents do not restrict or inhibit any transfer of those shares on creation or enforcement of such Liens in a manner which is materially adverse to the interests of the Lenders, taken as a whole (other than to the extent such restrictions or inhibitions are required by applicable law). There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any UK Guarantor (including any option or right of pre-emption or conversion). There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary. Obligors will amend or supplement Schedule 9.1.4 from time to time to reflect changes thereto as a result of a Permitted Acquisition or other transaction permitted hereunder or otherwise with the consent of Agent.
9.1.5Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, valid and enforceable first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent's Liens.
9.1.6Accounts. Agent may rely on all statements and representations made by Obligors with respect to its Accounts.
9.1.7Financial Statements; Solvency. The consolidated and consolidating balance sheets, and related statements of operations, income, cash flow and shareholders equity, of Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time; it being acknowledged and agreed by Lenders, however, that projections as to future events are not viewed as facts and the actual results during the period or periods covered by said projections may differ from the projected results and that the differences may be material. Since December 31, 2024, there has been no change in the condition, financial or otherwise, of any Obligor or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading, when taken as a whole. The Obligors and their Subsidiaries, taken as a whole, are Solvent.
9.1.8Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that ensures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.9Taxes. Each Obligor and Subsidiary has timely filed all federal, state and local tax returns and other reports that it is required by law to file, and has timely paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable (whether or not shown on a tax return, and including in its capacity as a withholding agent), except (a) unpaid Taxes in an aggregate amount at any one time not in excess of $1,000,000 and (b) to the extent being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
9.1.10Brokers. There are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
9.1.11Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except to the extent that any failure to own or have such rights to use any Intellectual Property would not reasonably be expected to result in a Material Adverse Effect. There is no pending or, to any Obligor's knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property) that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.11, no Obligor or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property registered or applied for with the United States Patent and Trademark Office or the United States Copyright Office, or an equivalent thereof in any state of the United States or any foreign jurisdiction, owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary as of the Closing Date is shown on Schedule 9.1.11.
9.1.12Governmental Approvals. Each Obligor and each Subsidiary has, is in compliance with, and, to the extent such concept is applicable in such jurisdiction, is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except to the extent the failure to have such Governmental Approval, to be in compliance therewith or otherwise to be in good standing in respect thereof would not reasonably be expected to result in a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and each Obligor and its Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where the failure to possess any such effective license, permit or certificate, or any noncompliance therewith, could not reasonably be expected to have a Material Adverse Effect.
9.1.13Compliance with Laws. Each Obligor and each Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or any Subsidiary under any Applicable Law which could reasonably be expected to have a Material Adverse Effect. No inventory has been produced in violation of the FLSA.
9.1.14Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, as of the Closing Date, neither any Obligor’s nor any Subsidiary’s past or present operations,

Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action of a material nature is needed to address any environmental pollution, hazardous material or environmental clean-up. Neither any Obligor nor any Subsidiary has received any Environmental Notice which would reasonably be expected to result in a material liability to such Obligor or such Subsidiary. Neither any Obligor nor any Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it where such liability could reasonably be expected to result in a Material Adverse Effect.
9.1.15Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement as of the Closing Date, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.
9.1.16Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor's knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary.
9.1.17No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default (after giving effect to any cure or grace period and waivers or amendments thereof), under any Material Contract. As of the Closing Date, there is no basis upon which any party (other than an Obligor or a Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
9.1.18ERISA. Except as disclosed on Schedule 9.1.18:
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or prototype opinion from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Obligor or any Subsidiary, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Each Obligor and each Subsidiary and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)There are no pending or, to the knowledge of any Obligor or any Subsidiary, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to have a Material Adverse Effect; (iii) neither any Obligor nor any Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Obligor nor any Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Obligor nor any Subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(d)Except as could not reasonably be expected to have a Material Adverse Effect, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing (to the extent such concept exists and is applicable under the requirements of Applicable Law of the relevant jurisdiction) with applicable regulatory authorities.
(e)Except as disclosed on Schedule 9.1.18, no Obligor or any Subsidiary is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act (1993)(UK)) or (ii) is or has at any time been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK)) of such an employer.
(f)No UK Obligor or any Subsidiary has been issued a Financial Support Direction or Contribution Notice in respect of any pension scheme. Each Obligor shall immediately notify the Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issuance of a Financial Support Direction or a Contribution Notice to any Obligor or any Subsidiary in relation to the UK Defined Benefit Pension Scheme, or the issuance of any such Financial Support Direction or Contribution Notice.
9.1.19Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, that could reasonably be expected to result in a Material Adverse Effect, including any actual or threatened termination, limitation or modification of the Volvo Contract, any material reduction in the volume of business conducted thereunder with respect to the “6700 Program” from the levels set forth in the Audited Financial Statements or any Obligor’s or Subsidiary’s loss of the “Standard Position” thereunder.
9.1.20Labor Relations. Except as described on Schedule 9.1.20, as of the Closing Date no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. Except as described on Schedule 9.1.20, as of the Closing Date there are no material grievances, disputes or controversies with any union or other organization of any Obligor's or Subsidiary’s employees, or, to any Obligor's or Subsidiary’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.
9.1.21Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
9.1.22Not a Regulated Entity. No Obligor is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.23Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.
9.1.24Sanctions; Anti-Corruption Laws. No Obligor, Subsidiary, or director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a country or territory that is the target of any Sanction. The Obligors and their Subsidiaries have conducted their business in compliance with and have instituted and maintain policies and procedures designed to promote and achieve continued compliance with all applicable Anti-Corruption Laws.
9.1.25Insurance. The Properties and businesses of each Obligor and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Obligor or Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the applicable Obligor or the applicable Subsidiary operate. All such insurance policies are in full force and effect, all premiums have been duly paid and neither any Obligor nor any of its Subsidiaries has received a written notice of violation or cancelation thereof.
9.1.26UK Charges. Under the law of each Obligor’s jurisdiction of incorporation it is not necessary that any UK Security Agreement be filed, recorded on enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any UK Security Agreement or the transactions contemplated by any UK Security Agreement, except (a) registration of particulars of each Security Document executed by a UK Obligor at Companies House in accordance with Part 25 (Company Charges) of the Companies Act 2006 (UK) or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (UK), (b) registration of each Security Document executed by a UK Obligor and pertaining to Real Estate at the HM Land Registry in England and Wales and payment of associated fees, (c) filing, registration or recordation on a voluntary basis or as required in order to perfect the security interest created by any UK Security Agreement in any relevant jurisdiction and (d) in each case, payment of associated fees, stamp taxes or mortgage duties.
9.1.27Centre of Main Interests and Establishments. The “centre of main interest” (as that term is used in the Cross Border Insolvency Regulations 2006 (the “Regulation”)) of each UK Obligor is situated in its jurisdiction of incorporation and none of them have an “establishment” (as that term is used in the Regulation) in any other jurisdiction.
9.1.28Pari Passu Ranking. The payment obligations under the Loan Documents of each UK Obligor rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
9.1.29Ranking. Subject to the Legal Reservations, each UK Security Agreement has or will have the ranking in priority which it is expressed to have in the relevant UK Security Agreement and, other than as permitted under or contemplated by the Loan Documents, it is not subject to any prior ranking or pari passu ranking Lien, subject to Permitted Liens.
9.1.30DAC6. The Borrower Agent shall, promptly following a request by any Lender, use its reasonable endeavours to co-operate with any Lender by providing any information reasonably requested by such Lender in order to assist such Lender in determining whether or not a transaction in relation to which a Loan forms part is a reportable cross-border arrangement for the purposes of DAC6 in a jurisdiction in which any Obligor or Subsidiary has a reporting obligation pursuant to the implementation of DAC6 in that jurisdiction.
9.1.31PSC. Each UK Guarantor shall within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 and promptly provide the Agent with a copy of that notice.

9.2Complete Disclosure. Neither any Loan Document nor any financial statements delivered to the Agent (other than (a) projections, budgets, estimates and other forward looking statements, and (b) information of a general economic or general industry nature), contained, when delivered to the Agent and taken as a whole, any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of all of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto). There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, to the best knowledge of each Obligor, the information included in any Beneficial Ownership Certification (if any) provided on or prior to the Closing Date to the Agent or any Lender in connection with this Agreement is true and correct in all respects.
SECTION 10.COVENANTS AND CONTINUING AGREEMENTS
10.1Affirmative Covenants. As long as any Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:
10.1.1Inspections; Appraisals.
(a)Permit Agent from time to time, subject (unless a Default or Event of Default has occurred and is continuing) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, conduct appraisals, inspect, audit and make extracts from any Obligor's or Subsidiary's books and records (other than information which is subject to attorney-client privilege or would result in a breach of a confidentiality obligation of the Obligors to any other Person so long as (i) Obligors make Agent aware of the exercise of such omission and (ii) with respect to confidentiality obligations only, uses reasonable effort to communicate any material information in a manner that does not violate such confidentiality obligations), and discuss with its officers, employees, agents, advisors and independent accountants such Obligor's or Subsidiary's business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit, appraisal or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.
(b)Reimburse Agent for all its reasonable charges, costs and expenses in connection with (i) examinations of Obligors' books and records or any other financial or Collateral matters as it deems appropriate, up to one (1) time per Loan Year and, if an Event of Default occurs, up to one (1) additional time during the 12 months following such occurrence; (ii) appraisals of Inventory, up to one (1) time per Loan Year and, if an Event of Default occurs, up to one (1) additional time during the 12 months following such occurrence, and (iii) an appraisal of all Real Property, up to one (1) time per Loan Year and, if an Event of Default occurs, up to one (1) additional time during the 12 months following such occurrence; provided, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Obligors without regard to such limits. Obligors shall pay Agent's then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes.
10.1.2Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:
(a)as soon as available, and in any event within 90 days after the close of each Fiscal Year (i) balance sheets as of the end of such Fiscal Year and the related statements of income, operations, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for the Borrower Agent and its Subsidiaries; provided that (A) such consolidated statements shall be audited and certified (without qualification) by KPMG LLP or another firm of independent certified public accountants of recognized standing acceptable to Agent and accompanied by a report and an opinion by KPMG LLP or such other acceptable certified public accountants (which report and opinion shall not include (1) any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of the Borrower Agent or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit or (2) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 10.3), and shall set forth in comparative form corresponding figures for (x) the preceding Fiscal Year, and (y) the most recent Projections together with such supporting documentation as the Agent may reasonably request, and (B) such consolidating statements shall be certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes, and (ii) comprehensive management discussion and analysis reports with respect to (A) the amounts added back pursuant to clauses (viii) and (x) of the definition of Consolidated EBITDA, and (B) the then-current and projected financial health and operational status of each material manufacturing plant owned or operated by Borrower Agent or its Subsidiaries, all in detail satisfactory to Agent;
(b)as soon as available, and in any event within 45 days after the close of each Fiscal Quarter (but within 60 days after the last Fiscal Quarter in each Fiscal Year) (i) unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income, operations, cash flow and shareholders’ equity for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for the Borrower Agent and its Subsidiaries, in each case, setting forth in comparative form corresponding figures for (A) the preceding Fiscal Year, and (B) the most recent Projections together with such supporting documentation as the Agent may reasonably request, and (ii) comprehensive management discussion and analysis reports with respect to (A) the amounts added back pursuant to clauses (viii) and (x) of the definition of Consolidated EBITDA, and (B) the then-current and projected financial health and operational status of each material manufacturing plant owned or operated by Borrower Agent or its Subsidiaries, all in detail satisfactory to Agent, in each case, certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;
(c)as soon as available, and in any event within 30 days after the end of each month (but within 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for the Borrower Agent and its Subsidiaries, in each case, setting forth in comparative form corresponding figures for the preceding Fiscal Year, and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;
(d)concurrently with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by a Responsible Officer of Borrower Agent for the period then ended;
(e)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;
(f)not later than 30 days after the end of each Fiscal Year, projections of (i) the Borrower Agent and its Subsidiaries on consolidated and consolidating bases with respect to the same financial statements set forth in Section 10.1.2(c) and (ii) Availability for the next Fiscal

Year, in each case, month by month for the then-current Fiscal Year, together with such supporting documentation with respect thereto as the Agent may reasonably request (collectively, the “Projections”);
(g)concurrently with the delivery of the financial statements under clause (b) above, and to the extent not provided pursuant to clause (l) below, a summary listing of the trade payables of the Borrower Agent and its Subsidiaries, and a detailed trade payable aging, all in form satisfactory to Agent;
(h)promptly (and in any event within 5 days) upon availability, copies of the Borrower Agent’s five (5) year strategic plan and any updates thereto;
(i)promptly (and in any event within 5 days) after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the SEC or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;
(j)promptly (and in any event within 5 days) after the sending or filing thereof, copies of any annual report to be filed in connection with each Pension Plan, Plan or Foreign Plan;
(k)promptly (and in any event within 5 days) following any written request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation;
(l)concurrently with the delivery or receipt thereof, copies of any reports, certificates (including without limitation, US Borrowing Base Reports and UK Borrowing Base Reports (as each such term is defined therein)), notices or other material communications under, or waivers, consents, amendments or other modifications to, the Revolving Loan Documents;
(m)promptly (and in any event within 5 days) after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Obligor other than routine inquiries by such Governmental Authority;
(n)promptly (and in any event within 5 days) after execution, receipt or delivery thereof, copies of any material notices that any Obligor executes or receives in connection with any Material Contract;
(o)(i) promptly (and in any event within 2 Business Days) after submission to the board of directors of the Borrower Agent in preparation for any quarterly meeting of the entire board of directors of the Borrower Agent, or (ii) promptly (and in any event within 5 Business Days) after any other meeting of the board of directors of the Borrower Agent at which any issue, action or transaction that is not de minimis is presented to and approved by such board, in each case, copies of all reports and other information submitted or prepared in connection therewith, and copies of all board minutes related thereto, excluding, in each case, (A) any information which is subject to attorney-client privilege or would result in a breach of a confidentiality obligation of the Obligors to any other Person, and (B) any information related to the refinancing of the Obligations or the Revolving Loan Debt, so long as, in the case of the foregoing clauses (A) and (B), (1) the Borrower Agent makes the Agent aware of the exercise of such omission and (2) with respect to confidentiality obligations only, uses reasonable effort to communicate any material information in a manner that does not violate such confidentiality obligations);

(p)simultaneously with the delivery of the financial statements of the Borrower Agent and its Subsidiaries required by clauses (a), (b) and (c) of this Section 10.1.2, if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted under this Agreement, the consolidated financial statements of the Borrower Agent and its Subsidiaries delivered pursuant to (a), (b) and (c) of this Section 10.1.2 will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for financial statements for the three previous years, in form and substance reasonably satisfactory to the Agent;
(q)concurrently with the delivery of financial statements pursuant to clauses (b) and (c) of this Section 10.1.2, a report setting forth the key performance indicators set forth in Schedule 10.1.2(q); and
(r)such other reports and information (financial or otherwise, including consolidating balance sheets, related statements of income, operations, cash flow and stockholders’ equity, but excluding any information which constitutes attorney work product or is subject to the attorney-client privilege or other confidentiality arrangements with third parties) promptly following the Agent’s written request therefor from time to time in connection with any Collateral or the Borrower Agent’s or any Subsidiary’s financial condition or business.
Documents required to be delivered pursuant to Section 10.1.2(a), (b) or (i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at the website address listed on Schedule 1.1, or (b) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided, that, the Borrower Agent shall notify the Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Agent by e-mail electronic versions (i.e., soft copies) of such documents.

The Borrower Agent hereby acknowledges that (a) the Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders Borrower Materials by posting the Borrower Materials on IntraLinks, SyndTrak, ClearPar, ShareFile or a substantially similar electronic transmission system (the “Platform”), and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower Agent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower Agent hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (provided that any Borrower Materials that were filed with the SEC shall be deemed to be public without being so marked), (ii) by marking Borrower Materials “PUBLIC” or filing such Borrower Materials with the SEC, the Borrower Agent shall be deemed to have authorized the Agent, any Affiliate thereof, each Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower Agent or its securities for purposes of United States federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.12), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Agent and any Affiliate thereof and each Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower Agent shall be under no obligation to mark any Borrower Materials “PUBLIC”.

10.1.3Notices. Notify Agent (for further distribution to the Lenders) in writing, promptly (and in any event within 5 days) after any Obligor’s obtaining knowledge thereof, of any of the following: (a) any proceeding or investigation threatened in writing or commenced, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect; (b) any labor dispute, strike or walkout or attempt to unionize, in each case, pending or threatened in writing, or the expiration of any material labor contract that could reasonably be expected to have a Material Adverse Effect; (c) any default under or termination of (i) any Material Contract, or (ii) any contract that relates to Debt of the Borrower Agent or any Subsidiary (other than Intercompany Debt) in any aggregate amount of $1,000,000 or more; (d) the existence of any Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion of any Intellectual Property Claim that could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) that could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by the Borrower Agent or any Subsidiary or on any Property owned, leased or occupied by the Borrower Agent or any Subsidiary that could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice that could reasonably be expected to have a Material Adverse Effect or materially impact the value of any Property of the Borrower Agent or any Subsidiary; (i) the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate; (j) the discharge of or any withdrawal or resignation by the Borrower Agent’s independent accountants or by the Borrower Agent’s or its Subsidiaries’ Senior Officers; (k) any change in the information provided in any Beneficial Ownership Certification (if any) delivered pursuant to the terms of this Agreement that would result in a change to the list of beneficial owners identified in such certification and (l) any material reduction from the ordinary course of business in the volume of business conducted under the Volvo Contract with respect to the “6700 Program”.
10.1.4Landlord and Storage Agreements. Upon request, provide Agent with copies of all agreements between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
10.1.5Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws (in all material respects), and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws, which shall not be subject to the “Material Adverse Effect” qualification in this sentence) or maintain could not reasonably be expected to have a Material Adverse Effect; provided, that, without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of the Borrower Agent or any Subsidiary, it shall act promptly and diligently to investigate and report to the Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority, if, as required by Environmental Law or necessary to preserve the value as a whole of such Properties.
10.1.6Centre of Main Interests. In the case of a UK Obligor, maintain its centre of main interests (as such term is used in Article 3(1) of the Regulation) in England and Wales for the purposes of the Regulation.
10.1.7People with Significant Control Regime. (a) Within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 (UK) from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent, and (b) promptly provide the Agent with a copy of that notice.
10.1.8Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.9Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with financially sound and reputable insurance companies with respect to the Properties and business of the Borrower Agent and its Subsidiaries of such type, in such amounts, and with such coverages and deductibles as are customarily carried under similar circumstances by Persons engaged in the same or a similar business by the Borrower Agent and its Subsidiaries.
10.1.10Licenses. Keep each License affecting any Intellectual Property (including the manufacture, distribution or disposition of any Collateral) in full force and effect except (a) to the extent not otherwise required herein, (b) in connection with any Permitted Asset Disposition or (c) to the extent any failure to so maintain such License would not reasonably be expected to result in a Material Adverse Effect.
10.1.11Future Subsidiaries and Property.
(a)Notify the Agent within five (5) Business Days (or such later date as agreed to by the Agent in its sole discretion) of (i) any Person becoming a Subsidiary of the Borrower Agent (including by incorporation or other formation), and, within thirty (30) days of such notice being delivered to the Agent (or such longer period as the Agent may agree in its sole discretion), cause such Subsidiary (other than an Excluded Subsidiary) to guaranty the Obligations and to execute and deliver a Joinder Agreement and such other documents (including with respect to any and all applicable “know your customer” requirements (including pursuant to the Beneficial Ownership Regulation), which information shall be delivered to the Agent and the Lenders prior to such Subsidiary becoming an Obligor), instruments and agreements (including, in the case of a Foreign Subsidiary, such other security documentation governed by the laws of the jurisdiction of organization of such Foreign Subsidiary as is reasonably acceptable to the Agent) and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets (other than Excluded Assets) of such Person, including delivery of legal opinions in form and substance reasonably satisfactory to the Agent, and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary (but remaining a Subsidiary), and, no later than thirty (30) days after the delivery of the financial statements pursuant to Section 10.1.2(a), (b) or (c) reflecting such occurrence, cause such Subsidiary to guaranty the Obligations and to execute a Joinder Agreement and deliver such other documents (including with respect to any and all applicable “know your customer” requirements (including pursuant to the Beneficial Ownership Regulation), which information shall be delivered to the Agent and the Lenders prior to such Subsidiary becoming a Guarantor), instruments and agreements (including, in the case of a Foreign Subsidiary, such other security documentation governed by the laws of the jurisdiction of organization of such Foreign Subsidiary as is reasonably acceptable to the Agent) and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets (other than Excluded Assets) of such Person, including delivery of legal opinions in form and substance reasonably satisfactory to the Agent, to the extent the Agent (in its sole discretion) shall deem appropriate.
(b)Each Obligor shall, and shall cause each of its Subsidiaries to, cause all Property (other than Excluded Assets) of any Obligor to be subject to a perfected Lien in favor of the Agent for the benefit of the Secured Parties and, in connection therewith, at the Borrower Agent’s expense, to execute and deliver any and all further instruments and documents (including, in the case of a Foreign Subsidiary, such other security documentation governed by the laws of the jurisdiction of organization of such Foreign Subsidiary as is reasonably acceptable to the Agent) and take all such other action as the Agent in its reasonable judgment may deem necessary in obtaining the full benefits of, or in perfecting and preserving Liens over, such Property, in each case, subject to the terms and conditions otherwise set forth in the Loan Documents with respect to any class of Collateral.
(c)If the Equity Interests of a Foreign Subsidiary that is an Excluded Subsidiary are owned by an Obligor, such Obligor shall deliver all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Agent, a pledge agreement governed by the laws of the jurisdiction of the organization of such Excluded Subsidiary) and certificates described in clause (a) above to the Agent, and take all commercially reasonable actions reasonably requested by the Agent or otherwise necessary to grant and to perfect a first-priority Lien in favor of the Agent, for the benefit of the Lenders, in 100% of the Equity Interests of such Foreign Subsidiary.
10.1.12Lien Waivers. Obtain a Lien Waiver with respect to (a) each headquarters location of each Obligor, (b) each location where books and records of any Obligor are stored or maintained, (c) each other location where any Collateral with a book value in excess of $1,000,000 (when aggregated with all other Collateral at the same location) is stored or maintained, and (d) each location with respect to which the Revolving Agent has received a Lien Waiver, in each case, if such location is not owned by an Obligor (including, without limitation, any premises of a bailee, warehouseman, or similar party), provided that such Lien Waiver shall not be required with respect to any such location (other than any location with respect to which the Revolving Agent has received a Lien Waiver) if the Agent is reasonably satisfied that such Lien Waiver will not be obtained after the Loan Parties have use commercially reasonable efforts to obtain the same.
10.1.13After-Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being a “New Facility”) (i) in the case of a fee interest, with a Current Value (as defined below) in excess of $3,000,000, or (ii) in the case of a leasehold interest constituting a manufacturing facility, immediately so notify the Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and, in the case of a fee interest, either an appraisal or such Obligor’s good faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Agent shall notify such Obligor whether it intends to require a Mortgage (and any other Real Property Deliverables) or Lien Waiver pursuant to Section 10.1.12 with respect to such New Facility or with respect to the leasehold interest in the manufacturing facility in Michigan being operated as of the Closing Date (it being understood and agreed that upon such notice by the Agent in respect of such facility in Michigan, such facility shall be deemed a “New Facility” for purposes of this Agreement). Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables) or Lien Waiver, the Person that has acquired (or is otherwise the owner of) such New Facility shall promptly furnish the same to the Agent. The Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 10.1.13.
10.1.14Lender Meetings. Upon the request of Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each fiscal quarter of the Borrower Agent and its Subsidiaries), participate in a meeting with the Agent and the Lenders (with two such meetings each Fiscal Year required to be in person at the Borrowers’ corporate offices and all other such meetings permitted to be virtual) at such time as may be agreed to by the Borrower Agent and the Agent or the Required Lenders.
10.1.15[reserved]
10.1.16Operational Consultant. Within 30 days after the Closing Date, engage an operational consultant reasonably acceptable to the Agent pursuant to an agreement with a scope of work mutually acceptable to the Agent and Borrower Agent, including improvements of plant-level operations and cost efficiencies. Borrower Agent and its Subsidiaries authorize the Agent to discuss the Obligors’ business and operations with, and the findings, recommendations and reports of, such operational consultant (independently or together with representatives of Borrower Agent).
10.1.17UK Pension Plans.
(a)Ensure that all defined benefit pension schemes operated by or maintained for the benefit of a UK Obligor and/or any of its employees are funded in accordance with the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK).
(b)Ensure that no action or omission is taken by any such UK Obligor in relation to all pension schemes operated by or maintained for the benefit of a UK Obligor which has or is, in either case, reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any such UK Obligor ceasing to employ any member of such a pension scheme).
(c)Except for the UK Defined Benefit Pension Scheme, ensure that no UK Obligor is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer.
(d)Deliver to the Agent at such times requested by the Agent, actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.
(e)(i) Promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in paragraph (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise); (ii) immediately notify the Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any UK Obligor; and (iii) immediately notify the Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
10.1.18Post-Closing Conditions. Obligors shall timely comply with the covenants set forth on Schedule 10.1.18.
10.2Negative Covenants. As long as any Commitment or Obligation is outstanding, each Obligor shall not, and shall cause each Subsidiary not to:
10.2.1Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)the Obligations;
(b)[reserved];
(c)Permitted Purchase Money Debt;
(d)existing Borrowed Money, but only to the extent outstanding on the Closing Date, disclosed on Schedule 10.2.1 and not satisfied with proceeds of the Term Loan;
(e)[reserved];
(f)Debt arising under any Hedging Agreement to the extent such Hedging Agreement is permitted by Section 10.2.14;
(g)intercompany Debt to the extent permitted by Section 10.2.5 (other than by reference to this Section 10.2.1 (or any subclause hereof)) (“Intercompany Debt”);

(h)Debt in respect of workers’ compensation claims, self-insurance obligations, performance bonds, export or import indemnitees or similar instruments, customs bonds, surety, appeal or similar bonds and completion guarantees provided by any Obligor or any Subsidiary in the Ordinary Course of Business;
(i)Debt in respect of taxes (including deferred taxes), assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 10.1.8;
(j)Debt consisting of incentive, non-compete, consulting, deferred compensation, or other similar arrangements entered in the Ordinary Course of Business;
(k)Debt in respect of netting services and overdraft protections or other cash management services in connection with deposit accounts and securities accounts, in each case in the Ordinary Course of Business;
(l)[reserved];
(m)Debt incurred by a CVG China Subsidiary in an aggregate amount not to exceed $10,000,000 at any time outstanding (such Debt, the “CVG China Debt”); provided that the documentation related thereto shall be in form and substance reasonably acceptable to the Agent;
(n)(i) Contingent Obligations in respect of Debt otherwise permitted under this Section 10.2.1 or in respect of obligations not constituting Debt that are not prohibited hereunder; provided, that, if any such Contingent Obligation is a Contingent Obligation of an Obligor in respect of such Debt of any Subsidiary that is not an Obligor, such Contingent Obligation shall only be permitted by this Section 10.2.1(n) if it is also permitted pursuant to Section 10.2.5(a) or (f)(iii); and (ii) unsecured Contingent Obligations of the Borrower in respect of Debt permitted pursuant to this Section 10.2.1;
(o)Contingent Obligations of any Obligor in respect of (i) Debt of another Obligor otherwise permitted under this Section 10.2.1 or (ii) other obligations of another Obligor not constituting Debt and not prohibited hereunder;
(p)Debt incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;
(q)Refinancing Debt as long as each Refinancing Condition is satisfied;
(r)without duplication of any other Debt, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Debt permitted hereunder;
(s)[reserved];
(t)Debt that is in existence when a Person becomes a Subsidiary (including, without limitation, pursuant to the consummation of a Permitted Acquisition), as long as (i) such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such Acquisition, and does not exceed $2,500,000 in the aggregate at any time and (ii) no Default exists or would result after giving effect thereto;
(u)[reserved];
(v)Permitted Foreign A/R Facility Indebtedness;
(w)Revolving Loan Debt in an aggregate principal amount not to exceed the Maximum ABL Principal Obligations (as defined in the Intercreditor Agreement); and

(x)other Debt (including Subordinated Debt) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided, that, any Subordinated Debt incurred in reliance on this Section 10.2.1(x) shall be unsecured.
10.2.2Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):
(a)Liens created pursuant to any Loan Document;
(b)Purchase Money Liens securing Permitted Purchase Money Debt;
(c)Liens for Taxes not yet delinquent or being Properly Contested;
(d)Liens of carriers, warehousemen, materialmen, landlords, workmen, suppliers, repairmen and mechanics, whether contractual or imposed by law (other than Liens for taxes or imposed under ERISA), and other similar Liens arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet delinquent and payable or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or its Subsidiaries;
(e)Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), surety, stay customs and appeal bonds, statutory obligations and other similar obligations;
(f)Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;
(g)Liens arising by virtue of a judgment or judicial order to the extent such judgment or judicial order does not constitute an Event of Default;
(h)easements, rights-of-way, survey exceptions, title exceptions, restrictions, covenants or other agreements of record, minor defects or other irregularities in title and other similar charges or encumbrances on Real Estate that do not secure any monetary obligation and do not materially interfere with the Ordinary Course of Business;
(i)municipal and zoning ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use of Property;
(j)leases subleases, licenses, sublicenses not prohibited hereby and granted to others in the Ordinary Course of Business;
(k)any interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement or the other Loan Documents, including any interest of a bailor;
(l)normal and customary rights of setoff upon deposits or securities in favor of depository institutions or brokerages, and Liens of a collecting bank on payment items in the course of collection, bankers’ Liens securing amounts owing to such bank with respect to overdrafts, cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that, in no case shall such Liens secure (either directly or indirectly) the repayment of any Debt (other than on account of such overdrafts, netting or cash management);
(m)Liens on amounts payable under insurance policies and deposits arising in the Ordinary Course of Business in connection with the financing of insurance premiums;

(n)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by such Person in the Ordinary Course of Business in accordance with the past practices of such Person;
(o)Liens on Property (other than accounts and Inventory) acquired pursuant to a Permitted Acquisition, or on Property of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that, (i) any Debt that is secured by such Liens is permitted pursuant to Section 10.2.1(t), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other Property of any Obligor or any Subsidiary other than the Property subject to such Liens at the time of such Permitted Acquisition, together with any extensions, renewals and replacements of the foregoing, so long as the Debt secured by such Liens is permitted pursuant to Section 10.2.1(t) and such extension, renewal or replacement does not encumber any additional assets or properties of such Obligor or any Subsidiary;
(p)security required to be given to a public or private utility or any Governmental Authority in connection with the supply of services or utilities in the Ordinary Course of Business.
(q)Liens securing the Obligors’ obligations under the Revolving Loan Documents, to the extent such Liens are subject to the Intercreditor Agreement;
(r)the filing of financing statements solely as a precautionary measure in connection with operating leases or consignments;
(s)the replacement, extension or renewal of any Permitted Lien; provided, that, (i) such Lien shall at no time be extended to cover any Property other than such Property subject thereto on the initial date such Lien was incurred, and (ii) the amount secured or benefited thereby is not increased (except by the amount of any accrued interest, payment in kind interest, reasonable closing costs, expenses, fees and premium paid in connection with such replacement, extension or renewal);
(t)(i) Liens granted by Subsidiaries that are not Obligors securing Debt incurred by such Subsidiaries and permitted to be incurred pursuant to Section 10.2.1(l); and (ii) Liens granted by a CVG China Subsidiary securing Debt permitted to be incurred pursuant to Section 10.2.1(m);
(u)Liens existing as of the Closing Date and shown on Schedule 10.2.2;
(v)Liens securing Refinancing Debt, subject to the Refinancing Conditions;
(w)customary Liens granted on the assets of any Foreign Subsidiary (other than Equity Interests) in connection with Permitted Foreign A/R Facility Indebtedness (which in the case of any factoring arrangements may include any deposit accounts of the relevant selling Foreign Subsidiary and other assets of such Foreign Subsidiary (other than Equity Interests) that customarily are the subject of a factoring arrangement in the subject jurisdiction); and
(x)other Liens securing obligations in an aggregate principal amount not to exceed $5,000,000, subject to Section 10.1.18 with respect to any such Liens specifically addressed on Schedule 10.1.18;
(y)provided, that, notwithstanding anything to the contrary set forth in this Section 10.2.2, neither any Obligor nor any Subsidiary shall create, incur, assume or (other than in the case of any Liens granted by the owner of any Real Estate leased by any Obligor or a Subsidiary which encumber such Real Estate to secure obligations of such owner to any third party) suffer to exist any Lien on any Real Estate owned or leased by any Obligor or any Subsidiary securing Borrowed Money.

10.2.3[Reserved].
10.2.4Distributions; Upstream Payments. Make or declare any Distributions, except:
(a)Upstream Payments;
(b)the purchase, redemption or other acquisition of shares of Equity Interests of the Borrower Agent or any Subsidiary from employees, former employees, directors or former directors of the Borrower Agent or any Subsidiary (or permitted transferees of such employees, former employees, directors or former directors) following the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Borrower Agent or any Subsidiary; provided, that, the aggregate amount of such Distributions (excluding amounts representing cancellation of Debt) shall not exceed $1,500,000 in any Fiscal Year, except that any amount not so used in any Fiscal Year may be used in subsequent Fiscal Years; provided, further that no more than $5,000,000 in such Distributions may be made during the term of this Agreement;
(c)Distributions to make payments to the holders of the Warrants pursuant to the terms thereof;
(d)(i) the cashless exercise of options, (ii) the retirement of fractional shares, (iii) repurchases of Equity Interests deemed to occur in connection with the surrender of shares of Equity Interests to satisfy tax withholding obligations and (iv) the cashless exercise of warrants; and
(e)any other Distribution, so long as (i) after giving Pro Forma Effect to such Distribution, the Consolidated Total Leverage Ratio does not exceed 2.50 to 1.00 as of the last day of the most recently ended Measurement Period, (ii) Liquidity is not less than $35,000,000 immediately after giving effect to such Distribution; (iii) at the time of, and after giving effect to such Distribution, no Default or Event of Default shall have occurred or be continuing; (iv) the Payment Conditions shall have been satisfied; and (v) Agent shall have received a Pro Forma Compliance Certificate duly executed by a Responsible Officer, which shall include a certification that the foregoing conditions and the Payment Conditions are satisfied with respect thereto; provided, however, that no such Distribution shall be made until the mandatory prepayment in respect of Excess Cash Flow for the Fiscal Year ended December 31, 2026 is made pursuant to Section 5.2.3(a).
10.2.5Investments. Make or hold any Investment (a “Restricted Investment”) other than the following:
(a)Investments in Subsidiaries to the extent existing on the Closing Date and other Investments existing on the Closing Date and set forth on Schedule 10.2.5;
(b)cash and Cash Equivalents;
(c)Investments consisting of lease, utility and other similar deposits or any other deposit permitted under Section 10.2.2 (other than by reference to this definition or Section 10.2.4 (or any subclause thereof)) in the Ordinary Course of Business;
(d)prepayments and deposits to suppliers in the Ordinary Course of Business;
(e)Hedging Agreements to the extent permitted by Section 10.2.14;

(f)so long as no Change of Control shall result therefrom, Investments: (i) by a US Obligor in any other US Obligor, (ii) by a Foreign Obligor in any other Foreign Obligor, (iii) by a Foreign Obligor in a US Obligor, (iv) by Subsidiaries that are not Obligors in any Obligor or any other Subsidiaries that are not Obligors, and (v) by a US Obligor in any Foreign Subsidiaries; provided that the aggregate amount of Investments made by US Obligors in Foreign Subsidiaries pursuant to this clause (v) shall not exceed $4,000,000 at any time outstanding (not less than $3,000,000 of which shall be in the form of equity investments in or capital contributions to a CVG China Subsidiary obligated on the CVG China Debt on or before December 31, 2025); provided, further, that, in the case of each of the foregoing clauses (i) through (v), to the extent any such Investment constitutes Debt, such Debt is subject to the Intercompany Subordination Agreement;
(g)Investments in securities or other assets of trade creditors, customers or other Persons in the Ordinary Course of Business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
(h)guarantees, Contingent Obligations and other Investments permitted under Section 10.2.1 (other than by reference to this definition or Section 10.2.5 (or any subclause thereof));
(i)the capitalization or forgiveness of Debt owing by the Borrower Agent or any Subsidiary if such capitalization or forgiveness is required in order to comply with so-called “thin capitalization” rules;
(j)loans and advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; provided, that, the aggregate amount of all such loans and advances shall not exceed $1,000,000 at any time outstanding;
(k)prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;
(l)deposits with financial institutions permitted hereunder;
(m)(i) Permitted Acquisitions; and (ii) Investments consisting of cash earnest money deposits made in connection with Permitted Acquisitions;
(n)Investments consisting of non-cash loans made by an Obligor to officers, directors and employees which are used by such Persons to purchase simultaneously Equity Interests of the Borrower Agent; provided, that, the aggregate amount of all such non-cash loans shall not exceed $1,000,000 at any time outstanding;
(o)Investments arising in connection with Permitted Asset Dispositions permitted hereunder (other than (i) by reference to this definition, or (ii) Permitted Asset Dispositions made pursuant to clause (i)(iii) of the definition of Permitted Asset Disposition); and
(p)other Investments made in cash so long as (i) after giving Pro Forma Effect to such Investment, the Consolidated Total Leverage Ratio does not exceed 3.50 to 1.00 as of the last day of the most recently ended Measurement Period, (ii) Liquidity is not less than $30,000,000 immediately after giving effect to such Investment; (iii) at the time of, and after giving effect to such Investment, no Default or Event of Default shall have occurred or be continuing; (iv) the Payment Conditions shall have been satisfied; and (v) Agent shall have received a Pro Forma Compliance Certificate duly executed by a Responsible Officer, which shall include a certification that the foregoing conditions and the Payment Conditions are satisfied with respect thereto.
10.2.6Disposition of Assets. Make any Asset Disposition, except Permitted Asset Dispositions.

10.2.7Restrictions on Payment of Certain Debt. Make
(a)(i) any payment in respect of Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any Subordination Agreement relating to such Subordinated Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of such payment, that all conditions under such agreement have been satisfied) and (ii) any payment in respect of intercompany Investments that constitute Debt, except to the extent permitted under the Intercompany Subordination Agreement, or
(b)any Debt Prepayments in respect of any other Borrowed Money (other than the Obligations, the Revolving Loan Debt and Permitted CVG China Debt Prepayments) other than (i) in connection with, and to the extent permitted hereby, any Refinancing Debt that refinances such Borrowed Money (other than the Obligations), (ii) payments made solely in the form of Common Stock and (iii) Debt Prepayments made to the extent that (A) after giving Pro Forma Effect to such payment, the Consolidated Total Leverage Ratio does not exceed 2.50 to 1.00 as of the last day of the most recently ended Measurement Period, (B) Liquidity is not less than $25,000,000 immediately after giving effect to such payment; (C) at the time of, and after giving effect to such payment, no Default or Event of Default shall have occurred or be continuing; (D) the Payment Conditions shall have been satisfied; and (E) Agent shall have received a Pro Forma Compliance Certificate duly executed by a Responsible Officer, which shall include a certification that the foregoing conditions and the Payment Conditions are satisfied with respect thereto.
10.2.8Fundamental Changes.
10.2.9(a)    Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself (unless, in the case of any liquidation, winding up or dissolution of (x) a Subsidiary that is an Obligor, the assets of such Subsidiary are transferred to an Obligor, and (y) a Subsidiary that is not an Obligor the assets of such Subsidiary are transferred to an Obligor or another Wholly-Owned Subsidiary that is not an Obligor), or sell all or substantially all assets and whether in a single transaction or in a series of related transactions, except for mergers, consolidations, amalgamations or combinations of (i) a Wholly-Owned Subsidiary that is a Domestic Subsidiary with another Wholly-Owned Subsidiary that is a Domestic Subsidiary (provided, that, if any such Subsidiary is an Obligor, an Obligor will be the surviving Person of such merger, consolidation, amalgamation or combination), or (ii) a Foreign Subsidiary with and into another Foreign Subsidiary, provided, that, if any such Subsidiary is an Obligor, an Obligor will be the surviving Person of such merger, consolidated, amalgamation or combination.
10.2.10(b)     In the case of any Obligor, unless thirty (30) days’ advance written notice is given to the Agent (or such shorter period to which the Agent agrees in its sole discretion), (i) change its name as reflected in its Organic Documents, (ii) change its tax, charter or other organizational identification number, or (iii) change its form or jurisdiction of organization.
10.2.11Subsidiaries. Form or acquire any Subsidiary, except in accordance with Section 10.2.5 and, to the extent required thereby, in compliance with Section 10.1.9, or permit any existing Subsidiary to issue any additional Equity Interests except pursuant to clause (m) or (s) of the definition of Permitted Asset Disposition.

10.2.12Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.8 and in any event in a manner not materially adverse to the interests of Agent or the Lenders.
10.2.13Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the Borrower Agent and Subsidiaries.
10.2.14Accounting Changes. Make any material change in accounting treatment or reporting practices, except as permitted by GAAP and in accordance with Section 1.2(b); or change its Fiscal Year without the prior written consent of the Agent.
10.2.15Restrictive Agreements. Become a party to any Restrictive Agreement, except:
10.2.16(a)    Restrictive Agreements governing any Permitted Lien, but only to the extent that the restrictions therein apply only to the Property subject to such Permitted Lien;
10.2.17(b)    Restrictive Agreements constituting customary restrictions on assignment, encumbrances or subletting in leases and other contracts;
10.2.18(c)    Restrictive Agreements constituting customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted pursuant to Section 10.2.6 pending the consummation of such sale;
10.2.19(d)    Restrictive Agreements in effect at the time such Subsidiary becomes a Subsidiary, but only to the extent that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;
10.2.20(e)    the documents in effect on the Closing Date and described on Schedule 10.2.13;
10.2.21(f)     customary encumbrances or restrictions on deposits imposed by customers under agreements entered into in the Ordinary Course of Business;
10.2.22(g)    customary provisions in joint venture agreements or similar binding agreements relating to any joint venture permitted pursuant to this Agreement and applicable solely to such joint venture;
10.2.23(h)    customary provisions in any contractual obligation entered into in the Ordinary Course of Business with any Governmental Authority restricting assignment;
10.2.24(i)     agreements related to Debt permitted pursuant to Section 10.2.1 so long as (in the case of Debt with an initial outstanding principal balance (or the establishment of revolving lending commitments) greater than $5,000,000) the board of directors in its reasonable and good faith judgment determines at the time such Debt is incurred (or revolving lending commitments established) that entering into the applicable Restrictive Agreement will not affect the ability of the Obligors to make payments on the Obligations; and
10.2.25(j)    the Revolving Loan Documents, to the extent subject to the Intercreditor Agreement.

10.2.26Hedging Agreements. Enter into any Hedging Agreement, except for the purpose of hedging bona fide business-related foreign exchange risk with respect to the Obligors’ aggregate foreign exchange exposure related to operations in Mexico and the Czech Republic pursuant to Hedging Agreements that are adjusted every two (2) months and, as of the date of each adjustment, cover (a) 70% of such exposure for the 180 day period after such date of adjustment, and (b) 40% of such exposure for the subsequent 180 day period after the period referred to in clause (a).
10.2.27Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities ancillary, incidental, complementary or reasonably related thereto.
10.2.28Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except: (a) payment of reasonable compensation to officers and employees for services actually rendered; (b) payment of customary directors’ fees and indemnities; (c) transactions solely among (i) Obligors, (ii) Subsidiaries that are not Obligors, or (iii) Obligors and Subsidiaries that are not Obligors, in the case of each of clauses (i), (ii) and (iii), that are permitted by the terms of this Agreement; (d) transactions with Affiliates that were consummated prior to the Closing Date and described on Schedule 10.2.16; (e) Permitted Affiliate Transactions; and (f) transactions with Affiliates, upon fair and reasonable terms no less favorable (taken as a whole) than could reasonably be obtained in a comparable arm’s-length transaction with a non-Affiliate so long as if such transactions involve consideration in excess of $1,000,000, prior written notice thereof shall be given to the Agent.
10.2.29Plans. Become party to any (a) Multiemployer Plan, or (b) Foreign Plan (which would reasonably be expected to result in a material liability to the Borrower Agent and its Subsidiaries), in each case other than (i) any such Multiemployer Plan or Foreign Plan that is in existence on the Closing Date, (ii) any such Multiemployer Plan or Foreign Plan of a Subsidiary existing at the time such Subsidiary is acquired in connection with the consummation of a Permitted Acquisition, or (iii) any such Multiemployer Plan or Foreign Plan that is mandated by a government other than the United States for employees of the Borrower Agent or any Subsidiary in connection with the establishment of manufacturing facilities in jurisdictions in which the Borrower Agent and its Subsidiaries do not operate manufacturing facilities on the Closing Date.
10.2.30Amendments to Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Borrowed Money, other than (a) Intercompany Debt, to the extent permitted to be incurred hereunder and except for the provisions of any document, instrument or agreement relating to the subordination of such Intercompany Debt, (b) the Revolving Loan Debt in accordance with the terms of the Intercreditor Agreement or (c) any other Borrowed Money to the extent such amendment, supplement, or modification does not (i) increase the principal balance of such Debt (other than as a result of capitalization of fees and interest), or increases any required payment of principal or interest (other than as a result of capitalization of fees and interest), (ii) accelerate the date on which any installment of principal or any interest is due, or add any additional redemption, put or prepayment provisions, (iii) shorten the final maturity date or otherwise accelerates amortization, (iv) increase the interest rate, (v) modify any covenant in a manner or add any representation, covenant or default that is more onerous or restrictive in any material respect for the Borrower Agent and its Subsidiaries, or that is otherwise materially adverse to the Lenders, or (vi) result in the Obligations not being fully benefited by the subordination or intercreditor provisions, if any, applicable thereto.
10.2.31Sanctions. Directly or indirectly use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agent or otherwise) of Sanctions.

10.2.32Anti-Corruption Laws. Directly or indirectly use any Loan or the proceeds of any Loan for any purpose which would breach any Anti-Corruption Law.
10.2.33Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose other than as set forth in Section 2.1.4, including, without limitation, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.
10.3Financial Covenants. As long as any Obligation is outstanding:
10.3.1Consolidated Total Leverage Ratio. Obligors shall not permit the Consolidated Total Leverage Ratio at the end of any Fiscal Quarter below to be greater than the following maximum permitted Consolidated Total Leverage Ratio set forth below opposite such date:

Fiscal quarter ending	Maximum permitted Consolidated Total Leverage Ratio
September 30, 2025	7.25 to 1.00
December 31, 2025	6.50 to 1.00
March 31, 2026	6.00 to 1.00
June 30, 2026	5.25 to 1.00
September 30, 2026	5.00 to 1.00
December 31, 2026	4.75 to 1.00
March 31, 2027	4.50 to 1.00
June 30, 2027	4.25 to 1.00
September 30, 2027 and the last day of each Fiscal Quarter thereafter	4.00 to 1.00

10.3.2Consolidated Capital Expenditures. Obligors shall not make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Consolidated Capital Expenditures (by purchase or Capitalized Lease) that would cause (a) the aggregate amount of all Consolidated Capital Expenditures made by the Obligors and their Subsidiaries in any Fiscal Year to exceed the lesser of (i) $20,000,000 and (ii) the corresponding amount included in the most recent Projections approved by the the Borrower Agent’s board of directors, or (b) without limiting the generality of the foregoing clause (a), the aggregate amount of all Consolidated Capital Expenditures made by the Foreign Subsidiaries of the Borrower Agent (or any Obligors or other Subsidiaries on their behalf) in any Fiscal Year to exceed the lesser of (i) $10,000,000 and (ii) the corresponding amount included in the most recent Projections approved by the Borrower Agent’s board of directors, provided that, in the case of this clause (b), such permitted Consolidated Capital Expenditures may only be made in respect of locations that are owned or operated by one of the Borrower Agent’s Foreign Subsidiaries as of the Closing Date; provided, however, that the amount of Consolidated Capital Expenditures permitted to be made in any fiscal year may be increased as follows: if the amount of the Consolidated Capital Expenditures permitted to be made in any fiscal period pursuant to this Section 10.3.2 is greater than the actual amount of the Consolidated Capital Expenditures actually made in such fiscal period (the amount by which such permitted Consolidated Capital Expenditures for such fiscal period exceeds the actual amount of Consolidated Capital Expenditures for such fiscal period, the “Excess Amount”), then up to 25% of such Excess Amount (such amount, the “Carry-Over Amount”) may be carried forward to the next succeeding fiscal period (the “Succeeding Fiscal Period”); provided that the Carry-Over Amount applicable to a particular Succeeding Fiscal Period may not be carried forward to another fiscal year. Consolidated Capital Expenditures made by the Obligors and their Subsidiaries in any fiscal year shall be deemed to reduce first, the fixed Dollar amount set forth above for such fiscal year and then the Carry-Over Amount.
10.3.3Obligors shall not permit Average Liquidity for any thirty (30) consecutive day period to be less than $15,000,000.
SECTION 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1Events of Default. Each of the following shall be an "Event of Default" if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)Any Obligor fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise); provided, that, with respect to any non-payment (other than non-repayment of principal when due hereunder), such failure shall only constitute an Event of Default if it is not cured within three (3) Business Days of the due date thereof;
(b)Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)An Obligor breaches or fails to perform any covenant contained in Section 7.2, 7.4, 7.5.2, 7.5.4, 8.6.2, 10.1.1, 10.1.2, 10.1.3, 10.2 or 10.3;
(d)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents (other than as specified in clauses (a), (b) and (c) above), and such breach or failure is not cured within twenty (20) days for any such breach or failure to perform any other covenant contained in any Loan Document;
(e)A Guarantor repudiates, revokes or attempts to revoke its Guaranty; any Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent except for Collateral with a value not in excess of $1,000,000 at any time; it is unlawful for an Obligor to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders or action or inaction by the Agent or as otherwise permitted hereunder);
(f)Any breach or default (beyond the period of grace, if any, provided in the instrument or agreement under which the Swap or Debt was created) of an Obligor (or any termination event, as applicable) or other event occurs under (i) any Swap or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations and the Revolving Loan Debt) in excess of $2,500,000, if the maturity of or any payment with respect to such Debt could be accelerated or demanded due to such breach, default or event;
(g)Other than any judgment existing as of the Closing Date and disclosed on Schedule 11.1 (to the extent the aggregate amount of any such judgment plus accrued interest thereon does not exceed $5,000,000), any final judgment or order for the payment of money is entered against any Obligor or any Subsidiary in an amount that exceeds, individually or cumulatively with all unsatisfied final judgments or orders against the Obligor or any Subsidiary, $5,000,000 (net of any insurance coverage therefor not denied in writing by the insurer) and such final judgment(s) or order(s) shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;
(h)A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $1,000,000;

(i)(i) the Borrower Agent and its Subsidiaries, taken as a whole, are enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of their business; (ii) there is a cessation of any material part of the Borrower Agent and its Subsidiaries’ business for a material period of time (other than as permitted hereunder); (iii) any material Collateral or Property of the Borrower Agent and its Subsidiaries, taken as a whole, is taken or impaired through condemnation; (iv) the Borrower Agent or any Subsidiary agrees to or commences any liquidation, dissolution or winding up of its affairs (except as otherwise permitted hereunder); or (v) the Borrower Agent and its Subsidiaries, taken as a whole, are not Solvent;
(j)an Insolvency Proceeding is commenced by the Borrower Agent or any Subsidiary (other than any Immaterial Subsidiary); the Borrower Agent or any Subsidiary (other than any Immaterial Subsidiary) makes an offer of settlement, extension or composition to its unsecured creditors generally; or an Insolvency Proceeding is commenced against the Borrower Agent or any Subsidiary (other than any Immaterial Subsidiary) and the Borrower Agent or such Subsidiary (other than any Immaterial Subsidiary) consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Borrower Agent or such Subsidiary (other than any Immaterial Subsidiary), the petition with respect to an Obligor (other than a UK Obligor) is not dismissed within sixty (60) days after filing or an order for relief is entered in the proceeding or, with respect to a UK Obligor, is not discharged, stayed or dismissed within 14 calendar days of commencement, or an order for relief is entered in the proceeding;
(k)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in a liability of more than $1,000,000 of the Borrower Agent or any Subsidiary to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; the Borrower Agent or any Subsidiary or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(l)The Borrower Agent or any Subsidiary is convicted for (i) a felony committed in the conduct of the Borrower Agent’s or such Subsidiary’s business, or (ii) the forfeiture of any material Property or any material Collateral by the Borrower Agent or any Subsidiary as a result of violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act);
(m)A Change of Control occurs;
(n)A breach or default (beyond the period of grace, if any, provided in the Revolving Loan Agreement) occurs under the Revolving Loan Agreement, other than a breach or default under Section 10.3 of the Revolving Loan Agreement unless (i) such breach or default shall not have been waived in accordance with the Revolving Loan Agreement within thirty (30) days after the date on which the Obligors have delivered (or are required to have delivered) financial statements to the Revolving Agent evidencing the occurrence of such breach or default under the Revolving Loan Agreement or (ii) all or any portion of the Revolving Loan Debt shall have been accelerated or the Revolving Agent or any Revolving Lender shall have exercised remedies under the Revolving Loan Documents;
(o)Any material provision of any intercreditor agreement (including the Intercreditor Agreement) or any other Subordination Agreement pertaining to Subordinated Debt shall for any reason be revoked or invalidated by any Person (other than Agent), or otherwise cease to be in full force and effect, or any Person (other than Agent) shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason, shall not have the priority contemplated by this Agreement, any such intercreditor agreement (including the Intercreditor Agreement) or any such other Subordination Agreement;

(p)The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to a UK Obligor unless the aggregate liability of the Obligors under all Financial Support Directions and Contributions Notices is less than $1,000,000; or
(q)The costs, fees and expenses incurred in connection with the environmental remediation undertaken at the Real Estate commonly known as 320 Newbern Road, Dublin, Pulaski County, VA 24084 shall exceed $1,500,000 in the aggregate.
(r)Without limiting the provisions of Section 12, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by the Agent (with the approval of requisite Appropriate Lenders (in their sole discretion) as determined in accordance with Section 14); and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Appropriate Lenders or by Agent with the approval of the requisite Appropriate Lenders, as required hereunder in Section 14.
11.2Remedies upon Default. If an Event of Default under Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all commitments of any kind by Agent or any Lender shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)declare any Obligations (including any Applicable Premium) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
(b)[reserved];
(c)require Obligors to Cash Collateralize any Obligations that are contingent or not yet due and payable; and
(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors' expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days' notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor's premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
11.3License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and Software, Trade Secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor's rights and interests under Intellectual Property shall inure to Agent's benefit.
11.4Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
11.5Remedies Cumulative; No Waiver.
11.5.1Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.2Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; or (b) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12.AGENT
12.1Appointment, Authority and Duties of Agent.
12.1.1Appointment and Authority. Each Secured Party appoints and designates TCW as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor agreement (including the Intercreditor Agreement) or Subordination Agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise.
12.1.2For Mexican law purposes, each of the Lenders hereby grants to the Agent, in such capacity, a comisión mercantil con representación in accordance with Articles 273, 274, and other applicable articles of the Commerce Code of Mexico (Código de Comercio) to act on its behalf as its agent in connection with this Agreement and the other Loan Documents, on the terms and for the purposes set forth in this Section 12.1. Furthermore, each Lender hereby authorizes the Agent to delegate the above mentioned comisión mercantil con representación pursuant to Article 280 and any other applicable articles of the Commerce Code (Código de Comercio) of Mexico to the extent permitted by and under the terms provided in any of the Loan Documents.
12.1.3Duties. The title of "Agent" is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction, even if a Default exists. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
12.1.4Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
12.1.5Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could expose any Agent Indemnitee to potential liability.
12.1.6Agent as Security Trustee. In this Agreement and the UK Security Agreements, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, Agent (or any other Person acting in such capacity) in its capacity as security trustee of Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to the UK Security Agreements or the security thereby created. Any obligations of Agent (or any other Person acting in such capacity) in this Agreement and UK Security Agreements shall be obligations of Agent in its capacity as security trustee of Secured Parties to the extent that the obligations relate to the UK Security Agreements or the security thereby created. Additionally, in its capacity as security trustee of Secured Parties, the Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Agent contained in the provisions of the whole of this Section 12; (ii) all the powers of an absolute owner of the security constituted by the UK Security Agreements and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the UK Security Agreements and/or any of the Loan Documents.

12.1.7Appointment of Agent as Security Trustee. For the purposes of any Liens created under a UK Security Agreement, the following additional provisions shall apply, in addition to the provisions set out in Section 12.1 or otherwise hereunder.
(a)In this Section 12.1.6, the following expressions have the following meanings:
“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Obligor or its assets.
“Charged Property” means the assets of an Obligor subject to a security interest under a UK Security Agreement.
“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).
(b)The Lenders appoint the Agent to hold the security interests constituted by the UK Security Agreements on trust for the Lenders on the terms of the Loan Documents and the Agent accepts that appointment.
(c)The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Obligor.
(d)Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Obligor.
(e)The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.
(f)The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Agreements and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.
(g)The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by the UK Security Agreements as may be conferred by the instrument of appointment of that person.
(h)The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).
(i)The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Agent.
(j)Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the UK Security Agreements, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the UK Security Agreements which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.
(k)Each Lender confirms its approval of the UK Security Agreements and authorizes and instructs the Agent: (i) to execute and deliver the UK Security Agreements; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the UK Security Agreements together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Lenders under the UK Security Agreements.
(l)The Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.
(m)Each Lender confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Agreements and accordingly authorizes: (i) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Lenders; and (ii) the HM Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.
(n)Except to the extent that a UK Security Agreement otherwise requires, any moneys which the Agent receives under or pursuant to a UK Security Agreement may be: (i) invested in any investments which the Agent selects and which are authorized by applicable law; or (ii) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Taxes) to the order of the Lenders, and shall pay them to the Lenders on demand.
(o)On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Agent shall (at the cost of the Obligors) execute any release of the UK Security Agreements or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.
(p)    The Agent shall not be liable for:
(i)    any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Agreement;
(ii)    any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a UK Security Agreement;
(iii)    the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or
(iv)    any shortfall which arises on enforcing a UK Security Agreements.
(q)    The Agent shall not be obligated to:
(i)    obtain any authorization or environmental permit in respect of any of the Charged Property or any UK Security Agreement;
(ii)    hold in its own possession a UK Security Agreement, title deed or other document relating to the Charged Property or a UK Security Agreement;

(iii)    perfect, protect, register, make any filing or give any notice in respect of a UK Security Agreement (or the order of ranking of a UK Security Agreement), unless that failure arises directly from its own gross negligence or willful misconduct; or
(iv)    require any further assurances in relation to a UK Security Agreement.
(p)In respect of any UK Security Agreement, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.
(q)In respect of any UK Security Agreements, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack of or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.
(r)Every appointment of a successor Agent under a UK Security Agreement shall be by deed.
(s)Section 1 of the Trustee Act 2000 shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.
(t)In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.
12.1.8The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Security Agreement shall be 80 years from the date of this Agreement.
12.1.9Liens. Any reference in this Agreement to Liens stated to be in favor of Agent shall be construed so as to include a reference to Liens granted in favor of Agent in its capacity as security trustee of Secured Parties.
12.1.10Successors. Secured Parties agree that at any time that the Person acting as security trustee of Secured Parties in respect of the UK Security Agreements shall be a Person other than Agent, such other Person shall have the rights, remedies, benefits and powers granted to Agent in its capacity as security trustee of Secured Parties under this Agreement and the UK Security Agreements.
12.1.11Capacity. Nothing in Sections 12.1.5 through 12.1.9 shall require Agent in its capacity as security trustee of Secured Parties under this Agreement and the UK Security Agreements to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the US or the UK which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.
12.2Agreements Regarding Collateral and Borrower Materials.
12.2.1Lien Releases; Care of Collateral. Secured Parties authorize Agent in its capacity as Agent and security trustee to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Obligors certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent's Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf.
12.2.2Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent's request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent's instructions.
12.2.3Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Agent with respect to any Obligor or Collateral ("Report"). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors' books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender's internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender's Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.
12.3Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act on any Communication and shall not be liable for any delay in acting.
12.4Collateral Matters.
12.4.1Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from an Obligor or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations or assert any rights relating to any Collateral.
12.4.2Credit Bid Matters. The Lenders hereby irrevocably authorize the Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which an Obligor is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Agent and the Lenders shall be entitled to be, and shall be, credit bid by the Agent (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Lenders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 14.1), (iv) the Agent, on behalf of such acquisition vehicle or vehicles, shall be authorized to issue to each of the Lenders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Lender or any acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender shall execute such documents and provide such information regarding such Person (and/or any designee of such Person that will receive interests in or debt instruments issued by such acquisition vehicle) as the Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
12.5Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2 or Section 5.5.3, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.
12.6Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT

INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent's discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys' fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.
12.7Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent's gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
12.8Successor Agent and Co-Agents.
12.8.1Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days’ written notice thereof to Lenders and Obligors. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Obligors. If no successor is appointed by the effective date of Agent's resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent (including powers and duties in its capacity as security trustee) without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to TCW by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.
12.8.2Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
12.9Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund its Term Loan hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Secured Party as to any matter, including whether Agent has disclosed material information in its possession. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making its Term Loan, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.
12.10Remittance of Payments and Collections.
12.10.1Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. (New York City time) on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. (New York City time) on such day, and if request is made after 1:00 p.m. (New York City time), then payment shall be made by 11:00 a.m. (New York City time) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent's right of offset for any amounts due from such payee under the Loan Documents.
12.10.2Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Borrowers at such time, where such payment is a Rescindable Amount, then in any such event each Secured Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by it to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party was comprised, in whole or in part, of a Rescindable Amount.
12.10.3Distributions. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.
12.11Individual Capacities. As a Lender, TCW shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms "Lenders," "Required Lenders" or any similar term shall include TCW in its capacity as a Lender. Agent, Lenders and their Affiliates may act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their

Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.
12.12Titles. Each Lender, other than TCW, that is designated in connection with this credit facility as an "Arranger," "Bookrunner" or "Agent" of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.
12.13Certain ERISA Matters.
12.13.1Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using "plan assets" (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender's entrance into, participation in, administration of and performance of the Term Loan or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender's entrance into, participation in, administration of and performance of the Term Loan and Loan Documents; (c) (i) Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Term Loan and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Term Loan and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender's entrance into, participation in, administration of and performance of the Term Loan and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.
12.13.2Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Term Loan and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).
12.14[reserved].
12.15No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.BENEFIT OF AGREEMENT; ASSIGNMENTS
13.1Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
13.2Participations.
13.2.1Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution ("Participant") a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loan for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Obligors agree otherwise in writing.
13.2.2Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan in which such Participant has an interest, postpones the Final Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan, or releases any Obligor or substantially all Collateral.
13.2.3Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Obligors (solely for tax purposes), maintain a register in which it enters the Participant's name, address and interest in Loans (and stated interest). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant's interest is in registered form under the Code.
13.2.4Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
13.3Assignments.
13.3.1Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender's rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $1,000,000 (unless otherwise agreed by Agent in its discretion); (b) except in the case of an assignment in whole of a Lender's rights and obligations, the aggregate amount of the Loan retained by the transferor Lender is at least $1,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.
13.3.2Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment and Assumption accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.
13.3.3Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender, Revolving Lender, or one or more natural persons. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.
13.3.4Register. Agent, acting as a non-fiduciary agent of Obligors (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Assumption delivered to it, and (b) a register for recordation of the names, addresses and Loans and interest owing to each Lender. Entries in the register shall be conclusive, absent manifest error, and Obligors, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Obligor as the obligor in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Obligors or any Lender, from time to time upon reasonable notice.
13.4Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and the applicable Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days' notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s) and Assumption(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.
SECTION 14.MISCELLANEOUS
14.1Consents, Amendments and Waivers.
14.1.1Amendment. No Modification of a Loan Document shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that
(a)without the prior written consent of Agent, no Modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)[reserved]; and
(c)without the prior written consent of each affected Lender, including a Defaulting Lender, no Modification shall (i) increase the principal amount of the Term Loan of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Final Maturity Date applicable to such Lender's Obligations; (iv) change Section 5.5 or any other provision hereof in a manner that alters, or has the effect of altering, any pro rata sharing of payments; (v) amend the definitions of “Pro Rata” or “Required Lenders;” (vi) release or subordinate Liens of the Agent on any material portion of the Collateral or subordinate the Obligations, in each case, whether contractually or structurally; (vii) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; or (viii) change any Loan Document provision requiring consent or action by all Lenders or affected Lenders, (ix) amend Section 13.3.3 or the definition of “Eligible Assignee”, or (x) amend this clause (c).
14.1.2Limitations. Notwithstanding anything in any Loan Document to the contrary, Agent may make or adopt Benchmark Replacement Conforming Changes from time to time and any amendment or notice implementing such changes will become effective without further action or consent of any other party; provided, that Agent shall post or otherwise provide same to Borrowers and Lenders reasonably promptly after it becomes effective. No agreement of any Obligor shall be required for any Modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
14.1.3Corrections. Without action or consent by any other party to this Agreement, (a) Agent and Borrower Agent may amend a Loan Document to cure an ambiguity, omission, mistake, typographical error or other defect in any provision, schedule or exhibit thereof; and (b) Agent may revise Schedule 1.1(b) to reflect changes in outstanding principal balances of the Term Loans from time to time.
14.2Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
14.3Notices and Communications.
14.3.1Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Obligor at Borrower Agent's address shown on Schedule 1.1(a), and to any other Person at its address shown on Schedule 1.1(a) (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Assumption), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. In addition, a Communication from Agent to Lenders or Borrowers may, to the extent permitted by law, be delivered electronically (i) by transmitting the Communication to the electronic address specified to Agent in writing by the applicable Lender or Borrower Agent from time to time, or (ii) by posting the Communication on a website and sending the Lender or Borrower Agent notice (electronically or otherwise) that the Communication has been posted and providing instructions (at such time or prior to delivery of such Communication) for viewing it. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the US mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if provided electronically by Agent to Lenders or Borrowers, when the Communication (or notice advising of its posting to a website) is sent to the Lender's or Borrower Agent's electronic address. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
14.3.2Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) to Agent may be used only in a manner acceptable to Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail to Agent shall not be effective notices to Agent under the Loan Documents.
14.3.3Platform. Borrower Materials shall be delivered pursuant to procedures approved in writing by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by it ("Platform"). Borrower Agent shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided "as is" and "as available." Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system. Agent may, but is not obligated to, make Communications available to Obligors and Lenders by posting them on IntraLinks™, DebtDomain, SyndTrak, ClearPar or other electronic platform.
14.3.4Public Information. Obligors and Secured Parties acknowledge that "public" information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors' material non-public information, which should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor's securities.
14.3.5Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of an Obligor even if it is not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, vary from an earlier Communication or later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic Communication purportedly given by or on behalf of any Obligor.
14.3.6Reliance on Communications. No Secured Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Secured Parties may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Agent shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors, Lenders and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of Electronic Signatures, including liabilities relating to an Obligor's failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.
14.4Performance of Borrowers' Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers' expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Floating Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
14.5[reserved].
14.6Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
14.7Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
14.8Execution; Electronic Records. Any Loan Document, including any required to be in writing, may (if agreed by Agent) be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with any Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record ("Electronic Copy"), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document. Any Communication in the form or format of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Agent, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed, original counterpart.

14.9Entire Agreement. This Agreement shall be effective when executed by Agent and when Agent has received counterparts hereof that, taken together, bear the signature of each other party hereto. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
14.10Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Loan of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.
14.11No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm's-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
14.12Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, limited partners, employees, current or prospective investors, financing sources, auditors, advisors or counsel, or to any credit insurance provider or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and Agent’s or such Lender’s role hereunder or investment in the Term Loan (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor's obligations or to any actual or prospective Eligible Assignee; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Obligors, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. The Obligors consent to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or Trademarks of the Obligors and Subsidiaries. Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Term Loans. As used herein, "Information" means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law
14.13[Reserved].
14.14GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
14.15Consent to Forum.
14.15.1Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS (EXCEPT FOR ANY LOAN DOCUMENT WITH EXPRESS SUBMISSION TO JURISDICTION OF COURTS IN MEXICO), AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM OR THE RIGHT TO ANY OTHER JURISDICTION TO WHICH IT MAY BE ENTITLED TO BY REASON OF ITS PRESENT OR FUTURE DOMICILES OR FOR ANY OTHER REASON. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.
14.15.2Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction, including bringing proceedings in England against any UK Obligor to enforce their Obligations. In relation to any dispute relating to the Guaranteed Obligations, UK Obligors each hereby irrevocably (i) submits to the non-exclusive jurisdiction of the courts of England, and (ii) waives objections to the courts of England on the grounds of inconvenient forum or otherwise. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
14.15.3Other Jurisdictions – Czech Obligors. At the Agent’s option, the parties hereto hereby consent and agree that any actions or proceedings arising in connection with this Agreement in respect of the Czech Obligor may be submitted and determined by arbitration in accordance with the International Arbitration Rules (“Arbitration Rules”) of the American Arbitration Association (“AAA”) and the AAA shall administer such arbitration. Any such arbitration shall be heard by three arbitrators (of which the Agent shall select one, the Czech Obligor shall select one and the third shall be selected jointly by the Agent and the Czech Obligor. The arbitrators shall apply the substantive law of New York in interpreting this Agreement and in determining the rights and liabilities of the relevant parties and (without limiting the generality of the foregoing and notwithstanding Arbitration Rule 28(2)) “usage of the trade” shall be considered only to the extent it would be considered under New York law by a court sitting in New York. All three arbitrators must be lawyers currently admitted to practice in the State of New York, and the chair shall have served as a judge in the state courts of New York or in a federal court located in New York. The place of arbitration shall be New York County, New York, and the arbitration shall be conducted in English. The Czech Obligor and the Agent irrevocably agree to be bound (subject to available right of appeal) by any judgment rendered or relief granted thereby and further waive to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non conveniens or to object to venue or lack of jurisdiction to the extent any proceeding is brought in accordance with this Section 14.15.3).
14.16Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
14.17[reserved]
14.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers
14.19Patriot Act Notice.
14.19.1 Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors' management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time for purposes of complying with any "know your customer," anti-money laundering rules and regulations, or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.
14.19.2If (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (b) any change in the status of a UK Obligor after the date of this Agreement; (c) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or (d) any law, regulation, applicable market guidance or internal policy in relation to the period review and/or updating of customer information obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
14.19.3Each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
14.20NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
SECTION 15.CONTINUING GUARANTY
15.1Continuing Guaranty.
(a)Guaranty by Guarantors. Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Obligor under the Bankruptcy Code or other debtor relief laws. The Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the illegality, genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any Collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this

Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
15.2Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
15.3Certain Waivers. Each Guarantor waives: (a) any defense arising by reason of any disability or other defense of any Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Borrower or any other Guarantor; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other Guarantor; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against any Borrower or any other Guarantor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; (f) any defense arising by reason of any change in the corporate existence, structure or ownership of any Obligor; and (g) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor, to the fullest extent permitted by law, expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.
15.4Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other Guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other Person is joined as a party.
15.5Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full or until the Full Payment of the Obligations. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.
15.6Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Full Payment of the Obligations. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 15.6 shall survive termination of this Guaranty.

15.7Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the other Obligors owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the other Obligors to such Guarantor as subrogee of the Secured Parties or resulting from any other Obligor’s performance under this Guaranty, to the Full Payment of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the other Obligors to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.
15.8Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or any Borrower under the Bankruptcy Code, any other debtor relief laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.
15.9Condition of Obligors. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other Guarantor such information concerning the financial condition, business and operations of any such Borrower and any such other Guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of any Borrower or any other Guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
15.10[Reserved].
15.11Limitation of Guaranty. Notwithstanding anything to the contrary herein or otherwise, the Obligors, the Agent and the Lenders hereby irrevocably agree that the Guaranteed Obligations of each Guarantor in respect of the guarantee set forth in this Section 15 at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in this Section 15 and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor.
15.12Czech Guaranty Limitation.
15.12.1Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the obligations and liabilities of any Czech Guarantor under the guarantee or indemnity obligations expressed to be assumed under this Agreement, in particular, under Section 15 shall, in all circumstances, not include any obligation or liability and be limited to the extent required, so that such obligations and liabilities do not and cannot result in the guarantee and/or indemnity infringing provisions of the Czech Business Corporations Act including, without limitation, the provisions of Section 41, 200 and/or 311 to 315 of the Czech Business Corporations Act relating to provision of financial assistance.
15.12.2The Czech Guarantor's obligations and liabilities under the Agreement shall be limited to an amount (the “Czech Limitation Amount”) equal to the result of the following equation:
15.12.3(G/O) × A
15.12.4where:
15.12.5“A” means net book value of all assets of that Czech Guarantor recorded in its latest annual unconsolidated financial statements or those available to the Agent under this Agreement;

15.12.6"G" means the amount of all debts that would have been guaranteed by a Czech Guarantor under this Agreement had the Czech Limitation Amount not been applied;
15.12.7"O" means all liabilities of a Czech Guarantor recorded in its latest annual unconsolidated financial statements or those available to the Agent under this Agreement. The term "liabilities" shall have the meaning attached to it under the accounting standards applicable to the relevant Czech Guarantor but, notwithstanding the foregoing, shall at all times:
(a)exclude financial obligations vis-à-vis any affiliate of the Czech Guarantor;
(b)exclude equity capital (vlastní kapitál) of a Czech Guarantor;
(c)include the off-balance sheet obligations of the Czech Guarantor;
(d)include the "G" amount calculated based on the definition set out above; and
(e)include all obligations guaranteed or secured by a security right in rem by the Czech Guarantor under any agreement or otherwise, provided that:
(i)such obligations shall only be included if the security therefor has been created in compliance with the Loan Documents; and
(ii)any third party's obligations secured by a security right in rem (věcné právo) shall only be included up to the amount equal to the net book value of the asset subject to such security right.
15.12.8Any identical obligations of the Czech Guarantor mentioned in the previous sentence will only be included in the “O” amount once.
15.12.9The term "net book value" used for the purpose of the calculation of the Czech Limitation Amount means the book value reduced by corrections and provisions (opravné položky a oprávky (korekce)) as set out in the Czech decree No. 500/2002 Coll., as amended (the “Decree”), implementing the Czech Act No. 563/1991 Coll., on Accountancy, as amended or in any other legislation which may supersede the Decree in the future.
15.12.10The application of the Czech Limitation Amount shall be conditional on no declaration of insolvency (rozhodnutí o úpadku) having been passed in relation to the Czech Guarantor or any of its assets in insolvency proceedings (insolvenční řízení) conducted in the Czech Republic or other similar steps having been taken in similar proceedings conducted in another jurisdiction involving pro rata payment of general creditors’ claims (the “Declaration of Insolvency”). Upon a Declaration of Insolvency, the Czech Limitation Amount set out above shall cease to apply.

[Remainder of page intentionally left blank; signatures begin on following page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first set forth above.

OBLIGORS: COMMERCIAL VEHICLE GROUP, INC., as Borrower Agent, a Borrower By: /s/ James R. Ray Name: James R. Ray Title: President and Chief Executive Officer
[Signature Page to Loan and Security Agreement]

KAB SEATING LIMITED (company number 02104900), as a Guarantor

By: /s/ Aneezal H. Mohamed
Name: Aneezal H. Mohamed
Title: Director

CVG NATIONAL SEATING COMPANY, LLC, as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

CVG CS LLC, as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

CVG ALABAMA, LLC, as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

CVG MONONA WIRE, LLC, as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

MONONA (MEXICO) HOLDINGS LLC, as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

CVG FSE, LLC, as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

CVG MANAGEMENT CORPORATION, as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

TRIM SYSTEMS, INC., as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

CABARRUS PLASTICS, INC., as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

TRIM SYSTEMS OPERATING CORP., as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

MAYFLOWER VEHICLE SYSTEMS, LLC, as Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

CVG SPRAGUE DEVICES, LLC, as a Borrower

By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

CVS HOLDINGS LIMITED (company number 04027709), as a Guarantor

By: /s/ Aneezal H. Mohamed
Name: Aneezal H. Mohamed
Title: Director

AGENT AND LENDERS: TCW ASSET MANAGEMENT COMPANY LLC, as Agent By:/s/ Suzanne Grosso Name: Suzanne Grosso Title: Managing Director
TCW RESCUE FINANCING FUND II LP, as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By:/s/ Suzanne Grosso Name: Suzanne Grosso Title: Managing Director
TCW WV FINANCING LLC as a Lender By: TCW Asset Management Company LLC, its Collateral Manager By:/s/ Suzanne Grosso Name: Suzanne Grosso Title: Managing Director

EXHIBIT A1
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Loan and Security Agreement
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption ("Assignment") is dated as of the Effective Date set forth below, between the Assignor ("Assignor") and Assignee ("Assignee") identified below. Capitalized terms are used herein as defined in the Loan Agreement described below ("Loan Agreement"), receipt of a copy of which is acknowledged by Assignee. The Standard Terms and Conditions set forth in the Annex attached hereto ("Standard Terms") are incorporated by reference and made a part of this Assignment as if fully set forth herein.
For valuable consideration hereby acknowledged, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, as of the Effective Date and subject to and in accordance with the Standard Terms and Loan Agreement, (a) all of Assignor's rights and obligations in its capacity as a Lender under the Loan Documents in the amount and percentage interest shown below (including all outstanding rights and obligations under the Loan Agreement relating to outstanding Term Loans thereunder) and (b) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other rights of Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, other Loan Documents or loan transactions governed thereby, or in any way based on or related to any of the foregoing, including all contract claims, tort claims, malpractice claims, statutory claims, and other claims at law or in equity related to the rights and obligations assigned pursuant to clause (a) above (the rights and obligations assigned by Assignor to Assignee pursuant to clauses (a) and (b) above being, collectively, the "Assigned Interest"). This sale and assignment is without recourse to Assignor and, except as expressly provided herein, without representation or warranty by Assignor.

1. Assignor:
2. Assignee:
3. Borrowers:
4. Agent:    TCW ASSET MANAGEMENT COMPANY LLC, as Agent under the Loan Agreement
5. Loan Agreement: Loan and Security Agreement dated as of June 27, 2025, as amended, among Obligors, Agent and certain financial institutions as Lenders
6. Assigned Interest:

1 Exhibits B and C to be added.
1

Amount of Term Loan Assigned	Aggregate Term Loan of all Lenders	Assigned Percentage of Aggregate Term Loan

$	$	%

7.    Effective Date of Assignment (to be inserted by Agent and which shall be the effective date of recordation of transfer by Agent in the loan register): __________________, 20__
[Remainder of Page Intentionally Left Blank]

2

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR:
_______________________________________
By:
Name:
Title:
ASSIGNEE:
_______________________________________
By:
Name:
Title:
Consented to and Accepted:
TCW ASSET MANAGEMENT COMPANY LLC, as Agent
By:
Name:
Title:
Consented to:2
_______________________________________
By:
Name:
Title:

2 To be added only if consent of a Borrower or other Person is required by the terms of the Loan Agreement.

ANNEX TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption
1.    Representations and Warranties.
1.1.    Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Obligors, their Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by any Obligors or any such Subsidiaries, Affiliates or other Persons of any of their respective obligations under any Loan Document.
1.2.    Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is an Eligible Assignee and meets all requirements to be an assignee under the terms of the Loan Agreement (subject to any consents required under the Loan Agreement), (iii) from and after the Effective Date, Assignee shall be bound by the provisions of the Loan Agreement and other Loan Documents as a Lender and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and of such Loan Documents as it has deemed appropriate, and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it in connection with this Assignment pursuant to the terms of the Loan Agreement or otherwise reasonably requested by Agent, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, Assignor or any other Lender, and based on such documents and information as Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by Assignee as a Lender.
    Assignee represents and warrants, as of the Effective Date, to and covenants from the Effective Date to the date such Person ceases being a Lender under the Loan Agreement, for the benefit of Assignor, Agent, Arranger(s) and their respective Affiliates, and not (for the avoidance of doubt) to or for the benefit of any Obligor, that at least one of the following is and will be true: (w) Assignee is not using "plan assets" (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans; (x) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Assignee's entrance into, participation in, administration of and performance of the Loans and Loan Agreement, and acquisition and holding of the Assigned Interest; (y) (I) Assignee is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (II) such Qualified Professional Asset Manager made the investment decision on behalf of Assignee to enter into, participate in, administer and perform the Loans and Loan Agreement, and to acquire and hold the Assigned Interest, (III) the entrance into, participation in, administration of and performance of the Loans and Loan Agreement, and the acquisition and holding of the Assigned Interest, satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (IV) to the best knowledge of Assignee, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Assignee's entrance into, participation in, administration of and performance of the Loans and Loan Agreement, and acquisition and holding of the Assigned Interest; or (z) such other representation, warranty and covenant as may be agreed in writing between Assignor in its sole discretion, Agent in its sole discretion and Assignee.
2.    Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which accrue on and after the Effective Date.
3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g., "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE 1.1(a)
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Loan and Security Agreement
AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

SCHEDULE 1.1(b)
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Loan and Security Agreement
TERM LOAN COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment

SCHEDULE 7.4.1
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Loan and Security Agreement

PLEDGED INTERESTS

Obligor	Issuer and Type of Organization	Issuer’s Jurisdiction of Formation	# of Shares/Equity Interests Owned	Total Shares/Equity Interests Outstanding	% of Interest Pledged	Certificate No. (if any)

SCHEDULE 7.4.3
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Loan and Security Agreement

PLEDGED DEBT

SCHEDULE 8.5
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Loan and Security Agreement
DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Depository Bank	Type of Account	Account Number

SCHEDULE 8.6.1
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Loan and Security Agreement
BUSINESS LOCATIONS
1.    Each Obligor currently has the following business locations:
Chief Executive Office:
Other Locations:
2.    Each Subsidiary currently has the following business locations:
Chief Executive Office:
Other Locations:
3.    In the five years preceding the Closing Date, Obligors and Subsidiaries have had the following business locations in addition to those set forth above:
4.    The following bailees, warehouseman, similar parties and consignees hold inventory of an Obligor or Subsidiary:

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory

SCHEDULE 9.1.4
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Loan and Security Agreement
NAMES AND CAPITAL STRUCTURE
1.    The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Obligor and Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares

2.    The record holders of Equity Interests of each Obligor and Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner

3.    All agreements binding on holders of Equity Interests of Obligors and Subsidiaries with respect to such interests are as follows:
4.    In the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:

SCHEDULE 9.1.11
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Loan and Security Agreement
INTELLECTUAL PROPERTY AND LICENSES
1.    Obligors' and Subsidiaries' Patents:

Owner	Country	Patent	Status in applicable Patent Office	Federal Registration No. (or Non-US Equivalent) [3]	Registration Date[4]

2.    Obligors' and Subsidiaries' trademarks:

Owner	Country	Trademark	Status in applicable Trademark Office	Federal Registration No. (or Non-US Equivalent)[5]	Registration Date[6]

3.    Obligors' and Subsidiaries' copyrights:

Owner	Country	Copyright	Status in applicable Copyright Office	Federal Registration No. (or Non-US Equivalent)[7]	Registration Date[8]

3 If registration is not complete, indicate the same and provide the application number or non-US equivalent.
4 If registration is not complete, indicate the same and provide the application date.
5 If registration is not complete, indicate the same and provide the application number or non-US equivalent.
6 If registration is not complete, indicate the same and provide the application date.
7 If registration is not complete, indicate the same and provide the application number or non-US equivalent.
8 If registration is not complete, indicate the same and provide the application date.

4.    Obligors' and Subsidiaries' licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Licensor	Description of License[9]	Term of License	Royalties Payable

9 Include governing law.

SCHEDULE 9.1.14
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Loan and Security Agreement
ENVIRONMENTAL MATTERS

SCHEDULE 9.1.15
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Loan and Security Agreement
RESTRICTIVE AGREEMENTS

Entity	Agreement	Restrictive Provisions

SCHEDULE 9.1.16
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Loan and Security Agreement
LITIGATION
1.    Proceedings and investigations pending against Obligors or Subsidiaries:
2.    Threatened proceedings or investigations of which any Obligor or Subsidiary is aware:
3.    Pending Commercial Tort Claim(s) of any Obligor:

SCHEDULE 9.1.18
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Loan and Security Agreement
PENSION PLANS DISCLOSURES

SCHEDULE 9.1.20
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Loan and Security Agreement
LABOR CONTRACTS
Obligors and Subsidiaries are party to the following collective bargaining agreements, management agreements and consulting agreements:

Parties	Type of Agreement	Term of Agreement

SCHEDULE 10.2.1
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Loan and Security Agreement
EXISTING DEBT

SCHEDULE 10.2.2
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Loan and Security Agreement
EXISTING LIENS

SCHEDULE 10.2.5
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Loan and Security Agreement
EXISTING INVESTMENTS

SCHEDULE 10.2.13
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Loan and Security Agreement
EXISTING RESTRICTIVE AGREEMENTS

SCHEDULE 10.2.16
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Loan and Security Agreement
EXISTING AFFILIATE TRANSACTIONS

SCHEDULE 11.1
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Loan and Security Agreement
EVENTS NOT CONSTITUTING AN EVENT OF DEFAULT